                                           FILED PURSUANT TO RULE NO. 424(b)(5)
                                           REGISTRATION NO. 333-68887

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  The information in this preliminary prospectus is not complete and may be   +
+                                   changed.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated September 7, 1999.
          Prospectus Supplement to Prospectus dated February 17, 1999.

                                  $750,000,000
[LEVEL(3) LOGO            Level 3 Communications, Inc.
APPEARS HERE]      % Convertible Subordinated Notes due 2009

                                  ----------
  You may convert the notes into shares of common stock of Level 3 Communications, Inc. at any time prior to maturity, unless Level 3 has caused
the conversion rights to expire. The notes will mature on    , 2009. The
conversion rate is $    shares per each $1,000 principal amount of notes,
subject to adjustment in certain circumstances. This is equivalent to a
conversion price of approximately $     per share. On September 3, 1999, the
last reported sale price for the common stock on the Nasdaq National Market was $65.50 per share. The common stock is listed under the symbol "LVLT."

  Level 3 will pay interest on the notes on      and      of each year. The
first such payment will be made on     ,   . The notes are subordinated in
right of payment to all senior debt of Level 3 and effectively subordinated in right of payment to all debt and other liabilities of Level 3's subsidiaries. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

  On or after     , 2002, Level 3 may cause the conversion rights of holders to expire under certain circumstances set forth under "Description of Notes-- Expiration of Conversion Rights" in this prospectus supplement. You have the option, subject to certain conditions, to require Level 3 to repurchase any note held by you in the event of a change of control, as described in this prospectus supplement, at a price equal to 100% of its principal amount plus accrued interest to the date of repurchase. Level 3 will pay the repurchase price in cash or, at its option but subject to the satisfaction of certain conditions, in shares of common stock.

  See "Risk Factors" beginning on page S-11 of this prospectus supplement to read about important factors you should consider before purchasing the notes.

                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                                                  Per note Total
                                                                  -------- -----
Initial public offering price....................................     %    $
Underwriting discount............................................     %    $
Proceeds, before expenses, to Level 3............................     %    $

  The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from     , 1999 and must be
paid by the purchaser if the notes are delivered after     , 1999.

  To the extent that the underwriters sell more than $750,000,000 principal amount of notes, the underwriters have the option to purchase up to an additional $112,500,000 principal amount of notes from Level 3 at the initial public offering price less the underwriting discount.

                                  ----------
  The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on     , 1999.

Goldman, Sachs & Co.                                        Salomon Smith Barney

                                  ----------
Chase Securities Inc.
                   Credit Suisse First Boston
                                     J.P. Morgan & Co.
                                                     Morgan Stanley Dean Witter

                                  ----------

                     Prospectus Supplement dated     , 1999.

      [ARTWORK APPEARING ON INSIDE FRONT COVER OF PROSPECTUS SUPPLEMENT]

LEVEL 3 COMMUNICATIONS
-------------------------------------    ------------------------------------
            OUR PROGRESS                              OUR SERVICES
-------------------------------------    ------------------------------------

- Operational Gateway facilities         - Private Line and Special Access
  in 21 U.S. cities and in
  London, Paris, Amsterdam and           - Colocation
  Frankfurt
                                         - Internet Access
- Launched initial services to
  customers over national                - Managed Modem
  leased network
                                         - Voice and Fax*
- Completed initial local fiber
  loops in 14 U.S. cities and            - Special Services
  London

- Secured 100% of rights-of-way
  needed for North American
  intercity network

- Completed construction of
  approximately 3,375 miles of
  North American intercity network
  using 10 to 12 conduits

- Secured 2.7 million square feet of
  space for Gateway facilities           * Currently in commercial testing.
-------------------------------------    ------------------------------------


                           [LOGO OF LEVEL 3]



-------------------------------------    ------------------------------------
            OUR NETWORK*                             OUR STRATEGY
-------------------------------------    ------------------------------------

- An intercity network covering          - Become the low cost provider of
  nearly 16,000 miles in North             communications services
  America
                                         - Combine latest generations of
- Leased or owned local networks           fiber and electronics
  in 56 North American markets
                                         - Offer comprehensive range of
- An intercity network covering            communications services
  approximately 4,750 miles across
  Europe                                 - Provide seamless interconnection
                                           to PSTN
- Leased or owned local networks
  in 23 European and Pacific Rim         - Accelerate market roll-out
  markets
                                         - Expand target market opportunities
- Transoceanic capacity including
  a 1.28 Tbps transatlantic cable        - Develop advanced business support
  system                                   systems

                                         - Leverage existing information
                                           services capabilities

                                         - Attract and motivate high quality
* At completion.                            employees
-------------------------------------    ------------------------------------

      [ARTWORK APPEARING ON INSIDE FRONT COVER OF PROSPECTUS SUPPLEMENT]

LEVEL 3 GATEWAYS

We created the term Gateway site to describe the major communications hubs of Level 3's network. Our Gateway facilities are designed to house local sales staff, operational staff, transmission and IP routing/switching facilities and space designed to accommodate colocation of equipment by Level 3 customers. Each of our Gateway facilities is served by redundant, fault tolerant connections to our network.

                                        REPRESENTATIVE GATEWAY SITES IN SERVICE

Los Angeles
Modem equipment is used for our         [PICTURE OF TECHNICAL SPACE IN
Managed Modem service.  This            LOS ANGELES GATEWAY FACILITY]
equipment will also be used for
voice service.

London
Level 3's facilities have been          [PICTURE OF COLOCATION SPACE IN
designed to anticipate and embrace       LONDON GATEWAY FACILITY]
the rapid pace of technological
advances.  We have constructed our
Gateway facilities to be more
readily upgradeable and capable of
evolving as technology changes and
to meet customer demand.

Denver
Level 3 Gateways provide climate-       [PICTURE OF BACKUP POWER AND BATTERY
controlled environments and managed      SPACE IN DENVER GATEWAY FACILITY]
power with UPS battery and generator
backup.

      [ARTWORK APPEARING ON INSIDE FRONT COVER OF PROSPECTUS SUPPLEMENT]

------------------------------------------------------------------------------------------------------------
                                     GATEWAY SITES IN SERVICE IN 1999
------------------------------------------------------------------------------------------------------------

United States                                                                                       Europe
--------------------------------------------------------------------------------------------     -----------
Atlanta           Dallas             Long Island*        Orlando*           Seattle                Amsterdam

Baltimore*        Denver             Los Angeles         Philadelphia       Stamford               Brussels*

Boston            Detroit            Miami*              San Diego          St. Louis              Frankfurt

Chicago           Houston            Newark*             San Francisco      Tampa*                 London

Cincinnati        Jersey City        New York City       San Jose           Washington, D.C.       Paris
------------------------------------------------------------------------------------------------------------

*Not in service; final city selection subject to change


                        [PICTURE OF TECHNICAL SPACE IN CHICAGO GATEWAY FACILITY]

                        Chicago

                        Level 3 Gateway facilities house
                        sophisticated optical and electronic
                        equipment, bringing together all of
                        Level 3's technology.

[DIAGRAM OF LAYOUT
OF TYPICAL
GATEWAY FACILITY
(NOT TO SCALE.)]

                        [PICTURE OF TECHNICAL SPACE IN WASHINGTON, D.C.
                         GATEWAY FACILITY]


                        Washington, D.C.

                        Network surveillance equipment in our
                        Gateways is used by our Network
                        Operations Center in Denver to monitor
                        the network 24 hours a day, 7 days a week.



                        [PICTURE OF COLOCATION SPACE IN NEW YORK
                         GATEWAY FACILITY]

                        New York

                        Level 3's Colocation facilities are among the largest and most modern in the industry, housing a state-of-the-art network of telephone and web hosting equipment. Colocation services from
                        Level 3 provide customers a quick,
                        cost-efficient way to launch their services.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary contains a general summary of the information contained in this prospectus supplement. It may not include all the information that is important to you. You should read the entire prospectus supplement, our prospectus dated February 17, 1999, and the documents incorporated by reference before making an investment decision.

   Level 3 Communications, Inc. was known as "Peter Kiewit Sons', Inc." prior to the March 31, 1998 split-off of its construction and mining management business from its other businesses. See "Business--History." See "Risk Factors" for factors that you should consider before investing in the notes and "Information Regarding Forward-Looking Statements" for information relating to statements contained in this prospectus supplement that are not historical facts. Capitalized terms used but not defined in this prospectus supplement have the meaning given to them in "Glossary of Terms."

                                    Level 3

   We engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our communications and information services business and to expand the range of services we offer. This plan is referred to in this prospectus supplement as the "Business Plan." We are implementing the Business Plan by building an advanced, international, facilities based communications network based on Internet Protocol technology.

   As our Business Plan is implemented, our network will combine both local and long distance networks and connect customers end-to-end across the U.S. and in Europe and the Pacific Rim. Over the next two to three years, our network is expected to encompass:

  .an intercity network covering nearly 16,000 miles in North America;

  .leased or owned local networks in 56 North American markets;

  .an intercity network covering approximately 4,750 miles across Europe;

  .leased or owned local networks in 23 European and Pacific Rim markets; and

  .transoceanic capacity, including a 1.28 Tbps transatlantic cable system.

   We expect to complete the North American intercity portion of the network during the first quarter of 2001. In the interim, we have leased a national network over which we began to offer services in the third quarter of 1998.

   As of August 1, 1999, we had secured 100% of the rights-of-way required for our planned North American intercity network, had completed construction of 3,375 route miles of this network and had approximately an additional 7,000 route miles under construction. As of August 1, 1999, we had local network development underway in 22 U.S. cities. The number of U.S. cities with operational facilities based local metropolitan networks totals 14. We have secured approximately 2.7 million square feet of space for our gateway facilities which vary in size and the nature of services currently offered. Our gateway facilities are operational in 21 U.S. cities and in London, Paris, Amsterdam and Frankfurt. We have entered into transoceanic capacity agreements and have announced the development and construction of a 1.28 Tbps transatlantic cable system.

   We believe that, as technology advances, a comprehensive range of both consumer and business communications services will be provided over networks, such as ours, utilizing Internet

Protocol technology. These services will include traditional voice services and fax transmission, as well as other data services such as Internet access. We believe this shift has begun, and over time should accelerate, since Internet Protocol networks offer:

  . more efficient use of network capacity than the traditional public switched telephone networks;

  . an open protocol which allows for market driven development of new uses and applications;

  . the prospect of technological advances that will address problems currently associated with Internet Protocol based applications that use the public Internet; and

  . an open architecture that enables new competition among suppliers and ultimately leads to lower network costs.

Level 3's Strategy

   Key elements of our strategy include:

  . Become the Low Cost Provider of Communications Services. Our network is designed to provide high quality communications services at a lower cost by taking advantage of efficiencies in new technologies such as packet-switching, using open, non-proprietary interfaces in the network design and by having an upgradable network that can more readily incorporate future technological improvements.

  . Combine Latest Generations of Fiber and Electronics. In order to achieve unit cost reductions for transmission capacity, we have designed our network with multiple conduits to deploy successive generations of fiber to exploit improvements in transmission electronics. Optimizing transmission electronics to exploit specific generations of fiber optic technology currently provides transmission capacity on the new fiber more cost effectively than deploying new electronics on previous generations of fiber.

  . Offer a Comprehensive Range of Communications Services. We provide a comprehensive range of communications services over our network, including private line, colocation, Internet access and managed modem. We are currently commercially testing voice and fax transmission services. We are also offering dark fiber along our local and intercity networks on a long term lease basis.

  . Provide Seamless Interconnection to the Public Switched Telephone Network. We and other technology providers have developed, and we are currently commercially testing, technology to allow seamless interconnection of Internet Protocol networks with the public switched telephone network for long distance voice and fax transmissions. We and others are developing similar technology for local voice and fax transmission services. A seamless interconnection will allow customers to use our Internet Protocol based services without modifying existing telephone and fax equipment or existing dialing procedures (that is, without the need to dial access codes or follow other similar special procedures). Our managed modem service currently uses softswitch technology to seamlessly interconnect to the public switched telephone network.

  . Accelerate Market Roll-out. To support the launch of our services and develop a customer base in advance of completing our network build, we have begun offering services in 21 U.S. cities and in London, Paris, Amsterdam and Frankfurt over a combination of leased local and intercity facilities. Over time, these leased networks will be displaced by networks that we are constructing.

  . Expand Target Market Opportunities. To increase revenue-producing traffic on our network more rapidly, we are using a direct sales force focused on communications intensive and web centric businesses. These businesses include ISPs, application service providers, content providers, systems integrators, next generation carriers, web-hosting companies, streaming media companies and Internet Protocol based storage providers. Providing continually declining bandwidth costs to these companies is at the core of our market enabling strategy.

  . Develop Advanced Business Support Systems. We are developing a substantial, scalable and web-enabled business support system infrastructure specifically designed to enable us to offer services efficiently to targeted customers. We believe that this system will reduce our operating costs, give our customers direct control over some of the services they buy from us and allow us to grow rapidly without redesigning the architecture of the business support system.

  . Leverage Existing Information Services Capabilities. We are expanding our existing capabilities in computer network systems integration, consulting, outsourcing and software reengineering, with particular emphasis on the conversion of legacy software systems to systems that are compatible with Internet Protocol networks and web browser access.

  . Attract and Motivate High Quality Employees. We have developed programs designed to attract and retain employees with the technical skills necessary to implement the Business Plan. The programs include our Shareworks stock purchase plan and our Outperform Stock Option program.

Competitive Advantages

   We believe that we have the following competitive advantages that, together with our strategy, will assist us in implementing the Business Plan:

  . Experienced Management Team. We have assembled a management team that we believe is well suited to implement the Business Plan. Most of our senior management has been involved in leading the development and marketing of telecommunications products and in designing, constructing and managing intercity, metropolitan and international networks.

  . A More Readily Upgradable Network Infrastructure. Our network design strategy takes advantage of recent innovations, incorporating many features that are not present in older communications networks, and provides us flexibility to take advantage of future developments and innovations. We have designed the transmission network to optimize all aspects of fiber and electronics simultaneously as a system to deliver the lowest unit cost to our customers. As fiber and transmission electronic technology changes, we expect to realize new unit cost improvements by deploying the latest fiber and transmission electronics technology in available empty or spare conduit in our multiple conduit network. We believe that the spare conduit design of our network will enable us to effect this deployment more quickly and at lower cost than other carriers.

  . Integrated End-to-End Network Platform. We believe that the integration of our local and intercity networks will expand the scope and reach of our on-net customer coverage and facilitate the uniform deployment of technological innovations as we manage our future upgrade paths.

  . Systems Integration Capabilities. We believe that our ability to offer computer outsourcing and systems integration services, particularly services relating to allowing a customer's legacy systems to be accessed with web browsers, will provide additional opportunities for selling our products and services.

   Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

                                  The Offering

Securities offered.............. $750,000,000 aggregate principal amount of
                                   % convertible subordinated notes due 2009,
                                 plus an additional $112,500,000 aggregate principal amount of notes subject to the underwriters' over-allotment option.

Offering price..................   % of the principal amount plus accrued
                                 interest, if any, from     , 1999.

Interest........................ Interest on the notes is payable semiannually
                                 on     , and     , of each year, beginning on
                                     ,   .

Conversion...................... You may convert your notes into shares of
                                 common stock at a rate of     shares of
                                 common stock per $1,000 principal amount of
                                 notes, which is equal to a conversion price
                                 of $   per share, subject to adjustment in
                                 certain events.

                                 You may convert notes at any time after their initial issuance and before the close of business on the business day immediately before their maturity date, at the conversion rate set forth above, unless previously repurchased or unless we have caused the conversion rights to expire. If your notes are subject to repurchase, you will be entitled to convert the notes up to and including, but not after, the business day immediately before the date fixed for repurchase. If we have caused the conversion rights to expire, you will be entitled to convert the notes up to and including, but not after, the conversion expiration date.

                                 See "Description of Notes--Conversion
                                 Rights."

Subordination................... The notes are subordinated to present and future senior debt of Level 3. As of June 30, 1999, the aggregate amount of our outstanding senior debt was approximately $2.531 billion. Assuming that on June 30, 1999 we had entered into our proposed secured credit facility and our subsidiaries had borrowed $475 million under that credit facility, we would have had approximately $3.006 billion of outstanding senior debt, including $475 million of our subsidiaries' debt guaranteed by us, and our subsidiaries would have had $900 million in additional borrowings available under that credit facility guaranteed by us on a senior basis.

                                 In addition, the notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of June 30, 1999, the aggregate amount of our subsidiaries' outstanding balance sheet liabilities, excluding intercompany liabilities, was approximately $1.037 billion. Assuming that on June 30, 1999 we had entered into our proposed secured credit facility and our subsidiaries had borrowed $475 million under our proposed secured credit facility, our subsidiaries would have had approximately $1.512 billion of outstanding balance sheet liabilities and $900 million in additional borrowings available under that credit facility. The notes indenture does not restrict our ability or our subsidiaries' ability to incur additional debt.

                                 See "Description of Notes--Subordination."

Expiration of conversion
rights.......................... On or after        , 2002, we may, at our
                                 option, cause the conversion rights to
                                 expire. We may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of common stock exceeded 140% of the conversion price, subject to adjustment in certain circumstances. In order to exercise our option to cause the conversion rights to expire, we must issue a press release and provide notice to you as provided in the notes indenture. See "Description of Notes-- Expiration of Conversion Rights."

Repurchase at option of
holders upon a change of
control......................... Upon a change of control, you will have the right, subject to certain conditions and restrictions, to require us to repurchase all or a portion of your notes at 100% of the principal amount thereof, plus accrued interest to the repurchase date. We will pay the repurchase price in cash or, at our option but subject to the satisfaction of certain conditions, in shares of common stock, valued at 95% of the average closing sales prices of the common stock for the five trading days before and including the third trading day before the repurchase date. However, the subordination provisions would likely restrict our ability to repurchase the notes prior to the repayment in full of all amounts outstanding under our senior debt, including both series of our senior notes and the proposed secured credit facility. See "Description of Notes--Repurchase at Option of Holders Upon a Change of Control."

Global note; Book-entry
system.......................... The notes will be issued only in fully registered form without coupons and in minimum denominations of $1,000. The notes will be evidenced by a global note, in fully registered form and without coupons, deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers will be effected only through, records maintained by DTC and its participants and indirect participants. See "Description of Notes--Form, Denomination, Transfer, Exchange and Book-Entry Procedures."

Nasdaq National Market symbol
for our common stock..........   LVLT

Absence of a public market
for the notes.................   The notes will not be listed on any
                                 securities exchange or quoted on the Nasdaq
                                 National Market. The underwriters have advised us that they intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and any market making may be discontinued at any time at their sole discretion without notice. See
                                 "Underwriting."

Use of proceeds................. We will use the net proceeds for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of our Business Plan. See "Use of Proceeds."

                        Proposed Secured Credit Facility

   Certain of our subsidiaries propose to enter into a $1.375 billion secured credit facility that has been underwritten by a syndicate of banks and other financial institutions. Level 3's guarantee of that debt will constitute senior debt. Neither the closing of the proposed secured credit facility nor the closing of this offering of notes is conditioned upon the closing of the other transaction. See "Description of Other Indebtedness of Level 3--Proposed Secured Credit Facility."

                                  Risk Factors

   See "Risk Factors" beginning on page S-11 of this prospectus supplement to read about important factors you should consider before purchasing the notes.

                             Summary Financial Data

   The summary financial data presented below as of and for the fiscal years ended the last Saturday in December of 1994, 1995, 1996 and 1997 and December 31, 1998 have been derived from Level 3's audited consolidated financial statements and the notes related to those financial statements. The summary financial data presented below for the six month periods ended June 30, 1998 and 1999 and as of June 30, 1999 have been derived from Level 3's unaudited consolidated condensed financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. The following information should be read in conjunction with Level 3's audited consolidated financial statements and the notes related to those financial statements and Level 3's unaudited consolidated condensed financial statements and the notes related to those financial statements, all of which are included in this prospectus supplement. Since the Business Plan represents a significant expansion of Level 3's communications and information services business, Level 3 does not believe that the following information serves as a meaningful indicator of Level 3's future financial condition or results of operations. Level 3 expects to incur substantial net operating losses for the foreseeable future, and Level 3 may not be able to achieve or sustain operating profitability in the future.

                         Six Months Ended
                             June 30,              Fiscal Year Ended (1)
                         ------------------- -----------------------------------
                           1999      1998     1998    1997   1996   1995   1994
                           ----      ----     ----    ----   ----   ----   ----
                                            ( in millions)
Results of Operations:
  Revenue............... $   208  $   190    $  392  $  332 $  652 $  580 $  537
  Income (loss) from
   continuing
   operations(2)........    (149)     (40)     (128)     83    104    126     28
  Net earnings
   (loss)(3)............    (149)     892       804     248    221    244    110
Financial Position:
  Total assets..........   7,350              5,525   2,779  3,066  2,945  4,048
  Current portion of
   long-term debt.......       6                  5       3     57     40     30
  Long-term debt, less
   current portion(4)...   2,667              2,641     137    320    361    899
  Stockholders'
   equity(5)............   3,609              2,165   2,230  1,819  1,607  1,736

--------
  (1) In October 1993, Level 3 acquired 35% of the outstanding shares of C-TEC Corporation, which shares entitled Level 3 to 57% of the available voting rights of C-TEC Corporation. C-TEC Corporation is sometimes referred to in this prospectus supplement as "C-TEC." At December 28, 1996, Level 3 owned 48% of the outstanding shares and 62% of the voting rights of C-TEC.

  As a result of the restructuring of C-TEC in 1997, Level 3 owned less than 50% of the outstanding shares and voting rights of each of the three entities into which C-TEC was divided, and therefore accounted for each entity using the equity method beginning in 1997. Level 3 consolidated C-TEC in its financial statements from 1994 to 1996.

  The financial position and results of operations of the construction and mining management businesses of Level 3 have been classified as discontinued operations due to the March 31, 1998 split-off of Level 3's construction and mining management businesses from its other businesses. Level 3's construction and mining management businesses are referred to in this prospectus supplement as the "Construction Group."

  In 1995, Level 3 dividended its investment in its former subsidiary, MFS Communications Company, Inc. to the holders of the Class D Stock. MFS Communications Company, Inc. is sometimes referred to in this prospectus supplement as "MFS." MFS' results of operations have been classified as a single line item on the statements of earnings for 1994 and 1995. MFS was consolidated in the 1994 balance sheet of Level 3. In 1994, MFS received net proceeds of approximately $500 million from the sale of 9 3/8% Senior Discount Notes.

  Level 3 sold its energy segment to MidAmerican Energy Holdings Company (formerly known as CalEnergy Company, Inc.) in 1998 and classified it as discontinued operations within the financial statements. MidAmerican Energy Holdings Company is sometimes referred to in this prospectus supplement as "MidAmerican."

  (2) Level 3 incurred significant expenses in conjunction with the expansion of its communications and information services businesses in 1998 and 1999.

  During 1999, RCN Corporation, sometimes referred to in this prospectus supplement as "RCN," issued stock in a public offering and for certain transactions that diluted Level 3's ownership of RCN from 41% at December 31, 1998 to 35% at June 30, 1999. The increase in Level 3's proportionate share of RCN's net assets as a result of these transactions resulted in a pre-tax gain of $111 million for Level 3 in the second quarter of 1999. Level 3 also recognized a gain of $21 million in the second quarter of 1998 related to stock transactions of RCN. Level 3 recognized gains of $62 million in 1998 for RCN stock activity and $3 million and $59 million in 1995 and 1994, respectively, for MFS stock activity.

  In 1998, Level 3 acquired XCOM Technologies, Inc. and its developing telephone-to-Internet Protocol network bridge technology. XCOM Technologies, Inc. is sometimes referred to in this prospectus supplement as "XCOM." Level 3 originally recorded a $115 million nondeductible charge against earnings for the write-off of in-process research and development acquired in the transaction.

  In October 1998, the SEC issued new guidelines for valuing acquired research and development which were applied retroactively. Consequently, Level 3 reduced the charge by $85 million in 1998, which also increases goodwill by the corresponding amount. The goodwill associated with the XCOM transaction is being amortized over a five-year period.

  Level 3 believes that its resulting charge for research and development conforms to the SEC's expressed guidelines and methodologies. However, the SEC may require additional adjustments.

  In 1998, Cable Michigan, Inc. was acquired by Avalon Cable of Michigan, Inc. Level 3 received approximately $129 million for its shares of Cable Michigan, Inc. in the acquisition and recognized a pre-tax gain of approximately $90 million in the fourth quarter of 1998.

  (3) In 1998, Level 3 recognized a gain of $608 million equal to the difference between the carrying value of the Construction Group and its fair value. No taxes were provided on this gain due to the tax-free nature of the split-off.

  Level 3 also recognized in 1998 an after-tax gain of $324 million on the sale of its energy segment to MidAmerican.

  (4) In 1998, Level 3 issued $2 billion of 9 1/8% senior notes due 2008 and $834 million principal amount at maturity of 10 1/2% senior discount notes due 2008. The issue price of the 10 1/2% senior discount notes was approximately 60% of the principal amount at maturity.

  (5) In March 1999, Level 3 received approximately $1.5 billion of net proceeds from the sale of 28.75 million shares of its common stock.

                       Ratio of Earnings to Fixed Charges

   Our ratio of earnings to fixed charges for each of the periods indicated was as follows:

      Six Months Ended
          June 30,                       Fiscal Year Ended
      ----------------      --------------------------------------------------------------
      1999      1998               1998       1997       1996       1995       1994
      ----      ----               ----       ----       ----       ----       ----
      --        1.40                --        5.73       3.87        --         --

   For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of our former subsidiary, MFS. We had deficiencies of earnings to fixed charges of $201 million for the six months ended June 30, 1999, $36 million for the fiscal year ended 1998, $32 million for the fiscal year ended 1995 and $42 million for the fiscal year ended 1994.

                                  RISK FACTORS

   Before you invest in the notes, you should carefully consider the following risks.

We are dependent on our new Business Plan that relies on Internet Protocol technology

   The current status of our Business Plan makes evaluation of its risks and rewards extremely difficult and speculative. The Business Plan depends upon a shift in providing communications services over Internet Protocol based networks instead of the traditional public-switched networks. Our strategy assumes that the technology that we and others have developed solves the problems currently associated with Internet Protocol based applications and will scale for full deployment, and that others will continue to develop new uses and applications for Internet Protocol based networks. The success of our Business Plan depends on other assumptions as well, such as our ability to use open, non-proprietary interfaces in our network software and hardware that allow us to buy equipment in the future from multiple vendors. Finally, we must generate substantial traffic volume at acceptable prices on our network in order to realize the anticipated operating efficiencies and cost benefits of the network.

Substantial operating losses are expected for the foreseeable future

   The development of our Business Plan requires significant capital expenditures. We expect to incur a large portion of these capital expenditures before we receive any significant related revenues from our Business Plan. Because of these capital expenditures and the related early operating expenses, we expect substantial negative operating cash flow and net losses for the foreseeable future. For 1998, we incurred a loss from continuing operations of $128 million and for the six months ended June 30, 1999, we incurred a loss from continuing operations of $149 million. We expect our operating losses for the foreseeable future to be substantially higher. We may never establish a significant customer base for our communications and information services business, and even if we do, we may continue to sustain substantial negative operating cash flow and net losses as a result of low prices or higher costs.

   Since our Business Plan is a significant expansion of our communications and information services business, we believe that our historical financial results will not provide investors with a meaningful indicator of our future financial condition or results of operations.

A failure to finance our substantial capital requirements could adversely affect our Business Plan

   The implementation of our Business Plan and our ability to meet our projected growth depends on our ability to secure substantial additional financing. We estimate that the implementation of our Business Plan, as currently contemplated, requires between $9 and $11 billion over the 10-year period of the plan. However, the amount of additional financing we need could be higher than we currently estimate. The implementation of our Business Plan and our future financial results could be adversely affected if we are unsuccessful in obtaining required financing through:

  . raising debt or equity capital at the times we need on terms that we consider acceptable;

  .  generating cash flow from our operations; and

  . offering others fiber optic capacity on our network or access to our conduits.

   If we fail to obtain the required financing, we may be required to delay or abandon some of our future expansion or spending plans. Our existing level of debt and its terms may limit our ability to raise additional capital and otherwise restrict our activities. In addition, if our operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our Business Plan will be materially and adversely affected.

Difficulties in constructing our network could increase its estimated costs and delay its scheduled completion

   The construction, operation and any upgrading of our network is a significant undertaking. Administrative, technical, operational and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned network. We are also dependent on timely performance by third-party suppliers and contractors. In addition, important aspects of our network, such as voice and fax capability, will rely on technology that is in the development stage or that is largely commercially unproven. This new technology also may not be compatible with existing technology. Many of these factors and problems are beyond our control. As a result, the entire network may not be completed as planned for the cost and in the time frame that we currently estimate. We may be materially adversely affected as a result of any significant increase in the estimated cost of the network or any significant delay in its anticipated completion.

   After its initial completion, future expansions and adaptations of our network's electronic and software components may be necessary in order to respond to:

  .  a growing number of customers;

  .  increased demands by our customers to transmit larger amounts of data;

  .  changes in our customers' service requirements; and

  .  technological advances by our competitors.

   Any expansion or adaptation of our network will require substantial additional financial, operational and managerial resources. If we are unable to expand or adapt our network to respond to these developments on a timely basis and at a commercially reasonable cost, then our business will be materially adversely affected.

A failure to commercially deploy satisfactory voice or fax technology for Internet Protocol networks could adversely affect our business

   We and others have developed technology that we believe will avoid the need for customers on a private Internet Protocol based network to dial access codes or follow other special procedures to initiate a voice or fax call. This technology has not been commercially deployed yet, and problems with it may be discovered as it is further tested and deployed. For example, it may not be scalable for our network. Our efforts to commercially deploy this technology in a timely manner and at an acceptable cost may not be successful, and such a failure could have a material adverse effect on us. To date, Internet Protocol voice telephony using the public Internet has also had significant problems with quality, latency, reliability and security. Until we begin commercially deploying our voice or fax telephony services, we cannot predict whether our plans for solving these problems will work.

   The commercial deployment of our voice and fax telephony services also requires that we develop related business support systems. Our failure to develop these business support systems could have an adverse effect on the timing of the commercial launch of these services.

Our Business Plan requires the development of effective business support systems to implement customer orders and to provide and bill for services

   Our Business Plan depends on our ability to develop effective business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

  .  implementing customer orders for services;

  .  provisioning, installing and delivering these services; and

  .  monthly billing for these services.

   Since our Business Plan provides for rapid growth in the number and volume of products and services we offer, we need to develop these business support systems on a schedule sufficient to meet our proposed service rollout dates. In addition, we will require these business support systems to expand and adapt with our rapid growth. The failure to develop effective business support systems could have a material adverse effect on our ability to implement our Business Plan.

We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect us

   We believe that our future success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. To implement our Business Plan, we need to have a substantial number of additional employees. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this significant competition, we may experience a shortage of qualified personnel. Our businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, R. Douglas Bradbury, Chief Financial Officer, and Kevin J. O'Hara, Chief Operating Officer. The loss of any of these key executive officers could have a material adverse effect on us.

Inability to manage effectively our planned rapid expansion could adversely affect our operations

   Our Business Plan contemplates rapid expansion of our business for the foreseeable future. This growth will increase our operating complexity and require that we, among other things, rapidly:

  .  expand our employee base with highly skilled personnel;

  .  develop, introduce and market new products and services;

  .  integrate any acquired operations and joint ventures;

  .  develop financial and management controls and systems; and

  .  control expenses related to our Business Plan.

   The significant size and complexity of our planned network and planned rate of expansion will make it more difficult to satisfy these requirements. Our failure to satisfy any of these requirements, or otherwise manage our growth effectively, could have a material adverse effect on us.

   If we were to make strategic investments, acquisitions or joint ventures, our resources and management time could be diverted and we may be unable to integrate them successfully with our existing network and services.

Burdensome peering and transit arrangements result in higher costs

   Peering agreements with Internet service providers allow us to access the Internet and exchange transit for free with these providers. Recently, many Internet service providers that previously offered peering have reduced or eliminated peering relationships or are establishing new, more restrictive criteria for peering. The costs of transit payments could have a material adverse effect on our margins for our products that require Internet access. Currently we pay transit payments with respect to a portion of our Internet traffic to two of the largest Internet access providers.

We must obtain and maintain permits and rights-of-way to develop our network

   Although we have secured 100% of the rights-of-way required for our planned North American intercity network, the operation of our network requires that we obtain many local franchises and other permits. We also must obtain rights to use underground conduit and aerial pole space and other rights-of-way and fiber capacity. The process of obtaining these franchises, permits and rights is time consuming and burdensome. If we are unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights needed to implement our Business Plan, the buildout of our network could be materially adversely affected. In addition, the cancellation or non-renewal of the franchises, permits or rights we do obtain could materially adversely affect us.

Termination of relationships with key suppliers could cause delay and costs

   Until we complete the company-owned portion of our network, we will lease substantially all of our intercity communications capacity in North America, Europe and possibly elsewhere. As a result, we will be dependent on the providers of this capacity. In addition, we intend to lease a significant amount of capacity from local exchange carriers to connect our customers to our gateway sites. We are also dependent on third-party suppliers for substantial amounts of fiber, conduit, computers, software, switches/routers and related components that we will assemble and integrate into our network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant delays and additional costs. If that happens, we could be materially adversely affected.

Our industry is highly competitive with participants that have greater resources and existing customers

   The communications and information services industry is highly competitive. Many of our existing and potential competitors have financial, personnel, marketing and other resources significantly greater than ours. Many of these competitors have the added competitive advantage of an existing customer base. In addition, significant new competitors could arise as a result of:

   . increased consolidation and strategic alliances in the industry resulting from recent Congressional and FCC actions;

   .  allowing foreign carriers to compete in the U.S. market;

   .  further technological advances; and

   .  further deregulation and other regulatory initiatives.

If we are unable to compete successfully, our business could be materially adversely affected.

Rapid technological changes can lead to further competition

   The communications and information services industry is subject to rapid and significant changes in technology. In addition, the introduction of new products or technologies may reduce the cost or increase the supply of certain services similar to those that we plan to provide. As a result, our most significant competitors in the future may be new entrants to the communications and information services industry. These new entrants may not be burdened by an installed base of outdated equipment. Technological changes and the resulting competition on our operations could have a material adverse effect on us.

Increased industry capacity and other factors could lead to lower prices for our products and services

   There are currently three U.S. long distance fiber optic networks that are owned by each of AT&T, MCI WORLDCOM and Sprint, as well as numerous local networks. Others, including Qwest Communications International Inc., IXC Communications, Inc. and Williams Communications Group, Inc., are deploying additional networks that use advanced technology similar to that of our network. These networks offer significantly more capacity than is currently available in the marketplace. This additional capacity may cause significant decreases in the prices for services. Prices may also decline due to capacity increases resulting from technological advances and strategic alliances, such as long distance capacity purchasing alliances among regional Bell operating companies. These price declines may be particularly severe if recent trends causing increased demand for capacity, such as Internet usage, change. Rapid growth in the use of the Internet is a recent phenomenon, and may not continue at the same rate. Increased competition has already led to a decline in rates charged for various telecommunications services.

We are subject to significant regulation that could change in an adverse manner

   Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect us and our existing and potential competitors. Delays in receiving required regulatory approvals, completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on us. In addition, future legislative, judicial, and regulatory agency actions could have a material adverse effect on us.

   Recent federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional FCC rulemaking. As a result, we can not predict the legislation's effect on our future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on us.

Canadian law currently does not permit us to offer services in Canada

   Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction will block our entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers could adversely affect our operations

   The FCC has to date treated Internet service providers as enhanced service providers. Enhanced service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is currently examining the status of Internet service providers and the services they provide. If the FCC were to determine that Internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on us.

   The FCC has also been considering whether local carriers are obligated to pay compensation to each other for the transport and termination of calls to Internet service providers when a local call is placed from an end user of one carrier to an Internet service provider served by the competing local exchange carrier. Recently, the FCC determined that it had no rule addressing inter-carrier compensation for these calls. In the absence of a federal rule, state commissions may elect not to require payment of compensation for these calls. The FCC also released for comment alternative federal rules to govern compensation for these calls in the future. If state commissions, the FCC or the courts determine that inter-carrier compensation does not apply, carriers, including us, may be unable to recover their costs or will be compensated at a significantly lower rate and may be required to refund compensation previously paid.

Network failure or delays and errors in transmissions expose us to potential liability

   Our network will use a collection of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of data among multiple locations. Given the complexity of our proposed network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may be discovered only after the network has been installed and is in use. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays and errors could also result from natural disasters, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications that could have a material adverse effect on our business.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide Internet Protocol voice services

   While we do not know of any technologies that are patented by others that we believe are necessary for us to provide Internet Protocol voice services, this necessary technology may in fact be patented by other parties either now or in the future. If this technology were held under patent by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and offering products and services incorporating the technology.

Our subsidiaries must make payments to us in order for us to make payments on the notes

   We are a holding company with no material assets other than the stock of our subsidiaries. Accordingly, we depend upon cash payments from our subsidiaries to meet our payment obligations, including our obligation to pay you as a holder of notes. Our subsidiaries may not generate earnings sufficient to enable us to meet our payment obligations. Future debt agreements of our subsidiaries, including the proposed secured credit facility, likely will impose significant restrictions on the ability of our subsidiaries to make distributions or other payments to us.

The notes will rank below our existing and future senior debt, and we may be unable to repay our obligations under the notes

   The notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt, including both issues of our outstanding senior notes and our guaranty of borrowings under our proposed secured credit facility. Because the notes are subordinate to our senior debt, in the event of:

  .  our bankruptcy, liquidation or reorganization,

  . the acceleration of the notes due to an event of default under the indenture, and

  .  certain other events,

we will make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts on any or all of the notes. Assuming that on June 30, 1999 we had entered into our proposed secured credit facility and our subsidiaries borrowed $475 million, we would have had $3.006 billion of outstanding senior debt, including $475 million of our subsidiaries' debt guaranteed by us, and our subsidiaries would have had $900 million in additional borrowings available under that credit facility guaranteed by us on a senior basis. Our proposed secured credit facility will be secured by substantially all of our assets and, subject to certain exceptions, all of the assets of our wholly owned domestic subsidiaries.

   In addition, all payments on the notes will be prohibited in the event of a payment default on senior debt obligations and may be prohibited in the event of some non-payment defaults according to the terms of the notes and our senior debt obligations.

Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent

   Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries and creditors of any of our subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes and each issue of our existing senior notes. As a result, the notes and each issue of our existing senior debt are structurally subordinated to the debt, preferred stock and other obligations of our subsidiaries. Holders of the notes have no claim to the assets of any of our subsidiaries. Assuming that on June 30, 1999 our subsidiaries borrowed $475 million under our proposed secured credit facility, our subsidiaries would have had approximately $1.512 billion in aggregate indebtedness and other balance sheet liabilities, excluding intercompany liabilities, and $900 million in additional borrowings available under that credit facility.

We have substantial existing debt and expect to incur substantial additional debt, so we may be unable to make payments on the notes

   Assuming that on June 30, 1999 we had completed the offering of the notes and our subsidiaries borrowed $475 million under the proposed secured credit facility, we would have had approximately $3.898 billion of indebtedness, and our subsidiaries would have had $900 million in additional borrowings available under that credit facility. Our indentures and our proposed secured credit facility permit us to incur substantial additional debt, and we fully expect to borrow substantial additional funds, which may include secured borrowings, in connection with implementing the business plan. A substantial level of debt makes it more difficult for us to repay you. All our existing debt will, and our future debt may, mature prior to the notes.

We may be unable to generate cash flow from which to make payments on the notes

   We had deficiencies in our ratios of earnings to fixed charges of approximately $201 million for the six months ended June 30, 1999 and approximately $36 million for the fiscal year ended 1998. We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes.

Future additional debt that we incur in implementing our Business Plan may have a negative effect on our financial flexibility and stability

   Our Business Plan will require us and our subsidiaries to incur substantial amounts of additional indebtedness in the future. The extent to which we incur additional debt, and the restrictive and financial covenants that we will be subject to, will have important consequences to the holders of the notes. These include the following:

  . a potential impairment of our ability to obtain additional financing for the Business Plan, including financing necessary to fund the substantial net losses incurred in connection with the Business Plan;

  . the requirement that a substantial portion of our cash flow from operations must be dedicated to the payment of debt service, thus reducing the funds available for the Business Plan; and

  . potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the communications and information services business.

If an event constituting a change in control of Level 3 occurs, we may be unable to purchase the notes you hold, even if they are validly tendered

   Upon the occurrence of certain change of control events, we must make an offer to purchase all outstanding notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued interest. We may not have sufficient funds to pay the purchase price for all notes tendered by holders seeking to accept the offer to purchase. In addition, the indentures relating to each issue of our existing senior notes, the proposed secured credit facility and our other debt agreements may require us to repurchase or repay the other debt upon a change in control or may prohibit us from purchasing any notes before their stated maturity, including upon a change of control. Our failure to purchase all validly tendered notes would result in an event of default under the indenture. See "Description of Notes--Covenants--Repurchase at Option of Holders Upon a Change of Control."

Our Year 2000 compliance efforts may not succeed, and PKS Systems Integration LLC may have liability from its Year 2000 customer projects

   We are conducting a review of our computer systems, including the computer systems used in our computer outsourcing business, to identify systems that could be affected by the Year 2000 computer issue. We are also developing and implementing a plan to resolve the issue. If any required plan to resolve the Year 2000 problem is unsuccessful, however, that result could have a material adverse effect on us. Until our review is completed and our plans are developed and completed, we cannot predict with certainty whether the cost of resolving the Year 2000 issue will be material.

   Our significant suppliers and customers, including those of our computer outsourcing business, may not be Year 2000 compliant in a timely manner and any noncompliance of these systems could have a material adverse effect on us.

   PKS Information Services, Inc., derives a substantial portion of its revenue from projects that its subsidiary, PKS Systems Integration LLC, conducts involving Year 2000 assessment and renovation services. These activities of PKS Systems expose us to potential risks that may include problems with services provided by PKS Systems to its customers and the potential for claims arising under PKS Systems' customer contracts. PKS Systems' attempts to contractually limit its exposure to liability for Year 2000 compliance issues may not be effective. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000--June 30, 1999."

Foreign currency exchange rate fluctuations or repatriation could result in losses

   Our international expansion will cause our results of operations and the value of our assets to be affected by the exchange rates between the U.S. dollar and the currencies of the additional countries in which we have operations and assets. In some of these countries, prices of our products and services will be denominated in a currency other than the U.S. dollar. As a result, we may experience economic losses solely as a result of foreign currency exchange rate fluctuations, including a foreign currency's devaluation against the U.S. dollar. We may also in the future acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. In addition, similar restrictions could be imposed in countries where we conduct business after we begin our operations.

Environmental liabilities from our historical operations could be material

   Our operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. We have made and will continue to have to make significant expenditures relating to our environmental compliance obligations. We may not at all times be in compliance with all these requirements.

   In connection with certain historical operations, we are a party to, or otherwise involved in, legal proceedings under state and federal law involving investigation and remediation activities at approximately 110 contaminated properties. We could be held liable, jointly and severally, and without regard to our own fault, for such investigation and remediation. The discovery of additional environmental liabilities related to our historical operations or changes in existing environmental requirements could have a material adverse effect on us.

Significant future declines in cash flow from coal operations

   More than half of our net revenues for 1998 were attributable to our coal mining operations. The level of cash flows generated in recent periods by our coal operations will not continue after the year 2000. These cash flow levels will decrease because the delivery requirements under our current long-term contracts decline significantly after that date. Moreover, without those contracts, our coal mining operations would not be able to operate profitably by selling their production on the spot markets. A substantial majority of our coal mining revenues are provided by three customer contracts.

Potential liabilities and claims arising from our coal operations could be significant

   Our coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements. These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. We may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require us to incur material costs or suspend production. Mine reclamation costs that exceed our reserves for these matters also could require us to incur material costs.

Anti-takeover provisions in Level 3's charter and by-laws could limit our share price and delay a change of management

   Our certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring our company without the approval of our incumbent board of directors. These provisions, among other things:

  . divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

  .  prohibit stockholder action by written consent in place of a meeting;

  . limit the right of stockholders to call special meetings of stockholders;

  . limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

  . authorize our board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

   These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of our common stock to change management. In addition, we have adopted a poison pill rights plan, which has anti-takeover effects. Our rights plan, if triggered, will cause substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Sales of a large number of shares by Level 3 or by stockholders could depress our stock price

   The market price of our common stock could drop as a result of sales of a large number of our shares in the public market after the offering. The perception that sales may occur could have the same results. We will be subject to a 90 day black-out period following the date of this prospectus supplement. During this black-out period, we are not allowed to issue additional common stock or securities convertible into common stock except in limited circumstances or unless the underwriters consent. One exception allows us to issue additional stock in connection with acquisitions. A second exception applies if we are included in a major market index.

   Our officers and directors will not be subject to any lock-up provision. Additional shares are issuable under our benefit program depending on the extent to which our stock outperforms the S&P 500 by either rising at a higher rate or falling at a lower rate. The number of such shares that would be issued is based on a multiplier related to how much our stock outperforms the S&P 500.

There may be no public market for the notes, so you may be unable to sell the notes

   The notes are a new issue of securities for which there currently is no established trading market. Although the underwriters have advised us that they intend to make a market in the notes, they have no obligation to do so and may discontinue any market making at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if it does, may not be maintained.

   Various factors could have a materially adverse effect on the trading price of the notes, including the failure of an active market to develop and fluctuations in the prevailing interest rates. In addition, our operating results and prospects could from time to time be below the expectations of public market analysts and investors, which could adversely affect public perception of our creditworthiness and, therefore, the trading price of the notes. The trading price of the notes could also be significantly affected by the market price of our common stock, which has fluctuated significantly since it has been publicly traded and may continue to do so in the future.

If you convert any notes, the value of the common stock you will receive may fluctuate significantly

   Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

  .  the depth and liquidity of the trading market for our common stock;

  .  quarterly variations in actual or anticipated operating results;

  .  changes in estimates by securities analysts;

  . market conditions in the communications and information services industry;

  .  announcements and performance by competitors;

  .  regulatory actions; and

  .  general economic conditions.

We do not anticipate that we will pay cash dividends on our common stock

   We do not currently plan to pay any cash dividends on our common stock in the foreseeable future. In addition, our indentures and proposed secured credit facility contain limits on our ability to declare and pay cash dividends.

Certain Foreign Holders may be subject to adverse U.S. federal income tax consequences

   We may be or may become a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes. Generally, if we have been, are or become a USRPHC and the notes are considered to be "regularly traded" under applicable U.S. Treasury Regulations, then a Foreign Holder (as defined under "Certain United States Tax Considerations") who owns or has owned, actually or constructively, at any time during the five year period ending on the date of disposition or conversion, more than 5% of the total fair market value of the notes outstanding during that period may be subject to adverse U.S. federal income tax consequences upon disposition or conversion of a note. Additionally, it is possible that a Foreign Holder that initially owns 5% or less of the total fair market value of the notes may subsequently be considered to own more than 5% of the total fair market value of the notes due to other holders' conversion of notes into common stock. See "Certain United States Tax Considerations--Foreign Holders."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement contains or incorporates by reference forward-looking statements. These forward-looking statements include, among others, statements concerning:

  . the Business Plan, as defined, its advantages and our strategy for implementing the Business Plan;

  . anticipated growth of the communications and information services industry;

  . plans to devote significant management time and capital resources to our business;

  .  expectations as to funding our capital requirements;

  . anticipated dates on which we will begin providing certain services or reach specific milestones in the Business Plan; and

  . other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

   You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

  . achieve and sustain profitability based on the creation and implementation of our advanced, international, facilities based communications network based on Internet Protocol technology;

  .  overcome significant early operating losses;

  .  produce sufficient capital to fund the Business Plan;

  . develop financial and management controls, as well as additional controls of operating expenses as well as other costs;

  .  attract and retain qualified management and other personnel;

  . install on a timely basis the switches/routers, fiber optic cable and associated electronics required for successful implementation of the Business Plan;

  . successfully complete commercial testing of our softswitch technology for voice and fax transmission services;

  .  negotiate new and maintain existing peering agreements; and

  . develop and implement effective business support systems for processing customer orders and provisioning.

   For a discussion of certain of these factors, see "Risk Factors" on page S-
11.

                                USE OF PROCEEDS

   Our net proceeds from this offering are estimated to be $727.9 million, or $837.3 million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and expenses. The net proceeds will be used for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of the Business Plan. Although we evaluate potential acquisitions from time to time, we have no agreement or understanding with any person to effect any material acquisition.

   Pending this utilization, we intend to invest the net proceeds of this offering in short-term investments.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

   Our common stock is quoted on the Nasdaq National Market under the symbol "LVLT." It began trading on the Nasdaq National Market on April 1, 1998, the day following the split-off of the Construction Group from our other businesses. The table below sets forth, for the calendar quarters indicated, the high and low per share closing sale prices of our common stock as reported by the Nasdaq National Market. The prices set forth in the table have been adjusted to reflect the two-for-one split of our common stock effected as a stock dividend in August 1998.

                                                                    High   Low
      Year Ended December 31, 1998                                 ------ ------
      Second Quarter (from April 1, 1998)......................... $37.13 $24.00
      Third Quarter...............................................  42.13  29.78
      Fourth Quarter..............................................  43.13  24.00
      Year Ended December 31, 1999
      First Quarter...............................................  72.81  39.75
      Second Quarter..............................................  93.06  60.06
      Third Quarter (through September 3, 1999)...................  67.88  46.88

   On September 3, 1999, the closing price per share of our common stock was $65.50. We urge you to obtain current market quotations of our common stock before making any decision with respect to an investment in the notes.

   We intend to retain future earnings for use in our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, we are effectively restricted under certain debt covenants from paying cash dividends on our common stock.

                                 CAPITALIZATION

   The following table sets forth the consolidated capitalization of the Company as of June 30, 1999 and that capitalization as adjusted to give effect to the net proceeds from this offering, assuming no exercise of the underwriters' over-allotment option.

                                                  June 30, 1999 (unaudited)
                                                  -----------------------------
                                                    Actual        As Adjusted
                                                  ------------  ---------------
                                                    (dollars in millions)
Cash and marketable securities................... $      4,178    $      4,906
                                                  ============    ============
Current portion of long-term debt................ $          6    $          6
                                                  ============    ============
Long-term debt, less current portion............. $      2,667    $      2,667
Notes offered under this prospectus supplement...          --              750
                                                  ------------    ------------
  Total long-term debt, less current portion.....        2,667           3,417
Stockholders' equity
  Preferred stock, $.01 par value; authorized
   10,000,000 shares; no shares outstanding,
   actual and as adjusted........................           --              --
  Common Stock, $.01 par value; authorized
   1,500,000,000 shares; 339,616,599 shares
   outstanding, actual and as adjusted...........            3               3
  Additional paid-in capital.....................        2,372           2,372
  Accumulated other comprehensive loss...........          (10)            (10)
  Retained earnings..............................        1,244           1,244
                                                  ------------    ------------
    Total stockholders' equity...................        3,609           3,609
                                                  ------------    ------------
Total capitalization.............................       $6,276    $      7,026
                                                  ============    ============

   Certain Level 3 subsidiaries propose to enter into a $1.375 billion senior secured credit facility that has been underwritten by a syndicate of banks and other financial institutions. The credit facility will consist of a $450 million tranche A term loan facility, a $275 million tranche B term loan facility and a $650 million revolving credit facility. The revolving credit facility and the tranche A term loan facility mature eight years after the date of the proposed credit agreement, and the tranche B term loan facility matures on January 15, 2008. Level 3 expects that its subsidiaries will borrow $475 million under these facilities at the closing of the proposed secured credit facility. The proposed secured credit facility is currently in general syndication and is subject to customary conditions for a transaction of this type, including completion of definitive documentation and finalization of terms and conditions. Level 3 expects to close the proposed secured credit facility by the end of September 1999. Neither the closing of the proposed secured credit facility nor the closing of this offering of notes is conditioned upon the closing of the other transaction. The previous table has not been adjusted to give effect to any borrowings under the proposed secured credit facility.

   All obligations under the revolving credit facility will be secured by substantially all of the assets of Level 3 and, subject to certain exceptions, all of its wholly owned domestic subsidiaries (other than the borrower under the term loan facilities). Such assets will also secure a portion of the term loan facilities in an amount equal to $100 million plus, with certain exceptions, the undrawn amount of the revolving credit facility. Additionally, all obligations under the term loan facilities will be secured by the equipment that is purchased with the proceeds of the term loan facilities and the lease rentals derived from the lease of such equipment by the Company's operating subsidiaries. The Company and, subject to certain exceptions, all its domestic subsidiaries (other than the borrower under the term loan facilities) will guarantee all obligations under the revolving credit facility. The Company and, subject to certain exceptions, all its domestic subsidiaries will guarantee all obligations under the term loan facilities. See "Description of Other Indebtedness of Level 3--Proposed Secured Credit Facility."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This document contains forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to the Company. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. For a more detailed description of these risks, please see "Risk Factors" and "Information Regarding Forward-Looking Statements."

Recent Developments

 BusinessNet Ltd. Acquisition

   On January 5, 1999, Level 3 acquired BusinessNet Ltd., a leading London-based Internet service provider in a largely stock-for-stock transaction valued at $12 million and accounted for as a purchase. After completion of certain adjustments, the Company agreed to issue approximately 400,000 shares of common stock and paid $1 million in cash in exchange for all of the issued and outstanding shares of BusinessNet's capital stock. Of the approximately 400,000 shares Level 3 agreed to issue in connection with the acquisition, approximately 150,000 shares of its common stock have been pledged to Level 3 to secure certain indemnification obligations of the former BusinessNet stockholders. The pledge of these shares will terminate approximately 18 months from the transaction date. Liabilities exceeded assets acquired, and goodwill of $16 million was recognized from the transaction which is being amortized over five years.

 Common Stock Offering

   Level 3 filed a "universal" shelf registration statement covering up to $3.5 billion of common stock, preferred stock, debt securities and depository shares that became effective February 17, 1999. On March 9, 1999 the Company closed the offering of 28,750,000 shares of its common stock through a public offering. The net proceeds from the offering of approximately $1.5 billion, after underwriting discounts and offering expenses, will be used for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of the Business Plan.

 Increase in Authorized Shares Outstanding

   On February 25, 1999, the Company's Board of Directors approved an increase in the number of authorized shares of common stock from 500 million to 1 billion. On April 12, 1999, the Board of Directors approved a further increase in the number of authorized shares of common stock by 500 million to 1.5 billion. The Company's stockholders approved the increase in authorized shares at its 1999 Annual Meeting held on May 27, 1999.

 Transatlantic Cable

   On April 23, 1999, Level 3 announced that it had contracted with Tyco Submarine Systems Ltd. to design and build a transatlantic terabit cable system from Long Island, New York to North Cornwall, UK. The cable system is expected to be in service by September 2000 and is expected to cost between $600 to $800 million. The total cost will depend on how the cable is upgraded over time. Level 3 has prefunded the purchase of significant amounts of undersea capacity as part of the Business Plan, but may require additional funding depending on the cable's ultimate structure, pre-construction sales and ownership.

 European Network

   Level 3 announced on April 29, 1999 that it had finalized contracts relating to construction of Ring 1 of its European network in France, Belgium, the Netherlands, Germany and the United Kingdom. Ring 1, which is approximately 2,000 miles, will connect Paris, Frankfurt, Amsterdam, Brussels and London. The network is expected to be ready for service by September 2000. Ring 1 is part of the approximately 4,750 mile intercity network that will ultimately connect a minimum of 13 local city networks in Europe. This European network will be linked to the Level 3 North American intercity network by the Level 3 transatlantic terabit cable system currently under development, also expected to be ready for service by September 2000.

   On July 26, 1999, the Company announced two important developments of its European network build with agreements with Eurotunnel and Alcatel. Eurotunnel will provide Level 3 with multiple cross-Channel cables between the United Kingdom and continental Europe. Eurotunnel will install and supply Level 3 with multiple cross-Channel cables between the United Kingdom and France through the high-security service tunnel. The first of these cables will be completed by the first quarter of 2000. Subsequent cables will be installed to upgrade and expand the network as and when required or when new fiber technology becomes available. Alcatel will provide Level 3 with a cross-Channel undersea cable link between the United Kingdom and Belgium. Alcatel will design, develop, and install an undersea cable to link the Level 3 network between the United Kingdom and Belgium. The cable system is already under development and is expected to be complete by the end of 1999.

 Colt Cost Sharing Agreement

   On May 4, 1999, Level 3 and Colt Telecom Group plc announced an agreement to share costs for the construction of European networks. The agreement calls for Level 3 to share construction costs of Colt's planned 1,600 mile intercity German network linking Berlin, Cologne, Dusseldorf, Frankfurt, Hamburg, Munich and Stuttgart. In return, Colt will share construction costs of Ring 1 of Level 3's planned European network.

 Lucent Agreement

   On June 23, 1999 Level 3 announced a minimum four year, $250 million strategic agreement with Lucent Technologies to purchase Lucent systems, including new software switches or "softswitches." The minimum purchase commitment is subject to certain conditions and has the potential to grow to $1 billion over five years.

   Under this nonexclusive agreement, Lucent will provide Level 3 its Lucent Technologies Softswitch, a software switch for Internet Protocol networks that is intended to combine the reliability and features that customers expect from the public switched telephone network with the cost effectiveness and flexibility of Internet Protocol technology. With the Lucent Softswitch, Level 3 expects to provide a full range of Internet Protocol based communications services similar in quality and ease of use to services on traditional circuit voice networks. In addition, the companies also agreed to collaborate on future enhancements of softswitches and gateway products to support next-generation broadband services for business and consumers that will combine high-quality voice and video communications with Internet-style web data services.

Results of Operations

   In late 1997, the Company announced a plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international, facilities based communications network based on Internet Protocol technology. Since the Business Plan represents a significant expansion of the Company's communications and information services business, the Company does not believe that the Company's financial condition and results of operations for prior periods will serve as a meaningful indication of the Company's future financial condition or results of operations. The Company expects to incur substantial net operating losses for the foreseeable future and it may not be able to achieve or sustain operating profitability in the future.

 Second Quarter 1999 vs. Second Quarter 1998

   The following discussion should be read in conjunction with the Company's consolidated condensed financial statements (including the notes thereto) included elsewhere herein.

   Revenue. Revenue for the quarters ended June 30, is summarized as follows (in millions):

                                                                      1999 1998
                                                                      ---- ----
      Communications and Information Services........................ $ 53 $ 36
      Coal Mining....................................................   47   62
      Other..........................................................    6    5
                                                                      ---- ----
                                                                      $106 $103
                                                                      ==== ====

   Communications and information services revenue for the three months ended June 30, 1999 increased 47% compared to the same period in 1998. New Internet Protocol related products which the Company began offering in late 1998 and early 1999, including private line, colocation and managed modem services, provided $18 million of revenue for the communications segment in 1999. The Company's purchase of XCOM in April 1998 provided $6 million of communications revenue in the second quarter of 1998 subsequent to the acquisition. A significant portion of XCOM's revenue is attributable to reciprocal compensation agreements with Bell Atlantic. These agreements require the company originating a call to compensate the company terminating the call. The Federal Communication Commission has been considering whether local carriers are obligated to pay compensation to each other for the transport and termination of calls to Internet service providers when a local call is placed from an end user of one carrier to an Internet service provider served by the competing local exchange carrier. Recently, the FCC determined that it had no rule addressing inter-carrier compensation for these calls. The FCC also released for comment alternative federal rules to govern compensation for these calls in the future. If state commissions, the FCC or the courts determine that inter-carrier compensation does not apply, carriers, including us, may be unable to recover their costs or will be compensated at a significantly lower rate and may be required to refund amounts previously received. In May 1999 the Massachusetts Department of Public Utilities ruled that Bell Atlantic was no longer required to pay the established reciprocal compensation rates for certain services. As a result Level 3 has elected, effective at the beginning of the second quarter of 1999, not to recognize this revenue source until these uncertainties are resolved. Bell Atlantic has also notified the Company that it will be escrowing all amounts due the Company under the reciprocal compensation agreements until the issue is resolved. An unfavorable resolution to this matter may have a material adverse effect on the Company's communications revenues.

   Revenues for the computer outsourcing and systems integration businesses increased 12% and 21% to $18 million and $17 million, respectively. Revenue attributable to new customers is primarily responsible for the increase for both the computer outsourcing and systems integration businesses.

   Coal mining revenue decreased $15 million, or 24% in the second quarter of 1999 compared to the same period in 1998. The decrease was partially due to timing of shipments taken by Commonwealth. Commonwealth is obligated to purchase annually, minimum amounts of coal; however, it is Commonwealth's option as to when the coal will be purchased. Due to the expiration of certain long-term coal contracts in 1998, 1999 coal revenue is expected to decline approximately 10% from 1998 levels.

   If current market conditions continue, the Company will experience a significant decline in coal revenue and earnings beginning in 2001 as delivery requirements under long-term contracts decline as additional long-term contracts begin to expire.

   Other revenue was consistent with 1998, and is primarily attributable to CPTC, a privately owned tollroad in southern California.

   Cost of Revenue. Cost of revenue increased 65% in 1999 to $81 million from $49 million in 1998 primarily as a result of the increase in network expenses of $36 million in 1999 related to the communications business as compared to the same period in 1998. Cost of revenue for the communications business is expected to increase substantially in the future as the Company continues to increase the number of markets in which it offers services and the products available in each of those markets. The cost of revenue for the information services business was consistent with the corresponding increase in revenue. The cost of revenue for the coal business, as a percentage of revenue, increased approximately 7% due to the expiration of the high margin long-term contract in 1998.

   Depreciation and Amortization Expense. Depreciation and amortization expense increased to $51 million in 1999 from $10 million in 1998. The commencement of operations in 21 U.S. and 4 European markets and the completion of the initial installation of 11 local networks in the second half of 1998 and the first half of 1999 resulted in the higher depreciation expense in 1999. In addition, the amortization of goodwill attributable to the acquisitions of XCOM, BusinessNet and others contributed to the higher depreciation and amortization expense in 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased significantly in 1999 to $157 million from $55 million in 1998 primarily due to the cost of activities associated with the expanding communications business. The Company incurred incremental compensation and travel costs for the substantial number of new employees that have been hired to implement the Business Plan. The total number of employees of the Company increased to over 3,200 at June 30, 1999. Professional fees, including legal costs associated with obtaining licenses, agreements and technical facilities and other development costs associated with the Company's plans to expand services offered in U.S. and European cities, and consulting fees to develop and implement the Company's business support systems, also increased selling general and administrative expenses. In addition to the costs to expand the communications and information services businesses, the Company recorded $29 million of non-cash compensation expense in the second quarter of 1999 under SFAS No. 123 related to grants of stock options and warrants. General and administrative costs are expected to increase significantly in future periods as the Company continues to implement the Business Plan.

   Write-off of In-Process Research and Development. Write-off of in-process research and development was $30 million in 1998. The in-process research and development costs were the portion of the purchase price allocated to the telephone network-to-Internet Protocol network bridge technology acquired by the Company in the XCOM transaction and were estimated through formal valuation at $30 million. In accordance with generally accepted accounting principles, the $30 million was taken as a nondeductible charge against earnings in the second quarter of 1998.

   EBITDA. EBITDA as defined by the Company, consists of earnings (losses) before interest, income taxes, depreciation, amortization, non-cash operating expenses (including stock-based compensation and in-process research and development charges) and other non-operating income or expenses. EBITDA was $8 million in 1998 and $(103) million in 1999. The primary reason for the decrease between periods is the significant increase in general and administrative expenses, described above, incurred in connection with the implementation of the Company's Business Plan. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of the performance of the Company's businesses, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. See "Consolidated Condensed Statements of Cash Flows."

   Interest Income. Interest income increased 27% in 1999 to $57 million from $45 million in 1998 as the Company's average cash, cash equivalents and marketable securities balance increased from approximately $3.2 billion during the second quarter of 1998 to approximately $4.6 billion during the second quarter of 1999. Pending utilization of the cash equivalents and marketable securities in implementing the Business Plan, the Company intends to invest the funds primarily in government and governmental agency securities. This investment strategy will provide lower yields on the funds, but is expected to reduce the risk to principal in the short term prior to using the funds in implementing the Business Plan.

   Interest Expense, Net. Interest expense, net increased significantly from $36 million in 1998 to $45 million in 1999. Interest expense increased substantially due to the completion of the offering of $2 billion aggregate principal amount of 9.125% Senior Notes Due 2008 issued in April 1998 and $834 million aggregate principal amount at maturity of 10.5% Senior Discount Notes Due 2008 issued in December 1998. The amortization of debt issuance costs associated with the Senior Notes and Senior Discount Notes also increased interest expense in 1999. The Company capitalized $20 million and $1 million of interest expense on network construction and business support systems in the second quarter of 1999 and 1998, respectively.

   Gain on Equity Investee Stock Transactions. The gain on equity investee stock transactions increased to $111 million in 1999 from $21 million in 1998. In the second quarter of 1999 RCN issued stock in a public offering and for certain transactions which diluted the Company's ownership of RCN from 40% at March 31, 1999 to 35% at June 30, 1999 but increased its proportionate share of RCN's net assets. The increase in the Company's proportionate share of RCN's net assets resulted in a pre-tax gain of $111 million for the Company in the second quarter of 1999. In 1998, the Company recognized a $21 million gain related to RCN stock activity.

   Other Expense, Net. Other expense, net decreased in 1999 to $(7) million from $(25) million. Other expense consists primarily of the Company's share of losses incurred by the Company's equity method investees, principally RCN. RCN is incurring significant costs in developing its business plan including the acquisitions of several Internet service providers. The Company recorded $26 million of equity losses attributable to RCN in the second quarter of 1999, as compared to $22 million in the second quarter of 1998. During the second quarter of 1999, the Company sold its equity position in Burlington Resources, which resulted in a pre-tax gain of $17 million. Also included in other expense are equity earnings in Commonwealth Telephone Enterprises, Inc., and realized gains and losses on the sale of other assets each not individually significant to the Company's results of operations.

   Income Tax Benefit. Income tax benefit in 1999 differs from the statutory rate of 35% primarily due to losses incurred by the Company's international subsidiaries which cannot be included in the consolidated U.S. federal return, nondeductible goodwill amortization expense and state income taxes. The income tax benefit differs from the statutory rate in 1998 primarily due to the $30 million nondeductible write-off of the research and development costs acquired in the XCOM acquisition.

 Six Months 1999 vs. Six Months 1998

   Revenue. Revenue for the six months ended June 30 is summarized as follows (in millions):

                                                                      1999 1998
                                                                      ---- ----
Communications and Information Services.............................. $ 99 $ 65
Coal Mining..........................................................   98  115
Other................................................................   11   10
                                                                      ---- ----
                                                                      $208 $190
                                                                      ==== ====

   Communications and information services revenue increased from $65 million for the six months ended June 30, 1998 to $99 million for the six months ended June 30, 1999. In May, 1999 the Massachusetts Department of Public Utilities ruled that Bell Atlantic was no longer required to pay the established reciprocal compensation rates for certain services. As a result, Level 3 has elected not to recognize additional revenue, beginning in the second quarter, from these agreements until the uncertainties are resolved. An unfavorable resolution to this matter may have a material adverse effect on the Company's communications revenues. Systems integration revenue increased 10% to $32 million in 1999. Revenue for the computer outsourcing business increased from $30 million in 1998 to $34 million in 1999. Revenue attributable to new customers led to the increase in computer outsourcing and systems integration revenue.

   Mining revenue in 1999 decreased to $98 million from $115 million in 1998 due to timing of shipments taken by Commonwealth. The purchase agreement with Commonwealth requires that minimum amounts of coal must be purchased; however, it does not stipulate when the coal must be purchased. In addition, the expiration of a long-term contract in late 1998 will result in an approximate 10% decline in 1999 coal sales from 1998 levels.

   Other revenue was consistent with 1998, and is primarily attributable to CPTC.

   Cost of Revenue. Cost of revenue increased $52 million or 57% to $143 million in 1999 as a result of the expanding communications business. In 1999 network expenses were $54 million as compared to $1 million in the prior year. The increase in costs is primarily attributable to the XCOM and GeoNet acquisitions, the costs associated with the Frontier and IXC Communications leases and costs attributable to the products the Company began offering in late 1998 and 1999. The cost of revenue, as a percentage of revenue, for the information services business increased slightly for the six months ended June 30, 1999 compared to the same period in 1998. The increase is primarily due to the costs incurred by the systems integration segment to transition from Year 2000 services to systems and software reengineering for Internet Protocol related applications. The cost of revenue for the coal business as a percentage of revenue, increased due to the expiration of the high margin long-term contract in 1998.

   Depreciation and Amortization Expense. Depreciation expense increased from $12 million in 1998 to $76 million in 1999. The significant increase in the amount of assets placed in service during the last half of 1998 and first half of 1999 for the communications business resulted in the increase in depreciation expense. The acquisitions of XCOM, GeoNet and BusinessNet in 1998 and 1999 resulted in goodwill amortization increasing from $4 million in 1998 to $16 million in 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased significantly to $282 million in 1999 from $103 million in 1998 primarily due to the cost of activities associated with the expanding communications business. Compensation, travel and facilities costs increased substantially due to the additional employees that have been hired to implement the Business Plan. The total number of employees of the Company increased to over 3,200 at June 30, 1999. Professional fees, including legal costs associated with obtaining licenses, agreements and technical facilities and other development costs associated with the Company's plans to expand services offered in U.S. and European cities and consulting fees incurred to develop and implement the Company's business support systems contributed to higher selling general and administrative expenses. In addition, the Company recorded $47 million of non-cash compensation in the first half of 1999 for expenses recognized under SFAS No. 123 related to grants of stock options and warrants, up from $11 million in 1998. As the Company continues to implement the Business Plan, general and administrative costs are expected to continue to increase significantly.

   Write-off of In-Process Research and Development. Write-off of in-process research and development of $30 million in 1998 was the portion of the purchase price allocated to the telephone network-to-Internet Protocol network bridge technology acquired by the Company in the XCOM transaction and was estimated through formal valuation. In accordance with generally accepted accounting principles, the $30 million was taken as a nondeductible charge against earnings in the second quarter of 1998.

   EBITDA. EBITDA decreased from $7 million in 1998 to $(170) million in 1999. The primary reason for the decrease between periods is the significant increase in general and administrative expenses, described above, incurred in connection with the implementation of the Business Plan.

   Interest Income. Interest income increased substantially from $71 million in 1998 to $107 million in 1999 primarily as a function of the Company's increasing average cash, cash equivalents and marketable securities balances. The average cash balance increased from approximately $2.6 billion during the first half of 1998 to approximately $4.2 billion during the first half of 1999. Pending utilization of the cash equivalents and marketable securities in implementing the Business Plan, the Company intends to invest the funds primarily in government and governmental agency securities. This investment strategy will provide lower yields on the funds, but is expected to reduce the risk to principal in the short term prior to using the funds in implementing the Business Plan.

   Interest Expense, Net. Interest expense, net increased $58 million to $98 million in 1999 due to the completion of the offering of $2 billion aggregate principal amount of 9.125% Senior Notes Due 2008 in April, 1998 and $834 million aggregate principal amount at maturity of 10.5% Senior Discount Notes Due 2008 in the fourth quarter of 1998. The amortization of the related debt issuance costs also contributed to the increased interest expense in 1999. The Company capitalized $31 million and $1 million of interest expense on network construction and business support systems in the first half of 1999 and 1998, respectively.

   Gain on Equity Investee Stock Transactions. Gain on equity investee stock transactions increased to $111 million during the first half of 1999. RCN issued stock in a public offering and for certain transactions which diluted the Company's ownership of RCN from 41% at December 31, 1998 to 35% at June 30, 1999. The increase in the Company's proportionate share of RCN's net assets as a result of these transactions resulted in a pre-tax gain of $111 million from subsidiary stock sales for the Company in the first half of 1999. The Company recognized $21 million of gains for similar stock transactions of RCN in the first half of 1998.

   Other Expense, Net. Other expense, net decreased to $(30) million in 1999 from $(47) million in 1998. Other expense consists of the Company's share of losses incurred by the Company's equity method investees, primarily RCN. RCN is incurring significant costs in developing its business plan including the acquisitions of several Internet service providers. The Company recorded $53 million of equity losses attributable to RCN in the first half of 1999, as compared to $53 million in the first half of 1998. The Company also sold 1.2 million shares of Burlington Resources common stock, resulting in a pre-tax gain of $17 million for the Company in 1999. Equity earnings of Commonwealth Telephone Enterprises, Inc. and gains on the disposition of other assets were not individually significant in the first half of 1999 or 1998.

   Income Tax Benefit. Income tax benefit in 1999 differs from the statutory rate of 35% primarily due to losses incurred by the Company's international subsidiaries which cannot be included in the consolidated U.S. federal return, nondeductible goodwill amortization expense and state income taxes. The income tax benefit in 1999 differs from the statutory rate in 1998 primarily due to the $30 million nondeductible write-off of the research and development costs acquired in the XCOM acquisition.

   Discontinued Operations. Discontinued operations includes the one-time gain of $608 million recognized upon the distribution of the Construction Group to former Class C stockholders on March 31, 1998. Also included in discontinued operations is the gain, net of tax, of $324 million from the Company's sale of its energy assets to MidAmerican on January 2, 1998.

 1998 vs. 1997

   In 1998 the Company's Board of Directors changed Level 3's fiscal year end from the last Saturday in December to a calendar year end. The additional five days in the 1998 fiscal year are reflected in the period ended December 31, 1998. There were 52 weeks in fiscal years 1997 and 1996.

   Revenue. Revenue for the years ended December 31, 1998 and December 27, 1997 is summarized as follows (in millions):

                                                                      1998 1997
                                                                      ---- ----
      Communications and Information Services.......................  $144 $ 95
      Coal Mining...................................................   228  222
      Other.........................................................    20   15
                                                                      ---- ----
                                                                      $392 $332
                                                                      ==== ====

   Communications and Information Services revenue increased 52% in 1998. The Internet Protocol business generated revenues of approximately $24 million in 1998, of which $22 million is attributable to the acquisition of XCOM. Approximately 87% of XCOM's revenue is attributable to reciprocal compensation agreements with Bell Atlantic. These agreements require the company originating a call to compensate the company terminating the call. The FCC has been considering whether local carriers are obligated to pay compensation to each other for the transport and termination of calls to Internet service providers when a local call is placed from an end user of one carrier to an Internet service provider served by the competing local exchange carrier. Recently, the FCC determined that it had no rule addressing inter-carrier compensation for these calls. In the absence of a federal rule, the FCC determined that it would not be unreasonable for a state commission, in some circumstances, to require payment of compensation for these calls. The FCC also released for comment alternative federal rules to govern compensation for these calls in the future. If state commissions, the FCC or the courts determine that inter-carrier compensation does not apply, carriers, including us, may be unable to recover their costs or will be compensated at a significantly lower rate and may be required to refund amounts previously received. Bell Atlantic has notified the Company that it will be escrowing all amounts due the Company under the reciprocal compensation agreements until the issue is resolved. An unfavorable resolution of this matter may have a material adverse effect on the Company's communications revenues.

   The computer outsourcing business experienced significant revenue growth in 1998. The inclusion of a full year of revenue from customers which began service in 1997 and an increase in revenue from the existing customer base, resulted in a 26% increase in outsourcing revenue. The systems integration business experienced a 27% increase in revenue in 1998. This increase is primarily attributable to new acquisitions and a strong demand for Year 2000 renovation during the first six months of 1998 and other systems reengineering services.

   Revenue from coal mines increased slightly in 1998. An increase in alternate source coal sales to Commonwealth was partially offset by the expiration of a long-term contract also with Commonwealth. In 1998 the Company and Commonwealth amended their contract to allow Commonwealth to accelerate delivery of coal. The amended contract requires Commonwealth to take delivery of its year 2001 coal commitments in 1998, 1999 and 2000. Of the 2001 commitments, 50% was taken in 1998 and 25% will be taken in both 1999 and 2000. The expiration of the long-term contract was partially offset by contracts with new customers in 1998. If current market conditions continue, the Company will experience a significant decline in coal revenue and earnings over the next several years as delivery requirements under long-term contracts decline as these long-term contracts begin to expire.

   Other revenue is primarily attributable to CPTC, the owner operator of the SR91 tollroad in southern California. Revenues increased in 1998 primarily due to higher traffic counts and increases in toll rates.

   Cost of Revenue. Operating expenses increased 22% from $163 million in 1997 to $199 million in 1998 primarily due to expenses incurred in connection with the Business Plan to expand the communications and information services businesses. Operating expenses related to communications and information services revenue in 1998 were $98 million up from $62 million in 1997. Costs attributable to the XCOM and GeoNet acquisitions as well as costs associated with the Frontier lease are responsible for an $11 million increase in operating expenses. Operating expenses for the computer outsourcing and systems integration business increased $5 million and $20 million in 1998, respectively. The increase in the computer outsourcing operating expenses is primarily attributable to the startup expenses associated with the second data center in Tempe, Arizona. Higher than expected costs for Year 2000 work resulted in the significant increase in systems integration operating expenses in 1998. The Company also incurred expenses to refocus its efforts away from Year 2000 services to systems and software reengineering for Internet Protocol related applications. Operating expenses related to coal mining were consistent with the prior year.

   Depreciation and Amortization Expense. Depreciation and amortization expense has increased $46 million from $20 million in 1997. The primary reason for this increase is the $910 million of capital expenditures in 1998, of which approximately $481 million was placed in service in 1998. The majority of the assets placed in service are associated with 15 gateway sites constructed for the expansion of the communications business. Also contributing to the increase was the depreciation and amortization on equipment purchased for computer outsourcing contracts, assets acquired through business acquisitions in 1998 and the amortization of goodwill related to these acquisitions. Depreciation and amortization will continue to increase in 1999 as additional facilities are placed in service.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $226 million to $332 million in 1998. This increase of 213% from 1997 is primarily attributable to the implementation of the Business Plan, including additional communications and information services personnel. The total number of communications and information services employees at December 31, 1998 was approximately 2,200 as compared to approximately 1,000 at December 27, 1997. Cash compensation included in expense increased from $14 million in 1997 to $51 million in 1998. In addition, $39 million of non-cash stock based compensation expense was recorded in 1998, of which $24 million was related to the Company's Outperform Stock Option program introduced in the second quarter of 1998. These costs are accounted for in accordance with SFAS No. 123. Professional fees increased $74 million in 1998 primarily for legal costs associated with obtaining licenses, agreements and technical facilities and other development costs associated with starting to offer services in U.S. cities. Also included in professional fees is third party software and associated development costs incurred in developing integrated business support systems. These expenses were recorded in accordance with the AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which specifically identifies those costs that should be expensed or capitalized for internally developed software. Selling, general and administrative expenses are expected to increase significantly in future periods as the Company continues to implement the Business Plan.

   Write-off of In-process Research and Development. Write-off of in process research and development was $30 million in 1998. On April 23, 1998 the Company completed the acquisition of XCOM, a privately held company that developed certain components necessary for the Company to develop an interface between its Internet Protocol based network and the existing public switched telephone network.

   The Company accounted for this transaction, valued at $154 million, as a purchase. Of the total purchase price, $115 million was originally allocated to acquired in-process research and development, and was taken as a nondeductible charge to earnings in the second quarter of 1998. In October 1998, the SEC issued new guidelines for valuing acquired research and development which are applied retroactively. Consequently, the Company has reduced the charge by $85 million, which also increases goodwill by a corresponding amount. Goodwill associated with the XCOM transaction is being amortized over a 5 year period.

   The Company believes that its resulting charge for acquired research and development conforms to the SEC's expressed guideline and methodologies. However, no assurances can be given that the SEC will not require additional adjustments.

   EBITDA. EBITDA, as defined by the Company, consists of earnings (losses) before interest, income taxes, depreciation, amortization, non-cash operating expenses (including stock-based compensation and in process research and development charges) and other non-operating income or expenses. The Company excludes non-cash compensation due to its adoption of the expense recognition provisions of SFAS No. 123. EBITDA decreased from $84 million in 1997 to ($100) million in 1998 primarily due to the significant increase in general and administrative expenses, described above, incurred in connection with the implementation of the Company's Business Plan. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA is not intended to represent cash flow for the periods. See "Consolidated Statements of Cash Flows."

   Interest Income. Interest income increased significantly in 1998 to $173 million from $33 million in 1997 as the Company's cash, cash equivalents and marketable securities balances increased to $3.7 billion at December 31, 1998 from $765 million at December 27, 1997 as a result of the two debt offerings and the proceeds from the sale of its energy business. Pending utilization of the cash equivalents and marketable securities in implementing the Business Plan, the Company intends to continue investing the funds primarily in government and governmental agency securities. This investment strategy will provide lower yields on the funds, but is expected to reduce the risk to principal in the short term prior to using the funds in implementing the Business Plan.

   Interest Expense, Net. Interest expense, net increased significantly from $15 million in 1997 to $132 million in 1998 due to the completion of the offering of $2 billion aggregate principal amount of 9 1/8% Senior Notes Due 2008 issued on April 28, 1998 and $834 million aggregate principal amount at maturity of 10 1/2% Senior Discount Notes Due 2008 issued on December 2, 1998. The amortization of a portion of the $79 million of debt issuance costs associated with the Senior Notes and Senior Discount Notes also increased interest expense in 1998. The Company capitalized $15 million of interest expense on network construction and business support systems development projects in 1998.

   Equity Losses in Unconsolidated Subsidiaries. Equity losses in unconsolidated subsidiaries increased to $132 million in 1998 primarily due to the equity losses attributable to RCN. RCN is the largest single source, facilities based provider of communications services to the residential markets primarily in the Northeast and the largest regional Internet service provider in the Northeast. RCN is also incurring significant costs in developing its business plan including the acquisitions of several Internet service providers. RCN's losses increased from $52 million in 1997 to $205 million in 1998. The Company's proportionate share of these losses, including goodwill amortization, was $92 million and $26 million in 1998 and 1997, respectively. In 1998, the Company elected to discontinue its funding of Gateway Opportunity Fund, LP, or Gateway, which provided venture capital to developing businesses. The Company recorded losses of $28 million and $15 million in 1998 and 1997, respectively, to reflect Level 3's equity in losses of the underlying businesses of Gateway. Also included in equity losses are equity earnings of Commonwealth Telephone Enterprises, Inc., a Pennsylvania public utility providing telephone services, and equity losses of Cable Michigan prior to its sale in 1998, a cable television operator in the State of Michigan.

   Gain on Equity Investee Stock Transactions. Gain on equity investee stock transactions was $62 million in 1998. During 1998, RCN issued stock in a public offering and for certain acquisitions. These transactions decreased the Company's ownership in RCN from 48% in 1997 to 41% in 1998, but increased its proportionate share of RCN's net assets. The Company recorded a pre-tax gain of approximately $62 million to reflect this increase in value.

   Gains on Sale of Assets. Gains on sale of assets increased significantly in 1998 due to the sale of Cable Michigan to Avalon Cable of Michigan, Inc. in November 1998. The Company recognized a gain of approximately $90 million from the cash for stock transaction. Also included in gains on the disposal of assets are $8 million and $1 million of gains on the disposal of property, plant and equipment in 1998 and 1997 respectively, and $9 million of gains on the sale of marketable securities in both periods.

   Income Tax (Provision) Benefit. Income tax (provision) benefit differs from the expected statutory rate of 35% primarily due to the nondeductible write-off of the in process research and development costs allocated in the XCOM transaction, losses incurred by the Company's international subsidiaries which cannot be included in the consolidated U.S. federal income tax return and state income taxes. In 1997 the effective rate was less than the expected statutory rate primarily due to prior year tax adjustments, partially offset by the effect of nondeductible compensation expense associated with the conversion of the information services option and SAR plans to the Level 3 Stock Plan.

   Discontinued Operations. Discontinued operations includes the one-time gain of $608 million recognized upon the distribution of the Construction Group to former Class C stockholders on March 31, 1998. Also included in discontinued operations is the gain, net of tax, of $324 million from the Company's sale of its energy assets to MidAmerican on January 2, 1998.

Financial Condition--June 30, 1999

   The Company's working capital increased $291 million during 1999 from $3.5 billion at December 31, 1998 to $3.8 billion at June 30, 1999 primarily due to the $1.5 billion equity offering completed in March 1999, offset by capital expenditures for the communications network.

   Cash (used in) provided by continuing operations increased from $(62) million in 1998 to $159 million in 1999 primarily due to the changes in components of working capital and an increase in interest income. Interest income increased in 1999 as a result of the proceeds received from the Senior Notes, Senior Discount Notes and the March 1999 equity offering. The increase in cash provided by interest income was partially offset by the decrease in cash provided by operations for the semi-annual payment of interest on the Senior Notes. Interest payments on the Senior Discount Notes are deferred until 2004. An increase in the costs paid to implement the Business Plan also reduced cash provided by continuing operations.

   Investing activities include the purchase of $3.3 billion of marketable securities offset by the sales and maturities of securities of $2.8 billion. The Company also incurred costs of $1.2 billion for capital expenditures, primarily for the expanding communications business. In addition, the Company realized $11 million of proceeds from the sale of property, plant and equipment.

   Financing sources in the first six months of 1999 consisted primarily of the net proceeds of $1.5 billion from the issuance of 28,750,000 shares of Common Stock, and the exercise of the Company's stock options for $13 million. The Company also repaid long-term debt of $4 million during the first half of 1999.

Liquidity and Capital Resources

   Since late 1997, the Company has substantially increased the emphasis it places on and the resources devoted to its communications and information services business. The Company has commenced the implementation of a plan to become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the property, plant and equipment necessary to provide its services) of a broad range of integrated communications services. To reach this goal, the Company is expanding substantially the business of its subsidiary, PKSIS to create, through a combination of construction, purchase and leasing of facilities and other assets, an advanced, international facilities based communications network. The Company is designing its network based on Internet Protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   The development of the Business Plan will require significant capital expenditures, a substantial portion of which will be incurred before any significant related revenues from the Business Plan are expected to be realized. These expenditures, together with the associated early operating expenses, will result in substantial negative operating cash flow and substantial net operating losses for the Company for the foreseeable future. Although the Company believes that its cost estimates and build-out schedule are reasonable, the actual construction costs or the timing of the expenditures may deviate from current estimates. The Company estimates that its capital expenditures in connection with the Business Plan will approximate $2.5 billion in 1999. The Company's current liquidity and the cost sharing agreement with INTERNEXT should be sufficient to fund the currently committed portions of the Business Plan.

   The Company currently estimates that the implementation of the Business Plan, as currently contemplated, will require between $9 and $11 billion over the 10 year period of the Business Plan. The Company's ability to implement the Business Plan and meet its projected growth is dependent upon its ability to secure substantial additional financing in the future. The Company expects to meet its additional capital needs with the proceeds from credit facilities and other borrowings, including the proposed secured credit facility, and sales or issuance of additional equity securities or additional debt securities. The 9 1/8% senior notes and the 10 1/2% senior discount notes were issued under indentures which permit the Company and its subsidiaries to incur substantial amounts of debt. Assuming the offering of the notes is completed, the Company will have approximately $1.250 billion of securities available for future issuances under the "universal" shelf registration statement of which the accompanying prospectus is a part.

   Certain Level 3 subsidiaries propose to enter into a $1.375 billion senior secured credit facility that has been underwritten by a syndicate of banks and other financial institutions. The credit facility will consist of a $450 million tranche A term loan facility, a $275 million tranche B term loan facility, and a $650 million revolving credit facility. The revolving credit facility and the tranche A term loan facility mature eight years after the date of the proposed credit agreement, and the tranche B term loan facility matures on January 15, 2008.

   Level 3 expects that its subsidiaries will borrow $475 million under these facilities at the closing of the proposed secured credit facility. The proposed secured credit facility is currently in general syndication and is subject to customary conditions for a transaction of this type, including completion of definitive documentation and finalization of terms and conditions. Level 3 expects to close the proposed secured credit facility by the end of September 1999. Neither the closing of the proposed secured credit facility nor the closing of this offering of notes is conditioned upon the closing of the other transaction.

   All obligations under the revolving credit facility will be secured by substantially all of the assets of Level 3 and, subject to certain exceptions, its wholly owned domestic subsidiaries (other than the borrower under the term loan facilities). Such assets will also secure a portion of the term loan facilities in an amount equal to $100 million plus, with certain exceptions, the undrawn amount of the revolving credit facility. Additionally, all obligations under the term loan facilities will be secured by the equipment that is purchased with the proceeds of the term loan facilities and the lease rentals derived from the lease of such equipment to the Company's operating subsidiaries. The Company and, subject to certain exceptions, all its domestic subsidiaries (other than the borrower under the term loan facilities) will guarantee all obligations under the revolving credit facility. The Company and, subject to certain exceptions, all its domestic subsidiaries will guarantee all obligations under the term loan facilities. See "Description of Other Indebtedness of Level 3--Proposed Secured Credit Facility."

   In addition, the Company may sell or dispose of existing businesses or investments to fund portions of the Business Plan. The Company may also sell or lease fiber optic capacity, or access to its conduits. The Company may not be successful in producing sufficient cash flow, raising sufficient debt or equity capital on terms that it will consider acceptable, or selling or leasing fiber optic capacity or access to its conduits. In addition, proceeds from dispositions of the Company's assets may not reflect the assets' intrinsic value. Further, expenses may exceed the Company's estimates and the financing needed may be higher than estimated. Failure to generate sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which could have a material adverse effect on the implementation of the Business Plan.

   The Company may not be able to obtain such financing if and when it is needed and if available, such financing may not be on terms acceptable to the Company. If the Company is unable to obtain additional financing when needed, it may be required to scale back significantly its Business Plan and, depending upon cash flow from its existing businesses, reduce the scope of its plans and operations.

   In connection with implementing the Business Plan, management will continue reviewing the existing businesses of the Company to determine how those businesses will complement the Company's focus on communications and information services. If it is decided that an existing business is not compatible with the communications and information services business and if a suitable buyer can be found, the Company may dispose of that business.

Year 2000--June 30, 1999

   General. The Company's wholly owned subsidiary, Level 3 Communications, LLC, is a new company that is implementing new technologies to provide Internet Protocol technology-based communications services to its customers. The Company has adopted a strategy to select technology vendors and suppliers that provide products that are represented by such vendors and suppliers to be Year 2000 compliant. In negotiating its vendor and supplier contracts, the Company secures Year 2000 warranties that address the Year 2000 compliance of the applicable product(s). As part of the Company's Year 2000 compliance program, plans will be put into place to test these products to confirm they are Year 2000 ready.

   PKS Systems Integration LLC, or PKS Systems, which is a subsidiary of PKSIS, provides a wide variety of information technology services to its customers. In fiscal year 1998, approximately 57% of the revenue generated by PKS Systems related to projects involving Year 2000 assessment and renovation services performed by PKS Systems for its customers. These contracts generally require PKS Systems to identify date affected fields in certain application software of its customers and, in many cases, PKS Systems undertakes efforts to remediate those date-affected fields so that Year 2000 data may be processed. Thus, Year 2000 issues affect many of the services PKS Systems provides to its customers. This exposes PKS Systems to potential risks that may include problems with services provided by PKS Systems to its customers and the potential for claims arising under PKS Systems' customer contracts. PKS Systems attempts to contractually limit its exposure to liability for Year 2000 compliance issues. However, these contractual limitations may not be effective.

   Outlined below is additional information with respect to the Year 2000 compliance programs that are being pursued by Level 3 Communications, LLC and PKSIS.

   Level 3 Communications, LLC. Level 3 Communications, LLC uses software and related technologies throughout its business that may be affected by the date change in the Year 2000. The inability of systems to appropriately recognize the Year 2000 could result in a disruption of Level 3 Communications, LLC operations. Level 3 Communications, LLC has one main line of business: delivery of communications services to commercial clients over fiber optic cable. The delivery of service will be over Level 3 Communications, LLC owned cable when the network construction is complete. In the interim, services will be delivered over both owned and leased lines.

   Level 3 Communications, LLC faces three primary Year 2000 issues with respect to its business. First, Level 3 Communications, LLC must assess the readiness of its systems that are required to provide its customer's communications services. Second, Level 3 Communications, LLC must evaluate the Year 2000 readiness of its internal business support systems. Third, Level 3 Communications, LLC must also verify the readiness of the providers of the leased lines currently in use or that will be used in the future.

   Level 3 Communications, LLC has designated a full-time Year 2000 director in addition to establishing a program office staffed in part by experienced Year 2000 consultants. Level 3 Communications, LLC is progressing through a comprehensive program to evaluate and address the effect of the Year 2000 on its internal business support systems, and the service delivery systems. The plans' focus upon Year 2000 issues consists of the following phases:

     (I) Assessment--Awareness, commitment, and evaluation which includes a detailed inventory of systems and services that the Year 2000 may impact.

     (II) Detailed Plan--Establishment of priorities, development of specific action steps and allocation of resources to address the issues as outlined in Phase I.

     (III) Implementation--Completion of the necessary changes as delineated in Phase II.

     (IV) Verification--Determining whether the conversions implemented in Phase III have resolved the Year 2000 problem so that date related calculations will function properly, both as individual units and on an integrated basis. This will culminate in an end-to-end system test to ensure that the customer services being delivered by Level 3 Communications, LLC will function properly and that all support services necessary to business operations will be Year 2000 compliant.

     (V) Contingency Plans--Establishment of alternative plans should any of the services or suppliers that Level 3 Communications, LLC requires to do business fail to be Year 2000 ready.

   With respect to its Year 2000 plans, Level 3 currently has activities underway in each of the five phases above. The current stage of activities varies based upon the type of component, system, and/or customer service at issue.

Business Functions         Operational Effect                     Current Status
------------------         ------------------                     --------------------
Customer Delivery Systems  Inability to Deliver Customer Services Phases I to Phase V*
Internal Business Support  Failures of Internal Support Services  Phase I to Phase V*
Systems                    and Customer Billing

* Level 3 anticipates this range of activity to continue through 1999 as it adds new equipment and services while building its infrastructure. Additionally, the upgrading of service delivery through its proprietary systems will require that the delivery systems go through verification with each new innovation.

   The expenses associated with this project by Level 3 Communications, LLC, as well as the related potential effect on Level 3 Communications, LLC's earnings, are not expected to have a material effect on the future operating results or financial condition of Level 3 Communications, LLC. There can be no assurance, however, that the Year 2000 problem, and any loss incurred by any customers of Level 3 as a result of the Year 2000 problem, will not have a material adverse effect on Level 3 Communications, LLC's financial condition and results of operations.

   Level 3 Communications, LLC has significant relationships and dependencies with regard to systems and technology provided and supported by third party vendors and service providers. In particular, the customer delivery systems for the communications business of Level 3 Communications, LLC are dependent upon third parties who provide telecommunication services while the infrastructure continues to be built. As part of its Year 2000 program, Level 3 Communications, LLC has sought to obtain formal Year 2000 compliance representation from vendors who provide products and services to Level 3 Communications, LLC. The vendor compliance process is being performed concurrently with the Company's ongoing Year 2000 validation activities. This compliance process consists of obtaining information from disclosures made publicly available on company websites, reviewing test plans and results made available from suppliers, and following up with letters and phone calls to any vendors who have not made such information available to Level 3 Communications, LLC as yet.

   Because of the aforementioned reliance placed on third party vendors, Level 3 Communications, LLC's estimate of costs to be incurred could change substantially should one or more of the vendors be unable to timely deliver Year 2000 compliant products. Level 3 Communications, LLC does not own the proprietary hardware technology or third party software source code utilized in its business and therefore, Level 3 Communications, LLC cannot actually renovate the hardware or third party software identified as having Year 2000 support issues. The standard components supplied by vendors for the customer delivery systems have been tested in laboratory settings and certified as to their compliance.

   With respect to the contingency plans for Level 3 Communications, LLC, such plans generally fall into two categories. Concerning the customer delivery systems of Level 3 Communications, LLC, Level 3 Communications, LLC has certain redundant and backup facilities, such as on-site generators. With respect to systems obtained from third party vendors, contingency plans are developed by Level 3 Communications, LLC on a case by case basis where deemed appropriate.

   PKSIS. PKSIS and its subsidiaries use software and related technologies throughout its business that may be affected by the date change in the Year 2000. The inability of systems to appropriately recognize the Year 2000 could result in a disruption of PKSIS operations. PKSIS has two main lines of business: computer outsourcing and systems integration. The computer outsourcing business is managed by PKS Computer Services LLC, or PKSCS. The systems integration is managed by PKS Systems Integration LLC, or PKSSI.

   PKSCS generally faces two primary Year 2000 issues with respect to its business. First, PKSCS must evaluate the Year 2000 readiness of its internal support systems. Second, PKSCS must assess and, if necessary, upgrade the operating systems which PKSCS provides for its outsourcing customers. PKSCS outsourcing customers are responsible for their own application code remediation.

   PKSCS established a corporate-wide Year 2000 program in 1997, which in relation to other business projects and objectives has been assigned a high priority, including the designation of a full-time year 2000 director. PKSCS is progressing through a comprehensive program to evaluate and address the effect of the Year 2000 on its internal operations and support systems, and the operating systems which PKSCS is responsible for providing to its outsourcing customers. Due to the nature of its business, PKSCS has developed and is administering approximately twenty separate Year 2000 project plans. Approximately eighteen of these plans are devoted to the specific operating systems software upgrades to be undertaken by PKSCS for its outsourcing customers according to software vendor specifications. The remaining plans focus upon Year 2000 issues relating to PKSCS internal support systems. PKSCS is utilizing both internal and external resources in implementing these plans. These PKSCS plans generally consist of the following phases:

     (I) Assessment--Awareness, commitment, and evaluation, which includes a detailed inventory of systems and services that the Year 2000 may impact.

     (II) Detailed Plan--Establishment of priorities, development of specific action steps and allocation of resources to address the issues as outlined in Phase I.

     (III) Implementation--Completion of the necessary changes per vendor specifications, (that is, replacement or retirement) as outlined in Phase II.

     (IV) Verification--With respect to PKSCS' internal support systems, determining whether the conversions implemented in Phase III have resolved the Year 2000 problem so that date related calculations will function properly, both as individual units and on an integrated basis.

     (V) Completion--The final rollout of components into an operational unit.

   With respect to its Year 2000 plans, PKSCS currently has activities underway in each of Phases III through V. The current stage of activities varies based upon the type of component, system, and/or customer service at issue. Some PKSCS customers have delayed or postponed operating system upgrades to be performed by PKSCS as a result of the customer's delay in its application code remediation schedule.

   PKSSI generally faces two primary Year 2000 issues with respect to its business. First, PKSSI provides a wide variety of information technology services to its customers which could potentially expose PKSIS to contractual liability for Year 2000 related risks if services are not performed in a timely or satisfactory manner. Second, PKSSI must evaluate and, if necessary, upgrade or replace its internal business support systems which may have date dependencies. PKSSI believes the primary internal systems affected by the Year 2000 issue which could have an impact on its business are desktop and network hardware and software. PKSSI previously completed its Year 2000 assessment of desktop hardware and software, and, based on vendor representations, determined that material upgrades or replacements were not required. PKSIS is continuing to validate these findings and currently plans to do so throughout the remainder of 1999. PKSSI is also in the process of communicating with its vendors to assess its servers and communications hardware for Year 2000 readiness.

   In fiscal year 1998, approximately 57% of the revenue generated by PKSSI related to projects involving Year 2000 assessment and renovation services performed by PKSSI for its customers. This is a reduction from 80% in 1997. Some of these contracts require PKSSI to identify date affected fields in certain application software of its customers and, in many cases, PKSSI undertakes efforts to remediate those date-affected fields so that Year 2000 data may be processed. Thus, Year 2000 issues affect certain services PKSSI provides to its customers. This exposes PKSSI to potential risks that may include problems with services provided by PKSSI to its customers and the potential for claims arising under PKSSI's customer contracts. In some cases PKSSI has contractual warranties which could require PKSSI to perform Year 2000 related services after the year 2000. PKSSI attempts to contractually limit its exposure to liability for Year 2000 compliance issues. However, there can be no assurance as to the effectiveness of such contractual limitations.

   The following chart describes the status of PKSIS' Year 2000 program with respect to computer outsourcing services and systems integration services.

Business Functions  Current Areas of Focus   Operational Impact        Current Status
------------------  ----------------------   ------------------        --------------
Computer            Large & Mid-Range CPU    Inability to continue     Mid Phase III to
Outsourcing         OEM Software             critical processing       Phase V
Service             OS Systems               of customer's
                    Network Equipment        systems
                    Support Facilities

                    Internal Support Systems Failures of critical      Mid Phase III to
                    & Business Processes     Internal Support Services Phase V

Systems             Internal Support Systems Failures of critical      Assessment of
Integration         & Business Processes     Internal Support Services desktop hardware
Services                                                               and software has
                                                                       been completed and
                                                                       is being validated.
                                                                       Assessment of
                                                                       services and
                                                                       communications
                                                                       hardware is
                                                                       expected to be
                                                                       completed by the
                                                                       end of the third
                                                                       quarter of 1999.

   PKSIS has significant relationships and dependencies with regard to systems and technology provided and supported by third party vendors and service providers. In particular, the computer outsourcing business of PKSCS is dependent upon third parties who provide telecommunication services, electrical utilities and mainframe and midrange hardware and software providers. As part of its Year 2000 program, PKSIS has sought to obtain formal Year 2000 compliance representation from vendors who provide products and services to PKSIS. The vendor compliance process is being performed concurrently with PKSIS' ongoing Year 2000 remediation activities. PKSCS is also working with its outsourcing customers to inform them of certain dependencies which exist which may affect PKSIS' Year 2000 efforts and certain critical actions which PKSIS believes must be undertaken by the customer in order to allow PKSIS to implement its Year 2000 efforts concerning the operating software system provided by PKSCS for its customers.

   To date, PKSCS has received written responses from approximately 40% of the vendors from whom it has sought Year 2000 compliance statements. With respect to those key third party vendors and suppliers who have failed to respond in writing, PKSIS is following up directly with such vendors and suppliers and obtaining information from other sources, such as disclosures made publicly available on company websites.

   Because of this reliance on third party vendors, PKSIS' estimate of costs to be incurred could change substantially should one or more of the vendors be unable to timely deliver Year 2000 compliant products. PKSCS does not own the proprietary hardware technology or third party software source code utilized in its business and therefore, PKSCS cannot actually renovate the hardware or software identified as having Year 2000 support issues.

   The expenses associated with PKSIS' Year 2000 efforts, as well as the related potential effect on PKSIS' earnings, are not expected to have a material effect on the future operating results or financial condition of Level
3. There can be no assurance, however, that the Year 2000 problem, and any loss incurred by any customers of PKSIS as a result of the Year 2000 problem, will not have a material adverse effect on Level 3's financial condition and results of operations.

   With respect to the contingency plans for PKSCS, such plans generally fall into two categories: internal support and operating systems. Concerning the internal support systems of PKSCS, PKSCS has certain redundant and backup facilities, such as on-site generators, water supply and pumps. PKSCS has undertaken contingency plans with respect to these internal systems by performing due diligence with the vendors of these systems in order to investigate the Year 2000 compliance status of these systems, and such systems are tested on a monthly basis. With respect to the operating systems obtained from third party vendors and maintained by PKSCS for its outsourcing customers, contingency plans are developed by PKSCS and its customers on a case by case basis as requested, contracted and paid for by PKSCS' customers. However, there is no contingency plan for the failure of operating system software to properly handle Year 2000 date processing. If the operating system software provided to PKSIS by third party vendors fails at the PKSCS data center, such vendor supplied software is expected to fail everywhere and no immediate work around could be supplied by PKSCS. In the event computer hardware supplied by PKSCS for its outsourcing customer fails, some customers have contracted for contingency plans through disaster recovery arrangements with a third party which supplies disaster recovery services.

   Costs of Year 2000 Issues. Level 3 currently expects to incur approximately $12.5 million of costs in aggregate, through the end of 1999. These costs primarily arise from direct costs of Level 3 employees verifying equipment and software as Year 2000 ready. However, Level 3 does not separately track the internal employee costs incurred for its Year 2000 projects. Level 3 does track all material costs incurred for its Year 2000 projects as well as all costs incurred by the Year 2000 program office. Level 3 has estimated the time and effort expended by its employees on Year 2000 projects based on an analysis of Year 2000 project plans.

   PKSIS incurred approximately $4.2 million of costs to implement its Year 2000 program through 1998, and currently expects to incur an additional approximately $3.6 million of costs in aggregate, through the end of 1999. These costs primarily arise from direct costs of PKSCS employees working on upgrades per vendor specifications of operating system software for PKSCS outsourcing customers and the cost of vendor supplied operating systems software upgrades and the cost of additional hardware. However, PKSIS does not separately track the internal costs incurred for its Year 2000 projects and does not track the cost and time its employees spend on Year 2000 projects. PKSCS has estimated the time and effort expended by its employees on Year 2000 projects based on an analysis of Year 2000 project plans. Labor costs for PKSCS' Year 2000 projects were estimated to be $2.1 million for 1998 and are estimated to be approximately $1 million dollars for 1999 through September 1999, when such projects are currently scheduled for completion. These labor costs will necessarily increase if such projects take longer to complete. Costs for software upgrades, additional equipment costs and a test system for PKSCS' Year 2000 projects were estimated to be $2.1 million for 1998 and are estimated to be $2.5 million for 1999. Such costs are not available for PKSSI but are not believed to be material. Year 2000 costs for PKSSI are believed to be substantially less than PKSCS and focus primarily on the cost of evaluating and, if necessary, upgrading network and desktop hardware and software. The costs incurred by PKSSI for performing Year 2000 services for its customers are included within PKSSI's pricing for such services.

   Risks Associated with Year 2000 Issues. Due to the complexity of the issues presented by the Year 2000 date change and the proposed solutions, and the interdependence of external vendor support services, it is difficult to assess with any degree of accuracy the future effect of a failure in any one aspect or combination of aspects of the Company's Year 2000 activities. The Company cannot provide assurance that actual results will not differ from management's estimates due to the complexity of upgrading the systems and related technologies surrounding the Year 2000 issue.

   Failure by the Company to complete its Year 2000 activities in a timely or complete manner, within its estimate of projected costs, or failure by third parties, such as financial institutions and related networks, software providers, local telephone companies, long distance providers and electricity providers among others, to correct their systems, with which the Company's systems interconnect, could have a material effect on the Company's future results of operations and financial position. Other factors which might cause a material difference from management's estimate would include, but not be limited to, the availability and cost of personnel with appropriate skills and abilities to locate and upgrade relevant computer systems and similar uncertainties, as well as the related effects on the Company of the Year 2000 problem on the economy in general, or on the Company's business partners and customers in particular.

Market Risk--June 30, 1999

   Level 3 is subject to market risks arising from changes in interest rates, equity prices and foreign exchange rates. The Company's exposure to and policies regarding interest rate risk has not changed significantly from December 31, 1998.

   Level 3 continues to hold positions in certain publicly traded entities, primarily Commonwealth Telephone and RCN. The Company accounts for these two investments using the equity method. The market value of these investments is $1.5 billion as of June 30, 1999, which is significantly higher than their carrying value of $362 million. The Company does not currently have plans to dispose of these investments, however, if any such transaction occurred, the value received for the investments would be affected by the market value of the underlying stock at the time of any such transaction. A 20% decrease in the price of Commonwealth Telephone and RCN stock would result in approximately a $308 million decrease in fair value of these investments. The Company does not currently utilize financial instruments to minimize its exposure to price fluctuations in equity securities.

   The Company's Business Plan includes developing and constructing networks in Europe and Asia. As of June 30, 1999, the Company has invested significant amounts of capital in Europe and will continue to expand its presence in Europe and Asia in the second half of 1999. To date, the Company has not utilized financial instruments to minimize its exposure to foreign currency fluctuations. The Company will continue to analyze risk management strategies to reduce foreign currency exchange risk in the future.

   The change in equity security prices is based on hypothetical movements and is not necessarily indicative of the actual results that may occur. Future earnings and losses will be affected by actual fluctuations in interest rates, equity prices and foreign currency rates.

                               INDUSTRY OVERVIEW

History and Industry Development

   Telecommunications Industry. Prior to its court-ordered breakup in 1984 (the "Divestiture"), AT&T largely monopolized the telecommunications services in the United States even though technological developments had begun to make it economically possible for companies (primarily entrepreneurial enterprises) to compete for segments of the communications business.

   The present structure of the U.S. telecommunications market is largely the result of the Divestiture. As part of the Divestiture, seven local exchange holding companies were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct market segments: local exchange and long distance. The Divestiture provided for direct, open competition in the long distance segment.

   The Divestiture did not provide for competition in the local exchange market. However, several factors served to promote competition in the local exchange market, including: (i) customer desire for an alternative to the RBOCs, also referred to as the ILECs; (ii) technological advances in the transmission of data and video requiring greater capacity and reliability than ILEC networks were able to accommodate; (iii) a monopoly position and rate of return-based pricing structure which provided little incentive for the ILECs to upgrade their networks; and (iv) the significant fees, called "access charges," that long distance carriers were required to pay to the ILECs to access the ILECs' networks.

   The first competitors in the local exchange market, designated as CAPs by the FCC, were established in the mid-1980s. Most of the early CAPs were entrepreneurial enterprises that operated limited networks in the central business districts of major cities in the United States where the highest concentration of voice and data traffic is found. Since most states prohibited competition for local switched services, early CAP services primarily consisted of providing dedicated, unswitched connections to long distance carriers and large businesses. These connections allowed high-volume users to avoid the relatively high prices charged by ILECs for dedicated, unswitched connections.

   As CAPs proliferated during the latter part of the 1980s, certain federal and state regulators issued rulings which favored competition and promised to open local markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, a broad range of local exchange services, including local switched services. Companies providing a combination of CAP and switched local services are sometimes referred to as CLECs. This pro-competitive trend continued with the passage of the Telecommunications Act of 1996 (the "Telecom Act"), which provided a legal framework for introducing competition to local telecommunications services throughout the United States.

   Over the last three years, several significant transactions have been announced representing consolidation of the U.S. telecom industry. Among the ILECs, Bell Atlantic and NYNEX merged in August 1997, Pacific Telesis Group and SBC Communications merged in April 1997, SBC Communications and Ameritech have proposed a merger and GTE and Bell Atlantic have proposed a merger. Long distance providers have sought to enhance their positions in local markets, through transactions such as AT&T's acquisition of Teleport Communications Group and of Tele-Communications, Inc., WorldCom's mergers with MFS and Brooks Fiber Properties and Qwest's proposed acquisition of US West. They have also sought to otherwise improve their competitive positions, through transactions such as WorldCom's merger with MCI.

   Many international markets resemble that of the United States prior to the Divestiture. In many countries, traditional telecommunications services have been provided through a monopoly provider, frequently controlled by the national government, such as a Post, Telegraph and Telephone Company. In recent years, there has been a trend toward liberalization of many of these markets, particularly in Europe. Led by the introduction of competition in the United Kingdom, the European Union mandated open competition as of January 1998. Similar trends are emerging, albeit more slowly, in Asia.

   Internet Industry. The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet are connected in a variety of ways, including by the public switched telephone network and by high speed, dedicated leased lines. Communications on the Internet are enabled by Internet Protocol, an inter-networking standard that enables communication across the Internet regardless of the hardware and software used.

   Over time, as businesses have begun to utilize e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an ISP became more prevalent. ISPs offer access, e-mail, customized content and other specialized services and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.

   ISPs generally operate networks composed of dedicated lines leased from ILECs, CLECs and ISPs using Internet Protocol based switching and routing equipment and server-based applications and databases. Customers are connected to the ISP's POP by facilities obtained by the customer or the ISP from either ILECs or CLECs through a dedicated access line or the placement of a circuit-switched local telephone call to the ISP.

   Internet Protocol Communications Technology. There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit-switch based communications systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be transmitted, such as e-mail, voice, fax and data into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

   Packet-switch based systems offer several advantages over circuit-switch based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, certain disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, are straining capacity and contributing to latency (delays) and interruptions in communications transmissions.


   On June 23, 1999 Level 3 announced a minimum four year, $250 million strategic agreement with Lucent Technologies to purchase Lucent systems, including software switches or "softswitches." The minimum purchase commitment is subject to certain conditions and has the potential to grow to $1 billion over five years.

   Under this nonexclusive agreement, Lucent will provide Level 3 its Lucent Technologies Softswitch, a software switch for Internet Protocol networks that is intended to combine the reliability and features that customers expect from the public switched telephone network with the cost effectiveness and flexibility of Internet Protocol technology. With the Lucent Softswitch, Level 3 expects to provide a full range of Internet Protocol based communications services similar in quality and ease of use to services on traditional circuit voice networks. In addition, the companies also agreed to collaborate on future enhancements of softswitches and gateway products to support next-generation broadband services for business and consumers that will combine high-quality voice and video communications with Internet-style web data services.

Telecommunications Services Market

   Overview of U.S. Market. The traditional U.S. market for telecommunications services can be divided into three basic sectors: long distance services, local exchange services and Internet access services. In 1998, it is estimated that local exchange services accounted for revenues of $96.8 billion, long distance services generated revenues of $110.5 billion and Internet access revenues totaled $8.3 billion. Revenues for both local exchange and long distance services include amounts charged by long distance carriers and subsequently paid to ILECs (or, where applicable, CLECs) for long distance access.

   Long Distance Services. A long distance telephone call can be envisioned as consisting of three segments. Starting with the originating customer, the call travels along an ILEC or CLEC network to a long distance carrier's POP. At the POP, the call is combined with other calls and sent along a long distance network to a POP on the long distance carrier's network near where the call will terminate. The call is then sent from this POP along an ILEC or CLEC network to the terminating customer. Long distance carriers provide only the connection between the two local networks, and pay access charges to LECs for originating and terminating calls.

   The following diagram is a simplified illustration of a typical long distance call:

                             [CHART APPEARS HERE]

   Local Exchange Services. A local call is one that does not require the services of a long distance carrier. In general, the local exchange carrier connects end user customers within a LATA and also provides the local portion of most long distance calls.

   The following diagram is a simplified illustration of a typical local call:

                             [CHART APPEARS HERE]

   Internet Service. Internet services are generally provided in at least two distinct segments. A local network connection is required from the ISP customer to the ISP's local facilities. For large, communication-intensive users and for content providers, these connections are typically unswitched, dedicated connections provided by ILECs or CLECs, either as independent service providers or, in some cases, by a company which is both a CLEC and an ISP. For residential and small/medium business users, these connections are generally PSTN connections obtained on a dial-up access basis as a local exchange telephone call. Once a local connection is made to the ISP's local facilities, information can be transmitted and obtained over a packet-switched Internet Protocol data network, which may consist of segments provided by many interconnected networks operated by a number of ISPs. This collection of interconnected networks makes up the Internet. A key feature of Internet architecture and packet-switching is that a single dedicated channel between communication points is never established, which distinguishes Internet-based services from the PSTN.

   The following diagram is a simplified illustration of a typical Internet access service:

                              [CHART APPEARS HERE]

   Overview of International Market. The traditional market for telecommunications services outside of the United States can also be divided into three basic sectors: long distance services, local exchange services and Internet access services. In 1998, it is estimated that local exchange services accounted for revenues of $124.6 billion, long distance services generated revenues of $199.6 billion and Internet services revenues totaled $7.1 billion.

   Internet Protocol Network and Interconnection. The Company designed the Level 3 network to be optimized for Internet Protocol based communications, rather than circuit-switch based communications such as that utilized by the PSTN. The network was designed with the goal of providing the Company with the ability to adapt its facilities, hardware and software to future technology developments in packet-switch based communications systems.

   There are many Internet Protocol networks currently in operation. While generally adequate for data transmission needs, these networks usually are not configured to provide the voice quality, real-time communications requirements of a traditional telephone call. With current technology, this quality can only be achieved by providing a substantial cushion of communications capacity. In addition, existing voice-over Internet Protocol services generally require either customized end-user equipment or the dialing of "access codes" or the following of other similar special procedures to initiate a call. There are also concerns about the reliability and security of existing Internet Protocol voice networks.

   The Company has developed its Internet Protocol voice services so that customers will not be required to dial access codes or follow other special procedures to initiate a call. The Company and other technology providers have developed, and we are commercially testing, softswitch technology to enable the transmission of traffic seamlessly between a router-based Internet Protocol network and the circuit-based PSTN. When commercially deployed, this technology will provide the Level 3 network with the same ubiquity of the PSTN. Specifically, this technology will provide Level 3 with (1) the ability to originate PSTN telephone traffic from an ILEC's switch (when the origination point is not on the Level 3 network), (2) route the traffic over the Level 3 network and (3) deliver the traffic either (a) directly to its destination (if the destination is on the Level 3 network) or (b) to an interconnection point where the traffic is transferred back to the PSTN (the routing of traffic to this interconnection point will be determined based on a least-cost routing criteria). Level 3 expects to be able to obtain the benefits of packet-switch based communications protocols on its network, while allowing its customers to use their existing equipment, telephone numbers and dialing procedures, without additional access codes, for routing the call to the Level 3 network. Level 3 believes that by building its own network with significant excess capacity, expandability and the latest technological advances in network design and equipment and having the ability to route calls over the PSTN in the event of service disruptions, the other significant issues associated with Internet Protocol voice transmission (quality, latency, reliability and security) will have been satisfactorily addressed. The Company began commercially testing its Internet Protocol long distance voice and fax transmission services in the second quarter of 1999. In its testing, the Company is evaluating the scalability of the softswitch technology and the necessary business support systems required to commercially launch its Internet Protocol long distance voice and fax services. The Company and others are developing similar technology for local voice and fax transmissions. The Company currently anticipates that it will begin commercial testing of Internet Protocol local voice and fax transmission services in the first half of 2000. See "Risk Factors--A failure to commercially deploy satisfactory voice or fax technology for Internet Protocol networks could adversely affect our business."

   On November 16, 1998, Level 3 and Bell Communications Research Inc. announced the merger of their respective specifications for a new protocol designed to bridge between the current circuit-based PSTN and emerging Internet Protocol based networks. The merged specification, called the Media Gateway Control Protocol, or MGCP, represents a combination of the Internet Protocol Device Control, or lPDC, specification developed by a consortium formed by Level 3 and made up of leading communications hardware and software companies, and the Simple Gateway Control protocol, developed by Bell Communications Research and Cisco Systems. The MGCP specification is available without a fee to service providers and hardware and software vendors interested in implementing it in their networks and equipment.

   The significance of MGCP is that when implemented it will provide customers with a seamless interconnection between traditional PSTN and the newer Internet Protocol technology networks. Level 3 believes that this integration will enable customers to benefit from the lower cost of Internet

Protocol network services, including voice and fax, without modifying existing telephone and fax equipment or dialing access codes. Level 3 plans to use MGCP in the development of its own network.

   On May 13, 1999, a group of leading telecommunications companies announced the formation of the International Softswitch Consortium, or the "Consortium." Level 3 was one of the founding members of this Consortium. The purpose of the organization is to promote open standards and protocols and new application development for the distributed set of hardware and software platforms that are referred to as softswitches and can seamlessly interconnect the PSTN with information and applications currently available only over the Internet. The Consortium is the first group to focus exclusively on interconnection between Internet Protocol networks and the PSTN, and is promoting worldwide compatibility and interoperability of these networks. The Consortium's charter also calls for it to act as a catalyst in stimulating independent software vendors to develop value-added services for service providers and network users of Internet Protocol networks.

                                    BUSINESS

   Level 3 engages in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, the Company announced the Business Plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international facilities based communications network based on Internet Protocol technology.

History

   The Company was incorporated as Peter Kiewit Sons', Inc. in Delaware in 1941 to continue a construction business founded in Omaha, Nebraska in 1884. In subsequent years, the Company invested a portion of the cash flow generated by its construction activities in a variety of other businesses. The Company entered the coal mining business in 1943, the telecommunications business (consisting of MFS and, more recently, an investment in C-TEC Corporation and its successors RCN, Commonwealth Telephone and Cable Michigan, Inc. ) in 1988, the information services business in 1990 and the alternative energy business, through an investment in MidAmerican, in 1991. Level 3 also has made investments in several development-stage ventures.

   In the last three years, the Company has distributed to its stockholders a portion of its telecommunications business, split off its construction business and sold its investments in the alternative energy sector. In 1995, the Company distributed to the holders of Class D Stock all of its shares of MFS. In the seven years from 1988 to 1995, the Company invested approximately $500 million in MFS; at the time of the distribution to stockholders in 1995, the Company's holdings in MFS had a market value of approximately $1.75 billion. In December 1996, MFS was purchased by WorldCom in a transaction valued at $14.3 billion.

   In December 1997, the Company's stockholders ratified the decision of the Board to effect the split-off separating the Construction Group. As a result of the split-off, which was completed on March 31, 1998, the Company no longer owns any interest in the Construction Group. In conjunction with the split-off, the Company changed its name to "Level 3 Communications, Inc.," and the Construction Group changed its name to "Peter Kiewit Sons', Inc."

   In January 1998, the Company completed the sale to MidAmerican of its energy investments, consisting primarily of a 24% equity interest in MidAmerican. The Company received proceeds of approximately $1.16 billion from this sale, and as a result recognized an after-tax gain of approximately $324 million in 1998.

   On November 6, 1998, Avalon Cable of Michigan, Inc. acquired all the outstanding stock of Cable Michigan. Level 3 received approximately $129 million in cash for its interest in Cable Michigan and recognized a pre-tax gain of approximately $90 million.

Business Plan

   Since late 1997, the Company has substantially increased the emphasis it places on and the resources devoted to its communications and information services business. Since that time, the Company has become a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. The Company has expanded substantially the business of its subsidiary PKSIS and is creating, through a combination of construction, purchase and leasing of facilities and other assets, an advanced, international, facilities based communications network. The Company designed the Level 3 network based on Internet Protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   Market and Technology Opportunity. The Company believes that, as technology advances, a comprehensive range of both consumer and business communications and information services will be provided over networks utilizing Internet Protocol technology. These services will include traditional voice services and fax transmission, as well as other data services such as Internet access and virtual private networks. The Company believes this shift has begun, and over time should accelerate, for the following reasons:

  . Efficiency. As a packet-switched technology, Internet Protocol technology generally uses network capacity more efficiently than the traditional circuit-switched PSTN. This is because capacity in a packet switched network is shared between end points only when they are communicating at any given time, whereas in circuit switched networks, capacity is reserved between end points communicating even when no information is actually being transmitted. Therefore, services including voice, e-mail and file transfer can be provided for lower cost over a network using Internet Protocol technology.

  . Open Protocol. Internet Protocol technology is an open protocol (a non-proprietary standard) which allows for market driven development of new services and applications for Internet Protocol networks. In contrast, the PSTN is based on proprietary protocols, which are governed and maintained by international standards bodies that are generally controlled by government-affiliated entities and slower to accept change.

  . Improving Technologies. The Company and other technology companies have developed solutions to address problems associated with certain Internet Protocol based applications that use the public Internet. For example, typical voice over Internet Protocol solutions are characterized by cumbersome two-stage dialing requirements, latency (delay through the network which can negatively affect timing sensitive communications such as voice and fax), quality and concerns about adequate security and reliability. Level 3's Internet Protocol voice technology, now being commercially tested, provides a seamless interconnection with the PSTN using softswitch architecture.

  . Open Architecture. The open architecture of Level 3's distributed network enables new competition among suppliers for the individual components of the Internet Protocol voice switching system. The Company believes that this competition amongst vendors will enable more rapid improvement in the price/performance ratio of individual network components and thereby lower network cost.

   Level 3's Strategy. The Company is seeking to capitalize on the benefits of Internet Protocol technology by pursuing the Business Plan. Key elements of the Company's strategy include:

  . Become the Low Cost Provider of Communications Services. Our network is designed to provide high quality communications services at a lower cost. For example, the Level 3 network is being constructed using multiple conduits to allow the Company to cost-effectively deploy future generations of optical networking components and thereby expand capacity and reduce unit costs. In addition, the Company's strategy is to maximize the use of open, non-proprietary interfaces in the design of its network software and hardware. This approach is intended to provide Level 3 with the ability to purchase the most cost-effective network equipment from multiple vendors. New technologies such as packet-switching will also enhance the efficiencies of our network.

  . Combine Latest Generations of Fiber and Electronics. In order to achieve unit cost reductions for transmission capacity, Level 3 has designed its network with multiple conduits to deploy successive generations of fiber to exploit improvements in transmission electronics. Optimizing transmission electronics to exploit specific generations of fiber optic technology currently provides transmission capacity on the new fiber more cost effectively than deploying new electronics on previous generations of fiber.

  . Offer a Comprehensive Range of Communications Services. The Company provides a comprehensive range of communications services over the Level 3 network, including private line, colocation, Internet access and managed modem. The Company is currently commercially testing voice and fax transmission services. We are also offering dark fiber along our local and intercity networks on a long term lease basis.

  . Provide Seamless Interconnection to the PSTN. The Company and other technology providers have developed, and we are currently commercially testing, technology to allow seamless interconnection of the Level 3 network with the PSTN for long distance voice and fax transmissions. The Company and others are developing similar technology for local voice and fax transmission services. A seamless interconnection will allow customers to use Level 3's Internet Protocol based services without modifying existing telephone and fax equipment or existing dialing procedures (that is, without the need to dial access codes or follow other similar special procedures). The Company's managed modem service currently uses softswitch technology to seamlessly interconnect to the PSTN.

  . Accelerate Market Roll-out. To support the launch of its services and develop a customer base in advance of completing the construction of its network, Level 3 has begun offering services in 21 U.S. cities and in London, Paris, Amsterdam and Frankfurt over a combination of leased local and intercity facilities. Over time, these leased networks will be displaced by networks that the Company is constructing.

  . Expand Target Market Opportunities. The Company's distribution strategy is to utilize a direct sales force focused on communications intensive and web centric businesses. These businesses include ISPs, application service providers, content providers, systems integrators, next generation carriers, web-hosting companies, streaming media companies and Internet Protocol based storage providers. Providing continually declining bandwidth costs to these companies is at the core of the Company's market enabling strategy.

  . Develop Advanced Business Support Systems. The Company is developing a substantial, scalable and web-enabled business support system infrastructure specifically designed to enable the Company to offer services efficiently to its targeted customers. The Company believes that this system will reduce its operating costs, give its customers direct control over some of the services they buy from the Company and allow the Company to grow rapidly without redesigning the architecture of its business support system.

  . Leverage Existing Information Services Capabilities. The Company is expanding its existing capabilities in computer network systems integration, consulting, outsourcing and software reengineering, with particular emphasis on the conversion of legacy software systems to systems that are compatible with Internet Protocol networks and web browser access.

  . Attract and Motivate High Quality Employees. The Company has developed programs designed to attract and retain employees with the technical skills necessary to implement the Business Plan. The programs include the Company's Shareworks stock purchase plan and its Outperform Stock Option program.

  Competitive Advantages. The Company believes that it has the following competitive advantages that, together with its strategy, will assist it in implementing the Business Plan:

  . Experienced Management Team. Level 3 has assembled a management team that it believes is well suited to implement the Business Plan. Most of Level 3's senior management was involved in leading the development and marketing of telecommunications products and in designing, constructing and managing intercity, metropolitan and international networks.

  . A More Readily Upgradable Network Infrastructure. Level 3's network design takes advantage of recent innovations, incorporating many of the features that are not present in older communication networks, and provides Level 3 flexibility to take advantage of future developments and innovations. Level 3 has designed the transmission network to optimize all aspects of fiber and electronics simultaneously as a system to deliver the lowest unit cost to its customers. As fiber and transmission electronic technology changes, Level 3 expects to realize new unit cost improvements by deploying the latest fiber and transmission electronics technology in available empty or spare conduit in the multiple conduit Level 3 network. The Company believes that the spare conduit design of the Level 3 network will enable Level 3 to effect this deployment more quickly and at lower cost than other carriers.

  . Integrated End-to-End Network Platform. Level 3's strategy is to deploy network infrastructure in major metropolitan areas and to link these networks with significant intercity networks in North America and Europe. The Company believes that the integration of its local and intercity networks will expand the scope and reach of its on-net customer coverage, and facilitate the uniform deployment of technological innovations as the Company manages its future upgrade paths.

  . Systems Integration Capabilities. The Company believes that its ability to offer computer outsourcing and systems integration services, particularly services relating to allowing a customer's legacy systems to be accessed with web browsers, will provide additional opportunities for selling the Company's products and services.

The Level 3 Network

   An important element of the Business Plan is the development of the Level 3 network, an advanced, international, facilities based communications network optimized for Internet Protocol technology. Today, the Company is primarily offering its communications services using local and intercity facilities that are leased from third parties. This enables the Company to offer services during the construction of its own facilities. Over time, the portion of the Company's network that is owned by the Company will increase and the portion of the facilities leased will decrease. Over the next two to three years, the Company's network is expected to encompass:

   .  an intercity network covering nearly 16,000 miles in North America;

   .  leased or owned local networks in 56 North American markets;

   .  an intercity network covering approximately 4,750 miles across Europe;

   .  leased or owned local networks in 23 European and Pacific Rim markets;
and

   .  transoceanic capacity, including a 1.28 Tbps transatlantic cable system.

See "Risk Factors--Difficulties in constructing our network could increase its estimated costs and delay its scheduled completion."

   Intercity Networks. The Company's nearly 16,000 mile fiber optic intercity network in North America will consist of the following:

  . Rights-of-way ("ROW") from a number of third parties including railroads, highway commissions and utilities. The Company has procured these rights from sources that maximize the security and quality of the Company's installed network. The Company has secured 100% of the ROW required for the planned North American intercity network. It has obtained these rights pursuant to agreements with railroads, state and local departments of transportation, utilities, pipeline companies and others.

  . Multiple conduits connecting local networks in approximately 200 North American cities. In 56 of those cities, the Company expects to have local networks. In general, Level 3 will install groups of 10 to 12 conduits in its intercity network. The Company believes that the availability of spare conduit will allow it to deploy future technological innovations in optical networking components as well as providing Level 3 with the flexibility to offer conduit to other entities.

  . Initial installation of optical fiber strands designed to accommodate dense wave division multiplexing transmission technology. This fiber allows deployment of equipment which transmits signals on 32 or more individual wavelengths of light per strand, thereby significantly increasing the capacity of the Company's network relative to older networks which generally use optical fiber strands that transmit fewer wavelengths of light per strand. In addition, the Company believes that the installation of newer optical fibers will allow a combination of greater wavelengths of light per strand, higher digital transmission speeds and greater spacing of network electronics. The Company also believes that each new generation of optical fiber will allow increases in the performance of these aspects of the fiber and will result in lower unit costs.

  . High speed SONET transmission equipment employing self-healing protection switching and designed for high quality and reliable transmission.

  . A design that maximizes the use of open, non-proprietary hardware and software interfaces to allow less costly upgrades as hardware and software technology improves.

   To support the launch of its services in the third quarter of 1998, the Company leased intercity capacity from two providers, connecting the first 21 Level 3 North American markets. This leased capacity will be displaced over time by Level 3's North American intercity network.

   On July 20, 1998, Level 3 entered into a network construction cost-sharing agreement with INTERNEXT, LLC, a subsidiary of NEXTLINK Communications, Inc. The agreement, which is valued at $700 million, calls for INTERNEXT to acquire the right to use 24 fibers and certain associated facilities installed along the entire route of Level 3's North American intercity network in the United States. INTERNEXT will pay Level 3 as segments of the intercity network are completed which will reduce the overall cost of the network to the Company. The network as provided to INTERNEXT will not include the necessary electronics that allow the fiber to carry communications transmissions. Also, under the terms of the agreement, INTERNEXT has the right to an additional conduit for its exclusive use and to share costs and capacity in certain future fiber cable installations in Level 3 conduits.

   The following diagram depicts the currently planned North American intercity network when fully constructed:

                                     [MAP]

   The North American intercity network is expected to be completed during the first quarter of 2001. Deployment of the North American intercity network will be accomplished through simultaneous construction efforts in multiple locations, with different portions being completed at different times. As of August 1, 1999, the Company had completed 3,375 route miles of the intercity network and had an additional approximately 7,000 route miles under construction.

   In Europe, the Company is deploying an approximately 4,750 mile fiber optic intercity network with characteristics similar to those of the North American intercity network. As in North America, the Company will provide initial service in Europe over a leased line and dark fiber network that will be displaced over time by the intercity network owned by the Company. In the Pacific Rim, the Company currently intends to provide service over a leased line intercity network and long term leases of submarine cable capacity.

   On April 29, 1999, Level 3 announced that it had finalized contracts relating to construction of Ring 1 of its European network in France, Belgium, the Netherlands, Germany and the United Kingdom. Ring 1, which is approximately 2,000 miles, will connect Paris, Frankfurt, Amsterdam, Brussels and London. The network is expected to be ready for service by September 2000. Ring 1 is part of the approximate 4,750 mile intercity network that will ultimately connect a minimum of 13 local city networks in Europe. This European network will be linked to the Level 3 North American intercity network by the Level 3 transatlantic 1.28 Tbps cable system currently under development, also expected to be ready for service by September 2000.

   On July 26, 1999, the Company also announced two important developments of its European network build with agreements with Eurotunnel and Alcatel. Eurotunnel will install and supply Level 3 with multiple cross-Channel cables between the United Kingdom and France through the high-security service tunnel. The first of these cables will be completed by the first quarter of 2000. Subsequent cables will be installed to upgrade and expand the network as and when required or when new fiber technology becomes available. Alcatel will provide Level 3 with a cross-Channel undersea cable link between the United Kingdom and Belgium. Alcatel will design, develop, and install an undersea cable to link the Level 3 network between the United Kingdom and Belgium. The cable system is already under development and will be complete by the end of 1999.

   In addition, on May 4, 1999, Level 3 and Colt Telecom Group plc announced an agreement to share costs for the construction of European networks. The agreement calls for Level 3 to share construction costs of Colt's planned 1,600 mile intercity German network linking Berlin, Cologne, Dusseldorf, Frankfurt, Hamburg, Munich and Stuttgart. In return, Colt will share construction costs of Ring 1 of Level 3's planned European network.

   The Company has entered into transoceanic capacity agreements that will link Level 3's North American, European and Pacific Rim intercity networks. One agreement provides for Level 3's participation in the construction of an undersea cable system that will connect Japan and the United States by mid-year 2000. The remaining agreements relate to the Company's transatlantic capacity. These agreements are in addition to the Company's 1.28 Tbps transatlantic cable system.

   Local Market Infrastructure. The Company's local facilities include fiber optic networks, in a SONET ring configuration, connecting Level 3's intercity network gateway sites to ILEC and CLEC central offices, long distance carrier POPs, buildings housing communication-intensive end users and Internet peering and transit facilities.

   The Company has secured approximately 2.7 million square feet of space for its gateway facilities as of August 1999 and has completed the buildout of approximately 1.2 million square feet of this space. The Company's gateway facilities are being designed to house local sales staff, operational staff, the Company's transmission and Internet Protocol routing/switching facilities and technical space to accommodate colocation of equipment by high-volume Level 3 customers, such as ISPs, in an environmentally controlled, secure site with direct access to the Level 3 network through dual, fault tolerant connections. The Company has gateway facilities, which vary in size, in New York City, Washington, D.C., Philadelphia, Atlanta, Boston, Dallas, Houston, Chicago, Detroit, Denver, Seattle, San Francisco, San Jose, Los Angeles, San Diego, Manchester, New Hampshire, Providence, Jersey City, Cincinnati, Stamford and St. Louis. The Company is offering private line, colocation services, Internet access and managed modem at its gateway sites in these cities. The availability of these services varies by location.

   As of August 1, 1999, local network development was underway in 22 U.S. cities. Also as of August 1, 1999, the total number of U.S. cities with operational facilities based local metropolitan networks was 14.

   As of August 1, 1999, the Company had 144 approved ILEC colocation applications in 28 cities and completed construction in 126 of these central offices. As of August 1, 1999, the Company had entered into interconnection agreements with RBOCs covering 28 cities.

   The Company has negotiated master leases with several CLECs and ILECs to obtain leased capacity from those providers so that the Company can provide its clients with local transmission capabilities before its own local networks are complete and in locations not directly accessed by the Company's owned facilities.

   The launches of services in London and Frankfurt followed the Company's acquisitions of BusinessNet Limited, a leading UK ISP, in January 1999 and miknet Internet Based Services GmbH, a leading German ISP, in September 1998. In addition, in June 1999, the Company completed the construction of its metropolitan network in the City of London. The Company launched its international gateway in London in January 1999 and Paris, Amsterdam and Frankfurt in June 1999. The 75,000 square foot office and operations facility in London is the hub of European operations and houses the operational center and network equipment, along with additional space for expansion and colocation services. In addition, in July 1999, Level 3 acquired a building with an additional approximately 263,000 square feet of space to serve as colocation technical space in London. The Company is currently offering services in and among London, Paris, Amsterdam and Frankfurt.

Communications and Information Services

   In connection with the Business Plan, the Company is substantially increasing the emphasis it places on and the resources devoted to its communications and information services business. The Company is building on the strengths of its information services business and the benefits of the Level 3 network to offer a broad range of other services to business and other end users.

   As the Business Plan is being implemented, the Company is offering a comprehensive range of communications services, including the following:

  . Private Line and Special Access. Private line and special access services are established as a permanent physical connection between locations for the exclusive use of the customer. The Company is offering the following types of special access and private line services:

    . Private Line. This type of link is a dedicated line connecting two end-user locations for voice and data applications, including ISPs.

    . Carrier-to-Carrier Special Access. This type of link connects carriers (long distance providers, wireless providers, ILECs and CLECs) to other carriers.

    . End-user to Long Distance Provider Special Access. This type of link connects an end-user, such as a large business, with the local POP of its chosen long distance provider.

     The Company is currently offering its local special access and private line services with available transmission speeds from T1 to OC3 and OC48 and its long distance services will be offered at speeds from T1 to OC3 and OC48. The Company is initially marketing its special access and private line services to ISPs, resellers and medium to large corporate customers.

  . Colocation. The Company is offering its customers and other service providers the ability to locate their communications and networking equipment at Level 3's gateway sites in a safe and secure technical operating environment. The demand for these colocation services has increased as companies expand into geographic areas in which they do not have appropriate space or technical personnel to support their equipment and operations. At its operational colocation sites, the Company is offering customers AC/DC power, optional UPS power, emergency back-up generator power, HVAC, fire protection and security. Level 3 is also offering high-speed, reliable connectivity to the Level 3 leased network and other networks, including both local and wide area networks, the PSTN and Internet. These sites are being monitored and maintained 24 hours a day, seven days a week.

     Level 3 is offering customers, including ISPs, the opportunity to colocate their web-server computers at the Company's larger gateway sites, enabling them to take advantage of the marketing, customer service, internal company information networks ("intranets") and other benefits offered by such web presence. By colocating its web-server in a Level 3 facility, a customer has the ability to deploy a high-quality, high-reliability Internet presence without investing capital in data center space, multiple high-speed connections or other capital intensive infrastructure. Although the customer is responsible for maintaining the content and performance of its server, the Company's technicians will be available to monitor basic server operation. The Company will also offer redundant infrastructure consisting of multiple routers and connections to Internet backbones and is also offering Internet Protocol services such as e-mail, news feeds and domain name services.

  . Internet Access. The Company is offering Internet access to business customers, other carriers and ISPs. These services include high-capacity Internet connections ranging from T1 to OC3 transmission speeds. The Company has peering arrangements with approximately 60 domestic ISPs and approximately 30 international ISPs and is currently purchasing transit from two major ISPs.

  . Managed Modem. The Company is offering to its customers an outsourced, turn-key infrastructure solution for the management of dial up access to either the public Internet or a corporate data network that may include access to the public Internet ("Managed Modem"). This service is the first offered by the Company that uses softswitch technology to seamlessly interconnect to the PSTN. While ISPs are provided a fully managed dial-up network infrastructure for access to the public Internet, corporate customers that purchase Managed Modem services receive connectivity for remote users to support data applications such as telecommuting, e-mail retrieval, and client/server applications. For Managed Modem customers, Level 3 arranges for the provision of local network coverage, dedicated local telephone numbers (which the Managed Modem customer distributes to its customers in the case of an ISP or to its employees in the case of a corporate customer), racks and modems as well as dedicated connectivity from the customer's location to the Level 3 gateway facility. Level 3 also provides monitoring of this infrastructure 24 hours a day, seven days a week. By providing a turn-key infrastructure modem solution, Level 3 believes that this product allows its customers to save both capital and operating costs.

  . Voice and Fax. Level 3 began commercial testing of its Internet Protocol long distance voice and fax service using softswitch technology in the first quarter of 1999. Level 3 intends to introduce local, long distance and international Internet Protocol based voice and fax services that are accessed using existing telephone and fax equipment and existing dialing procedures. The Company expects that these services will be offered at a quality level equal to that of the PSTN.

  . Special Services. The Company is offering dark fiber along its local and intercity networks on a long term lease basis. A customer can obtain dark fiber in any combination of three ways: (1) segment by segment, (2) full ring or (3) the entire Level 3 network. Level 3 offers colocation space in its gateway and intercity retransmission facilities to these customers for the placement of their transmission electronics. Although Level 3 will not be responsible for the management of the customer's transmission electronics, Level 3 is contemplating providing installation and maintenance services for this equipment on a fee for service basis.

   Level 3 currently offers, through its subsidiary PKSIS, computer operations outsourcing and systems integration services to customers located throughout the United States as well as abroad. The Company's systems integration services help customers define, develop and implement cost-effective information services. The computer outsourcing services offered by the Company include networking and computing services necessary for older mainframe-based systems and newer client/server-based systems. The Company provides its outsourcing services to clients that want to focus their resources on core businesses, rather than expend capital and incur overhead costs to operate their own computing environments. PKSIS believes that it is able to utilize its expertise and experience, as well as operating efficiencies, to provide its outsourcing customers with levels of service equal to or better than those achievable by the customers themselves, while at the same time reducing the customers' cost for such services. This service is particularly useful for those customers moving from older computing platforms to more modern client/server networks.

   PKSIS offers reengineering services that allow companies to convert older legacy software systems to modern networked computing systems, with a focus on reengineering software to enable older software application and data repositories to be accessed by web browsers over the Internet or over private or limited access Internet Protocol networks. Through its Suite 2000SM line of services, PKSIS provides customers with a multi-phased service for converting programs and applications so that date-related information is accurately processed and stored before and after the year 2000. PKSIS also provides customers with a combination of workbench tools and methodologies that provide a complete strategy for converting mainframe-based application systems to client/server architecture, while at the same time ensuring Year 2000 compliance. See "Risk Factors--Our Year 2000 compliance efforts may not succeed, and PKS Systems Integration LLC may have liability from its Year 2000 customer projects."

Distribution Strategy

   Level 3's distribution strategy is to utilize a direct sales force focused on communications intensive and web centric businesses. These businesses include ISPs, application service providers, content providers, systems integrators, next generation carriers, web-hosting companies, streaming media companies and Internet Protocol based storage providers. Level 3 believes that these companies are the most significant drivers of bandwidth demand. The past distinctions between retail and wholesale have been blurred as these communications intensive and web centric businesses purchase Level 3 services, add value to our services and then remarket the services to end-users. Bandwidth constitutes a significant portion of these companies' cost structure and their needs for bandwidth in many cases are growing at an exponential rate. Providing continually declining bandwidth costs to these companies is at the core of Level 3's market enabling strategy.

   Level 3 expects that approximately 80% of its sales will be to web centric companies that package communications services into value added services and directly sell into the residential and business markets. The remaining approximately 20% of Level 3's sales will be to other carriers and corporations that are communications intensive and have high growth in communications and information services consumption. Level 3 has segmented its sales organization into four channels to implement this distribution strategy. These include a Carrier Sales Group, an ISP/Web Centric Sales Group, an Enterprise Sales Group and a Value Added Partner Group.

Business Support System

   In order to pursue its sales and distribution strategies, the Company is developing a set of integrated software applications designed to automate the Company's operational processes. Through the development of a robust, scalable business support system, the Company believes that it has the opportunity to develop a competitive advantage relative to traditional telecommunications companies. Whereas traditional telecommunications companies operate extensive legacy business support systems with compartmentalized architectures that limit their ability to scale rapidly and introduce enhanced services and features, the Company has developed a business support system architecture intended to maximize both reliability and scalability. See "Risk Factors--Our Business Plan requires the development of effective business support systems to implement customer orders and to provide and bill for services."

   Key design aspects of the business support system development program are:

  . integrated modular applications to allow the Company to upgrade specific applications as new products are available;

  . a scalable architecture that allows certain functions that would otherwise have to be performed by Level 3 employees to be performed by the Company's alternative distribution channel participants;

  . phased completion of software releases designed to allow the Company to test functionality on an incremental basis;

  . "web-enabled" applications so that on-line access to all order entry, network operations, billing, and customer care functions is available to all authorized users, including Level 3's customers and resellers;

  . use of a three-tiered, client/server architecture that is designed to separate data and applications, and is expected to enable continued improvement of software functionality at minimum cost; and

  . maximum use of pre-developed or "shrink wrapped" applications, which will interface to Level 3's enterprise resource planning suites.

   The first three releases of the business support system have been delivered and contain functionality necessary to support the set of services presently offered. See "--Communications and Information Services."

Interconnection and Peering

   As a result of the Telecom Act, properly certificated companies may, as a matter of law, interconnect with ILECs on terms designed to help ensure economic, technical and administrative equality between the interconnected parties. The Telecom Act provides, among other things, that ILECs must offer competitors the services and facilities necessary to offer local switched services. See "--Regulation."

   As of August 1, 1999, the Company had entered into interconnection agreements covering 28 cities. The Company may be required to negotiate new or renegotiate existing interconnection agreements as Level 3 expands its operations in current and additional markets in the future.

   Peering agreements between the Company and ISPs are necessary in order for the Company to exchange traffic with those ISPs without having to pay transit costs. The Company has peering arrangements with approximately 60 domestic ISPs and approximately 30 international ISPs and is currently purchasing transit from two major ISPs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. In order to maintain certain of its peering relationships, Level 3 will have to meet these more restrictive criteria. See "Risk Factors--Burdensome peering and transit arrangements result in higher costs."

Employee Recruiting and Retention

   As of June 30, 1999, Level 3 had 2,237 employees in the communications portion of its business and PKSIS had approximately 945 employees, for a total of 3,182 employees. The Company believes that its ability to implement the Business Plan will depend in large part on its ability to attract and retain substantial numbers of additional qualified employees. In order to attract and retain highly qualified employees, the Company believes that it is important to provide (i) a work environment that encourages each individual to perform to his or her potential, (ii) a work environment that facilitates cooperation towards shared goals and (iii) a compensation program designed to attract the kinds of individuals the Company seeks and to align employees' interests with the Company's. The Company believes the Business Plan and its relocation to new facilities in the Denver metropolitan area help provide such a work environment. With respect to compensation programs, while the Company believes financial rewards alone are not sufficient to attract and retain qualified employees, the Company believes a properly designed compensation program is a necessary component of employee recruitment and retention. In this regard the Company's philosophy is to pay annual cash compensation which, if the Company's annual goals are met, is moderately greater than the cash compensation paid by competitors. The Company's non-cash benefit programs (including medical and health insurance, life insurance, disability insurance, etc.) are designed to be comparable to those offered by its competitors. See "Risk Factors--We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect us."

   The Company believes that the qualified candidates it seeks place particular emphasis on equity-based long term incentive ("LTI") programs. The Company currently has two complementary programs: (i) the equity-based "Shareworks" program, which helps ensure that all employees have an ownership interest in the Company and are encouraged to invest risk capital in the Company's stock; and (ii) an innovative Outperform Stock Option ("OSO") program applicable to the Company's employees. The Shareworks program currently enables employees to contribute up to 7% of their compensation toward the purchase of restricted common stock. If an employee remains employed by the Company for three years from the date of purchase, the shares will vest and be matched by the Company with a grant of an equal number of shares of its common stock. The Shareworks program also provides that, subject to satisfactory Company performance, the Company's employees will be eligible annually for grants by the Company of its restricted common stock of up to 3% of the employees' compensation, which shares will vest three years from the employee's initial grant date.

   The Company has adopted the OSO program, which differs from LTI programs generally adopted by the Company's competitors that make employees eligible for conventional non-qualified stock options ("NQSOs"). While widely adopted, the Company believes such NQSO programs reward employees when company stock price performance is inferior to investments of similar risks, dilute public stockholders in a manner not directly proportional to performance and fail to provide a preferred return on stockholders' invested capital over the return to option holders. The Company believes that the OSO program is superior to an NQSO-based program with respect to these issues while, at the same time, providing employees a success-based reward balancing the associated risk.

   The OSO program was designed by the Company so that its stockholders receive a market related return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly employees' and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the S&P 500 Index. The value received for options under the OSO plan is based on a formula involving a multiplier related to how much our common stock outperforms the S&P 500 Index. Participants in the OSO program do not realize any value from options unless our common stock price outperforms the S&P 500 Index. To the extent that our common stock outperforms the S&P 500, the value of OSOs to an option holder may exceed the value of NQSOs.

   Subsequent to the split-off of the Construction Group from its other businesses, the Company adopted the recognition provisions of SFAS No. 123. Under SFAS No. 123, the fair value of an OSO (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting period of the OSO. The recognition provisions of SFAS No. 123 are applied prospectively upon adoption. As a result, they are applied to all stock awards granted in the year of adoption and are not applied to awards granted in previous years unless those awards are modified or settled in cash after adoption of the recognition provisions. While the Company has not yet determined the total effect of adopting the recognition provisions of SFAS No. 123, the adoption resulted in non-cash charges to operations in 1998 of approximately $39 million and will result in OSO program non-cash charges to operations for future periods that the Company believes will also be material. The amount of the non-cash charge will be dependent upon a number of factors, including the number of options granted and the fair value estimated at the time of grant.

Competition

   The communications and information services industry is highly competitive. Many of the Company's existing and potential competitors in the communications and information services industry have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages including existing customer bases. Increased consolidation and strategic alliances in the industry resulting from the Telecom Act, the opening of the U.S. market to foreign carriers, technological advances and further deregulation could give rise to significant new competitors to the Company.

   In the special access and private line services market, the Company's primary competitors are IXCs, ILECs and CLECs. Most of these competitors have a significant base of customers for whom they are currently providing colocation services. Due to the high costs to CLECs of switching colocation sites, the Company may have a competitive disadvantage relative to these competitors. The market for the colocation of web-servers is extremely competitive. In this market, the Company competes with ISPs and many others, including IXCs, companies that provide only web hosting/Internet Protocol colocation services and a number of companies in the computer industry.

   For voice and fax services, the Company will compete primarily with national and regional network providers. There are currently three principal facilities-based long distance fiber optic networks (AT&T, Sprint and MCI WORLDCOM), as well as numerous ILEC and CLEC networks. Others, including Qwest, IXC and Williams, are building additional networks that employ advanced technology similar to that of the Level 3 Network and offer significantly more capacity to the marketplace. The additional capacity that is expected to become available in the next several years may cause significant decreases in the prices for services. The ability of the Company to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors. Interexchange Carriers and certain CLECs with excess fiber optic strands may be competitors in the dark fiber business. In the long distance market, the Company's primary competitors will include AT&T, MCI WORLDCOM and Sprint, all of whom have extensive experience in the long distance market. In addition, the Telecom Act will allow the RBOCs and others to enter the long distance market. These providers are also competitors in the provision of internet access. In local markets the Company will compete with ILECs and CLECs, many of whom have extensive experience in the local market. While the Company believes that Internet Protocol technology will prove to be a viable technology for the transmission of voice and fax services, technology is not yet in place that will enable the Company to provide voice and fax services at an acceptable level of quality. The Company may not be able to develop or acquire such technology. See "Risk Factors--A failure to commercially deploy satisfactory voice or fax technology for Internet Protocol networks could adversely affect our business."

   The communications and information services industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those which the Company plans on providing. Accordingly, in the future the Company's most significant competitors may be new entrants to the communications and information services industry, which are not burdened by an installed base of outmoded equipment.

Regulation


   The Company's communications and information services business will be subject to varying degrees of federal, state, local and international regulation.

 Federal Regulation

   The FCC regulates interstate and international telecommunications services. The FCC imposes extensive regulations on common carriers such as ILECs that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as the Company. The FCC permits these nondominant carriers to provide domestic interstate services (including long distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points. The Company has obtained FCC authorization to provide international services on a facilities and resale basis. The Company has filed tariffs for its interstate and international long distance services with the FCC.

   Under the Telecom Act, any entity, including cable television companies, and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecom Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on the Company. The Telecom Act is intended to increase competition. The Telecom Act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

  . Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

  . Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

  . Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, colocation of the requesting carrier's equipment in an ILEC's premises must be offered, except where the ILEC can demonstrate space limitations or other technical impediments to colocation.

  . Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including certain network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms and at prices based on cost (which may include a reasonable profit).

  . Number Portability. Requires all ILECs and CLECs to permit, to the extent technically feasible, users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

  . Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

  . Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

   ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunications regulatory commissions.

   In August 1996, the FCC released a decision (the "Interconnection Decision") establishing rules implementing the above-listed requirements and providing guidelines for review of interconnection agreements by state public utility commissions. The United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit") vacated certain portions of the Interconnection Decision. On January 25, 1999, the Supreme Court reversed the Eighth Circuit with respect to the FCC's jurisdiction to issue regulations governing local interconnection pricing (including regulations governing reciprocal compensation). The Supreme Court also found that the FCC had authority to promulgate a "pick and choose" rule and upheld most of the FCC's rules governing access to unbundled network elements. The Supreme Court, however, remanded to the FCC the standard by which the FCC identified the network elements that must be made available on an unbundled basis.

   The Eighth Circuit decisions and their recent reversal by the Supreme Court continue to cause uncertainty about the rules governing the pricing, terms and conditions of interconnection agreements. The Supreme Court's action in particular may require or trigger the renegotiation of existing agreements. Although state public utilities commissions have continued to conduct arbitrations, and to implement and enforce interconnection agreements during the pendency of the Eighth Circuit proceedings, the Supreme Court's recent ruling and further proceedings on remand (either at the Eighth Circuit or the FCC) may affect the scope of state commissions' authority to conduct such proceedings or to implement or enforce interconnection agreements. They could also result in new or additional rules being promulgated by the FCC. Given the general uncertainty surrounding the effect of the Eighth Circuit decisions and the recent decision of the Supreme Court reversing them, the Company may not be able to continue to obtain or enforce interconnection terms that are acceptable to it or that are consistent with its business plans.

   The Telecom Act also codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecom Act contains special provisions that modify previous court decrees that prevented RBOCs from providing long distance services and engaging in telecommunications equipment manufacturing. These provisions permit a RBOC to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that the RBOC has entered into interconnection agreements (or, under some circumstances, has offered to enter into such agreements) in those states in which it seeks long distance relief, the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and the FCC is satisfied that the RBOC's entry into long distance markets is in the public interest. To date, several petitions by RBOCs for such entry have been denied by the FCC, and none have been granted. The Telecom Act permitted the RBOCs to enter the out-of-region long distance market immediately upon its enactment.

   In October 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. This order applies to all non-dominant interstate carriers, including AT&T. The order does not apply to the RBOCs or other local exchange providers. The FCC order was issued pursuant to authority granted to the FCC in the Telecom Act to "forbear" from regulating any telecommunications services provider if the FCC determines that the public interest will be served. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on the merits. Currently, that temporary stay remains in effect.

   If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. While tariffs provided a means of providing notice of prices, terms and conditions, the Company intends to rely primarily on its sales force and direct marketing to provide such information to its customers.

   The Company's costs of providing long distance services, as well as its revenues from providing local services, will both be affected by changes in the "access charge" rates imposed by ILECs on long distance carriers for origination and termination of calls over local facilities. The FCC has made major changes in the interstate access charge structure. In a December 24, 1996 order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. On August 5, 1999 the FCC adopted an order granting price cap LECs additional pricing flexibility, implementing certain access charge reforms and seeking comments on others. The order provides certain immediate regulatory relief to price cap carriers and sets a framework of "triggers" to provide those companies with greater pricing flexibility to set interstate access rates as competition increases. The order also initiated a rulemaking to determine whether the FCC should regulate the access charges of CLECs. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to price its interstate access services competitively. A May 16, 1999 order substantially increased the amounts that ILECs subject to the FCC's price cap rules ("price cap LECs") recover through monthly flat-rate charges and substantially decreased the amounts that these LECs recover through traffic sensitive (per-minute) access charges. Several parties appealed the May 16th order. On August 19, 1998, the Eighth Circuit upheld the FCC's access charge reform rules.

   Beginning in June 1997, every RBOC advised CLECs that they did not consider calls in the same local calling area from their customers to CLEC customers, who are ISPs, to be local calls under the interconnection agreements between the RBOCs and the CLECs. The RBOCs claim that these calls are exchange access calls for which exchange access charges would be owed. The RBOCs claimed, however, that the FCC exempted these calls from access charges so that no compensation is owed to the CLECs for transporting and terminating such calls. As a result, the RBOCs threatened to withhold, and in many cases did withhold, reciprocal compensation for the transport and termination of such calls. To date, thirty-three state commissions have ruled on this issue in the context of state commission arbitration proceedings or enforcement proceedings. In thirty-one states, to date, the state commission has determined that reciprocal compensation is owed for such calls. Several of these cases are presently on appeal. Reviewing courts have upheld the state commissions in six decisions rendered to date on appeal. Appeals from these decisions are pending in the Fifth, Ninth and the U.S. Circuit Courts of Appeal. The Seventh Circuit upheld the Illinois Commerce Commission decision on June 18, 1999. On February 25, 1999, the FCC issued a Declaratory Ruling on the issue of inter-carrier compensation for calls bound to ISPs. The FCC ruled that the calls are largely jurisdictionally interstate calls, not local calls. The FCC, however, determined that this issue was not dispositive of whether inter-carrier compensation is owed. The FCC noted a number of factors which would allow the state commissions to leave their decisions requiring the payment of compensation undisturbed. The Company cannot predict the effect of the FCC's ruling on existing state decisions, or the outcome of pending appeals or of additional pending cases. The FCC also issued proposed rules to address inter-carrier compensation in the future.

   The FCC has to date treated ISPs as "enhanced service providers," exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax, and other requirements may apply to the Company's provision of Internet access services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on the Company's Internet business, nor can it predict the impact that future regulation will have on the Company's operations.

   In December 1996, the FCC initiated a Notice of Inquiry regarding whether to impose regulations or surcharges upon providers of Internet access and information services (the "Internet NOI"). The Internet NOI sought public comment upon whether to impose or continue to forebear from regulation of Internet and other packet-switched network service providers. The Internet NOI specifically identifies Internet telephony as a subject for FCC consideration. On April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the Telecom Act. In that Report, the FCC stated, among other things, that the provision of transmission capacity to ISPs constitutes the provision of telecommunications and is, therefore, subject to common carrier regulations. The FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. Any such contribution by a facilities based ISP would be related to the ISP's provision of the underlying telecommunications services. In the Report, the FCC also indicated that it would examine the question of whether certain forms of "phone-to-phone Internet Protocol telephony" are information services or telecommunications services. It noted that the FCC did not have an adequate record on which to make any definitive pronouncements on that issue at this time, but that the record the FCC had reviewed suggests that certain forms of phone-to-phone Internet Protocol telephony appear to have similar functionality to non-Internet Protocol telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain Internet Protocol telephony services are subject to FCC regulations as telecommunications services, the FCC noted it may find it reasonable that the ISPs pay access charges and make universal service contributions similar to non-Internet Protocol based telecommunications service providers. The FCC also noted that other forms of Internet Protocol telephony appear to be information services. The Company cannot predict the outcome of these proceedings or other FCC proceedings that may effect the Company's operations or impose additional requirements, regulations or charges upon the Company's provision of Internet access services.

   On May 8, 1997, the FCC issued an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new universal service funds to support telecommunications and information services provided to qualifying schools and libraries (with an annual cap of $2.25 billion) and to rural health care providers (with an annual cap of $400 million). The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's contribution to these universal service funds will be based on its telecommunications service end-user revenues. The extent to which the Company's services are viewed as telecommunications services or as information services will impact the amount of the Company's contributions, if any. As indicated in the preceding paragraph, that issue has not been resolved. Currently, the FCC assesses such payments on the basis of a provider's revenue for the previous year. The Company is currently unable to quantify the amount of subsidy payments that it will be required to make and the effect that these required payments will have on its financial condition because of uncertainties concerning the size of the universal fund and uncertainties concerning the classification of its services. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties appealed the May 8th order. The Fifth Circuit Court of Appeals recently upheld the FCC in most respects, but rejected the FCC's effort to base contributions on intrastate and international revenues. The FCC's universal service program may also be altered as a result of the agency's reconsideration of its policies, or by future Congressional action.

 State Regulation

   The Telecom Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other procompetitive measures. Because the implementation of the Telecom Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services, including local dial tone, will be introduced.

   State regulatory agencies have jurisdiction when Company facilities and services are used to provide intrastate services. A portion of the Company's traffic may be classified as intrastate and therefore subject to state regulation. The Company expects that it will offer more intrastate services (including intrastate switched services) as its business and product lines expand and state regulations are modified to allow increased local services competition. To provide intrastate services, the Company generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. The Company currently is authorized to provide telecommunications services in all fifty states and the District of Columbia, other than Alaska and Oklahoma.

   The Company has pending applications for authority to provide telecommunications services in Alaska and Oklahoma.

 Local Regulation

   The Company's networks will be subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county-by-county and state-by-state basis. To install its own fiber optic transmission facilities, the Company will need to obtain rights-of-way over privately and publicly owned land. Rights-of-way that are not already secured may not be available to the Company on economically reasonable or advantageous terms.

 Canadian Regulation

   The Canadian Radio-Television and Telecommunications Commission (the "CRTC") generally regulates long distance telecommunications services in Canada. Regulatory developments over the past several years have terminated the historic monopolies of the regional telephone companies, bringing significant competition to this industry for both domestic and international long distance services, but also lessening regulation of domestic long distance companies. Resellers, which, as well as facilities-based carriers, now have interconnection rights, but which are not obligated to file tariffs, may not only provide transborder services to the U.S. by reselling the services provided by the regional companies and other entities but also may resell the services of the monopoly international carrier, Teleglobe Canada ("Teleglobe"), including offering international switched services provisioned over leased lines. Although the CRTC formerly restricted the practice of "switched hubbing" over leased lines through intermediate countries to a third country, the CRTC recently lifted this restriction. The Teleglobe monopoly on international services and submarine cable landing rights terminated as of October 1, 1998, although the provision of Canadian international facilities based services remains restricted to "Canadian carriers" with majority ownership by Canadians. Ownership of non-international facilities are limited to Canadian carriers but the Company can own international submarine cables landing in Canada. The Company cannot, under current or foreseen law, enter the Canadian market as a provider of facilities-based domestic services. Pending proceedings address issues such as the scope of contribution charges payable to the telephone companies to offset some of the capital and operating costs of interconnection as well as deregulation of the long distance services of the incumbent regional telephone companies.

   While competition is now emerging in other Canadian telecommunications market segments, the Company believes that the regional companies continue to retain a substantial majority of the local and calling card markets. Beginning in May 1997, the CRTC released a number of decisions opening to competition the Canadian local telecommunications services market, which decisions were made applicable in the territories of all Stentor member companies except SaskTel (although Saskatchewan has subsequently allowed local service competition in that province). As a result, networks operated by CLECs may now be interconnected with the networks of the ILECs. Facilities based CLECs are subject to the same majority Canadian ownership "Canadian carrier" requirements as facilities-based long distance carriers. CLECs have the same status as ILECs, but they do not have universal service or customer tariff-filing obligations. CLECs are subject to certain consumer protection safeguards and other CRTC regulatory oversight requirements. CLECs must file interconnection tariffs for services to interexchange service providers and wireless service providers. Certain ILEC services must be provided to CLECs on an unbundled basis and subject to mandatory pricing, including central office codes, subscriber listings, and local loops in small urban and rural areas. For a five-year period, certain other important CLEC services must be provided on an unbundled basis at mandated prices. ILECs, which, unlike CLECs, remained fully regulated, will not be subject to rate of return regulation for an initial four-year period beginning May 1, 1997, but their services must not be priced below cost. Interexchange contribution payments are now pooled and distributed among ILECs and CLECs according to a formula based on their respective proportions of residential lines, with no explicit contribution payable from local business exchange or directory revenues. CLECs must pay an annual telecommunications fee based on their proportion of total CLEC operating revenues. All bundled and unbundled local services (including residential lines and other bulk services) may now be resold, but ILECs need not provide these services to resellers at wholesale prices. Transmission facilities-based local and long distance carriers (but not resellers) are entitled to colocate equipment in ILEC central offices pursuant to terms and conditions of tariffs and intercarrier agreements. Certain local competition issues are still to be resolved. The CRTC has ruled that resellers cannot be classified as CLECs, and thus are not entitled to CLEC interconnection terms and conditions.

The Company's Other Businesses

   The Company's other businesses include its investment in the C-TEC Companies (as defined), coal mining, the SR91 Tollroad (as defined) and certain other assets. The Company recently completed the sale of its interests in United Infrastructure Company, MidAmerican and Kiewit Investment Management Corp.

 C-TEC Companies

   On September 30, 1997, C-TEC completed a tax-free restructuring, which divided C-TEC into three public companies (the "C-TEC Companies"): C-TEC, which changed its name to Commonwealth Telephone, RCN and Cable Michigan. The Company's interests in the C-TEC Companies are held through a holding company (the "C-TEC Holding Company"). The Company owns 90% of the common stock of the C-TEC Holding Company, and preferred stock of the C-TEC Holding Company with a liquidation value of approximately $482 million as of June 30, 1999. The remaining 10% of the common stock of the C-TEC Holding Company is held by David
C. McCourt, a director of the Company who was formerly the Chairman of C-TEC. In the event of a liquidation of the C-TEC Holding Company, the Company would first receive the liquidation value of the preferred stock. Any excess of the value of the C-TEC Holding Company above the liquidation value of the preferred stock would be split according to the ownership of the common stock.

   Commonwealth Telephone. Commonwealth Telephone is a Pennsylvania public utility providing local telephone service to a 19-county, 5,191 square mile service territory in Pennsylvania. Commonwealth Telephone services approximately 287,000 main access lines. Commonwealth Telephone also provides network access and long distance services to IXCs. Commonwealth Telephone's business customer base is diverse in size as well as industry, with very little concentration. A subsidiary, Commonwealth Communications Inc. provides telecommunications engineering and technical services to large corporate clients, hospitals and universities in the northeastern United States. Another subsidiary, Commonwealth Long Distance operates principally in Pennsylvania, providing switched services and resale of several types of services, using the networks of several long distance providers on a wholesale basis. As of June 30, 1999, the C-TEC Holding Company owned approximately 48.2% of the outstanding common stock of Commonwealth Telephone.

   On October 23, 1998, Commonwealth Telephone completed a rights offering of
3.7 million shares of its common stock. In the offering, Level 3 exercised all rights it received and purchased approximately 1.8 million additional shares of Commonwealth Telephone common stock for an aggregate subscription price of $37.7 million.

   RCN. RCN is a full service provider of local, long distance, Internet and cable television services primarily to residential users in densely populated areas in the Northeast. RCN operates as a competitive telecommunications service provider in New York City and Boston. RCN also owns cable television operations in New York, New Jersey and Pennsylvania; a 40% interest in

Megacable, S.A. de C.V., Mexico's second largest cable television operator; and has long distance operations (other than the operations in certain areas of Pennsylvania). RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services, including local and long distance telephone, video programming and data services (including high speed Internet access), primarily to residential customers in selected markets in the Boston to Washington, D.C. and San Francisco to San Diego corridors. During the first quarter of 1998, RCN acquired Ultranet Communications, Inc. and Erols Internet, Inc., two ISPs with operations in the Boston to Washington, D.C. corridor. As of June 30, 1999, the C-TEC Holding Company owned approximately 35.1% of the outstanding common stock of RCN.

   Cable Michigan. Cable Michigan was a cable television operator in the State of Michigan which, as of December 31, 1997, served approximately 204,000 subscribers including approximately 39,400 subscribers served by Mercom. Clustered primarily around the Michigan communities of Grand Rapids, Traverse City, Lapeer and Monroe (Mercom), Cable Michigan's systems serve a total of approximately 400 municipalities in suburban markets and small towns. On June 4, 1998, Cable Michigan announced that it had agreed to be acquired by Avalon Cable. Level 3 received approximately $129 million in cash when the transaction closed on November 6, 1998.

 Coal Mining

   The Company is engaged in coal mining through its subsidiary, KCP, Inc. ("KCP"). KCP has a 50% interest in three mines, which are operated by a subsidiary of Peter Kiewit Sons', Inc. ("New PKS"). Decker Coal Company ("Decker") is a joint venture with Western Minerals, Inc., a subsidiary of The RTZ Corporation PLC. Black Butte Coal Company ("Black Butte") is a joint venture with Bitter Creek Coal Company, a subsidiary of Union Pacific Resources Group Inc. Walnut Creek Mining Company ("Walnut Creek") is a general partnership with Phillips Coal Company, a subsidiary of Phillips Petroleum Company. The Decker mine is located in southeastern Montana, the Black Butte mine is in southwestern Wyoming, and the Walnut Creek mine is in east-central Texas. The coal mines use the surface mining method. For a discussion of certain risks associated with the coal mining business, see "Risk Factors-- Environmental liabilities from our historical operations could be material," "--Significant future declines in cash flow from coal operations" and "-- Potential liabilities and claims arising from our coal operations could be significant."

   The coal produced from the KCP mines is sold primarily to electric utilities, which burn coal in order to produce steam to generate electricity. Approximately 89% of sales are made under long-term contracts, and the remainder are made on the spot market. Approximately 77%, 79% and 80% of KCP's revenues in 1998, 1997 and 1996, respectively, were derived from long-term contracts with Commonwealth Edison Company (with Decker and Black Butte) and The Detroit Edison Company (with Decker). The primary customer of Walnut Creek is the Texas-New Mexico Power Company ("TNP"). KCP also has other sales commitments, including those with Sierra Pacific, Idaho Power, Solvay Minerals, Pacific Power & Light, Minnesota Power, and Mississippi Power, that provide for the delivery of approximately 13 million tons through 2005. The level of cash flows generated in recent periods by the Company's coal operations will not continue after the year 2000 because the delivery requirements under the Company's current long-term contracts decline significantly.

   Under a mine management agreement, KCP pays a subsidiary of New PKS an annual fee equal to 30% of KCP's adjusted operating income. The fee for the six months ended June 30, 1999 was $14 million.

   The coal industry is highly competitive. KCP competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than KCP, but also with alternative methods of generating electricity and alternative energy sources. In 1997, KCP's production represented 1.4% of total U.S. coal production. Demand for KCP's coal is affected by economic, political and regulatory factors. For example, recent "clean air" laws may stimulate demand for low sulfur coal. KCP's western coal reserves generally have a low sulfur content (less than one percent) and are currently useful principally as fuel for coal-fired, steam-electric generating units.

   KCP's sales of its western coal, like sales by other western coal producers, typically provide for delivery to customers at the mine. A significant portion of the customer's delivered cost of coal is attributable to transportation costs. Most of the coal sold from KCP's western mines is currently shipped by rail to utilities outside Montana and Wyoming. The Decker and Black Butte mines are each served by a single railroad. Many of their western coal competitors are served by two railroads and such competitors' customers often benefit from lower transportation costs because of competition between railroads for coal hauling business. Other western coal producers, particularly those in the Powder River Basin of Wyoming, have lower stripping ratios (that is, the amount of overburden that must be removed in proportion to the amount of minable coal) than the Black Butte and Decker mines, often resulting in lower comparative costs of production. As a result, KCP's production costs per ton of coal at the Black Butte and Decker mines can be as much as four and five times greater than production costs of certain competitors. KCP's production cost disadvantage has contributed to its agreement to amend its long-term contract with Commonwealth Edison Company to provide for delivery of coal from alternate source mines rather than from Black Butte. Because of these cost disadvantages, KCP does not expect that it will be able to enter into long-term coal purchase contracts for Black Butte and Decker production as the current long-term contracts expire. In addition, these cost disadvantages may adversely affect KCP's ability to compete for spot sales in the future.

   The Company is required to comply with various federal, state and local laws and regulations concerning protection of the environment. KCP's share of land reclamation expenses for the six months ended June 30, 1999 was approximately $3 million. KCP's share of accrued estimated reclamation costs was $95 million at June 30, 1999. The Company did not make significant capital expenditures for environmental compliance with respect to the coal business in 1998. The Company believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors in the mining industry are similarly affected by such laws. However, failure to comply with environmental protection and land restoration laws, or actual reclamation costs in excess of the Company's accruals, could have an adverse effect on the Company's business, results of operations, or financial condition.

 SR91 Tollroad

   The Company has invested $12.9 million for a 65% equity interest and lent $6.2 million to California Private Transportation Company L.P. ("CPTC"), which developed, financed, and currently operates the 91 Express Lanes, a ten mile, four-lane tollroad in Orange County, California (the "SR91 Tollroad"). The fully automated highway uses an electronic toll collection system and variable pricing to adjust tolls to demand. Capital costs at completion were $130 million, $110 million of which was funded with debt that was not guaranteed by Level 3. However, certain defaults by Level 3 on its outstanding debt and certain judgments against Level 3 can result in default under this debt of CPTC. Revenue collected over the 35-year franchise period is used for operating expenses, debt repayment, and profit distributions. The SR91 Tollroad opened in December 1995 and achieved operating break-even in 1996. Approximately 93,100 customers have registered to use the tollroad as of July 1999, and weekday volumes typically exceed 22,300 vehicles per day during July 1999.

Legal Proceedings

   In August 1999, the Company was named as a defendant in Schweizer vs. Level 3 Communications, Inc., et al., a purported national class action, filed in the District Court, County of Boulder, State of Colorado which involves the Company's right to install its fiber optic cable network in easements and right-of-ways crossing the plaintiffs' land. In general, the Company obtained the rights to construct its network from railroads, utilities, and others, and is installing its network along the rights-of-way so granted. Plaintiffs in the purported class action assert that they are the owners of lands over which the Company's fiber optic cable network passes, and that the railroads, utilities, and others who granted the Company the right to construct and maintain its network did not have the legal ability to do so. The action purports to be on behalf of a national class of owners of land over which the Company's network passes or will pass. The complaint seeks damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. Although the Company is not aware of any additional similar claims, the Company may in the future receive claims and demands related to rights-of-way issues similar to the issues in the Schweizer litigation that may be based on similar or different legal theories. Although it is too early for the Company to reach a conclusion as to the ultimate outcome of this litigation, management believes that the Company has substantial defenses to the claims asserted in the Schweitzer action (and any similar claims which may be named in the future), and intends to defend them vigorously.

   The Company and its subsidiaries are parties to many other legal proceedings. Management believes that any resulting liabilities for these legal proceedings, beyond amounts reserved, will not materially affect the Company's financial condition, future results of operations, or future cash flows.

                                   MANAGEMENT

Directors and Executive Officers

   Set forth below is information as of September 1, 1999 about each director and each executive officer of the Company. The executive officers of the Company have been determined in accordance with the rules of the SEC.

   Name                  Age                            Position
   ----                  ---                            --------
Walter Scott, Jr........  68 Chairman of the Board
James Q. Crowe..........  50 President, Chief Executive Officer and Director
R. Douglas Bradbury.....  48 Executive Vice President, Chief Financial Officer and Director
Kevin J. O'Hara.........  38 Executive Vice President and Chief Operating Officer
Colin V.K. Williams.....  59 Executive Vice President
Ivan Barkhorn...........  48 Senior Vice President
Michael D. Jones........  42 Senior Vice President
Thomas C. Stortz........  48 Senior Vice President, General Counsel and Secretary
Philip B. Fletcher......  66 Director
William L. Grewcock.....  73 Director
Richard R. Jaros........  47 Director
Robert E. Julian........  60 Director
David C. McCourt........  42 Director
Kenneth E. Stinson......  56 Director
Michael B. Yanney.......  65 Director

Other Management

   Set forth below is information as of September 1, 1999 about the following members of senior management of the Company.

   Name                  Age                            Position
   ----                  ---                            --------
Jimmy D. Byrd...........  38 President and Chief Executive Officer of PKSIS
Daniel P. Caruso........  36 Senior Vice President
Donald H. Gips..........  39 Senior Vice President
Joseph M. Howell, III...  53 Senior Vice President
Gail P. Smith...........  39 Senior Vice President
Thomas Sweeney..........  38 Senior Vice President
Ronald J. Vidal.........  38 Senior Vice President
Sureel A. Choksi........  26 Vice President and Treasurer

   Walter Scott, Jr. has been the Chairman of the Board of the Company since September 1979, and a director of the Company since April 1964. Mr. Scott has been Chairman Emeritus of New PKS since the split-off. Mr. Scott is also a director of New PKS, Berkshire Hathaway Inc., Burlington Resources Inc., MidAmerican, ConAgra, Inc., Commonwealth Telephone, RCN, U.S. Bancorp and Valmont Industries, Inc.

   James Q. Crowe has been the President and Chief Executive Officer of the Company since August 1997, and a director of the Company since June 1993. Mr. Crowe was President and Chief Executive Officer of MFS from June 1993 to June 1997. Mr. Crowe also served as Chairman of the Board of WorldCom from January 1997 until July 1997, and as Chairman of the Board of MFS from 1992 through 1996. Mr. Crowe is presently a director of New PKS, Commonwealth Telephone, RCN and InaCom Communications, Inc.

   R. Douglas Bradbury has been Executive Vice President and Chief Financial Officer of the Company since August 1997, and a director of the Company since March 1998. Mr. Bradbury served as Chief Financial Officer of MFS from 1992 to 1996, Senior Vice President of MFS from 1992 to 1995, and Executive Vice President of MFS from 1995 to 1996.

   Kevin J. O'Hara has been Executive Vice President of the Company since August 1997, and Chief Operating Officer of the Company since March 1998. Prior to that, Mr. O'Hara served as President and Chief Executive Officer of MFS Global Network Services, Inc. from 1995 to 1997, and as Senior Vice President of MFS and President of MFS Development, Inc. from October 1992 to August 1995. From 1990 to 1992, he was a Vice President of MFS Telecom, Inc. ("MFS Telecom").

   Colin V.K. Williams has been Executive Vice President of the Company since July 1998 and President of Level 3 International, Inc. since July 1998. Prior to joining the company, Mr. Williams was Chairman of WorldCom International, Inc., where he was responsible for the international communications business and the development and operation of WorldCom's fiber networks overseas. In 1993 Mr. Williams initiated and built the international operations of MFS. Prior to joining MFS, Mr. Williams was Corporate Director, Business Development at British Telecom from 1988 until 1992.

   Ivan Barkhorn has been Senior Vice President of Sales and Marketing Operations at the Company since May 1999. He was a founding partner at Colorado Strategy Group from 1993 to 1999 and a partner at McKinsey & Company from 1982 to May 1993.

   Michael D. Jones has served as Senior Vice President and Chief Information Officer of the Company since December 1998. Prior to that, Mr. Jones was Vice President and Chief Information Officer of Corporate Express, Inc. from May 1994 to May 1998.

   Thomas C. Stortz has been Senior Vice President, General Counsel and Secretary of the Company since September 1998. Prior to that, he served as Vice President and General Counsel of Peter Kiewit Sons', Inc. and Kiewit Construction Group, Inc. from April 1991 to September 1998. He has served as a director of Peter Kiewit Sons', Inc., RCN, C-TEC, Kiewit Diversified Group Inc. and CCL Industries, Inc.

   Philip B. Fletcher has been a director of the Company since February 1999. Mr. Fletcher was Chairman of the Board of ConAgra, Inc. from May 1993 until September 1998. Mr. Fletcher was Chief Executive Officer of ConAgra, Inc. from September 1992 to September 1997. Mr. Fletcher is a director of ConAgra, Inc. and chairman of its executive committee.

   William L. Grewcock has been a director of the Company since January 1968. Prior to the split-off, Mr. Grewcock was Vice Chairman of the Company for more than five years. He is presently a director of New PKS.

   Richard R. Jaros has been a director of the Company since June 1993 and served as President of the Company from 1996 to 1997. Mr. Jaros served as Executive Vice President of the Company from 1993 to 1996 and Chief Financial Officer of the Company from 1995 to 1996. He also served as President and Chief Operating Officer of CalEnergy from 1992 to 1993, and is presently a director of MidAmerican, Commonwealth Telephone and RCN.

   Robert E. Julian has been a director of the Company since March 31, 1998. Mr. Julian has also been Chairman of the Board of PKSIS since 1995. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of the Company.

   David C. McCourt has been a director of the Company since March 31, 1998. Mr. McCourt has also served as Chairman and Chief Executive Officer of Commonwealth Telephone and RCN since October 1997. From 1993 to 1997 Mr. McCourt served as Chairman of the Board and Chief Executive Officer of C-TEC.

   Kenneth E. Stinson has been a director of the Company since January 1987. Mr. Stinson has been Chairman of the Board and Chief Executive Officer of New PKS since the Split-Off. Prior to the Split-Off, Mr. Stinson was Executive Vice President of the Company for more than the last five years. Mr. Stinson is also a director of ConAgra, Inc. and Valmont Industries, Inc.

   Michael B. Yanney has been a director of the Company since March 31, 1998. He has served as Chairman of the Board, President and Chief Executive Officer of America First Companies L.L.C. for more than the last five years. Mr. Yanney is also a director of Burlington Northern Santa Fe Corporation, RCN, Forest Oil Corporation and Mid-America Apartment Communities, Inc.

   Jimmy D. Byrd has been the President and Chief Executive Officer of PKSIS since March 1999. Mr. Byrd was President and General Manager of the New South Wales Office of Corporate Express, Inc. and Chief Information Officer of Corporate Express, Inc. Australia/New Zealand from 1997 to 1999. From 1993 to 1997 he was Vice President and CIO for Temple-Inland, Inc., was a National Sales Manager for Visual Information Technologies from 1990 to 1993 and was an Advisory Marketing Representative for IBM from 1982 to 1990.

   Daniel P. Caruso has been Senior Vice President, Network Services of the Company since October 1997. Prior to that, Mr. Caruso was Senior Vice President, Local Service Delivery of WorldCom from December 1992 to September 1997 and was a member of the senior management of Ameritech from June 1986 to November 1992.

   Donald H. Gips has been Senior Vice President, Corporate Development of the Company since November 1998. Prior to that, Mr. Gips served in the White House as Chief Domestic Policy Advisor to Vice President Gore from April 1997 to April 1998. Before working at the White House, Mr. Gips was at the Federal Communications Commission as the International Bureau Chief and Director of Strategic Policy from January 1994 to April 1997. Prior to his government service, Mr. Gips was a management consultant at McKinsey and Company.

   Joseph M. Howell, III has been Senior Vice President, Corporate Marketing of the Company since October 1997. Prior to that, Mr. Howell was Senior Vice President of MFS/WorldCom from 1993 to 1997.

   Gail P. Smith has been Senior Vice President, International Sales and Marketing of the Company since December 1998. Prior to that, Ms. Smith was Vice President and General Manager of WorldCom International Networks from November 1994 to July 1997 and European Marketing Director during the start-up phase of MFS International.

   Thomas P. Sweeney has been Senior Vice President, Marketing of the Company since December 1997. Prior to that, Mr. Sweeney was Vice President, Sales Operations of MFS Intelenet, Inc. ("MFS Intelenet") from 1995 to 1996, Senior Vice President, Marketing of MFS Intelenet from 1996 to 1997 and Senior Vice President, Business Development of MFS/WorldCom during 1997.

   Ronald J. Vidal has been Senior Vice President, New Ventures of the Company since October 1997. Prior to that, Mr. Vidal was a Vice President of MFS/WorldCom from September 1992 to October 1997. Mr. Vidal joined the Company in construction project management in July 1983.

   Sureel A. Choksi has been Vice President and Treasurer of the Company since January 1999. Prior to that, Mr. Choksi was a Director of Finance at the Company from 1997 to 1998, an Associate at TeleSoft Management, LLC in 1997 and an Analyst at Gleacher Natwest from 1995 to 1997.

   The Board is divided into three classes, designated Class I, Class II and Class III, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the Board. The Class I Directors consist of Walter Scott, Jr., James Q. Crowe and Philip B. Fletcher; the

Class II Directors consist of William L. Grewcock, Richard R. Jaros, Robert E. Julian and David C. McCourt; and the Class III Directors consist of R. Douglas Bradbury, Kenneth E. Stinson and Michael B. Yanney. There is one vacancy among the Class I Directors. The term of the Class I Directors will terminate on the date of the 2001 annual meeting of stockholders; the term of the Class II Directors will terminate on the date of the 2002 annual meeting of stockholders; and the term of the initial Class III Directors will terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for three-year terms. The Company's officers are elected annually to serve until each successor is elected and qualified or until his death, resignation or removal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of August 31, 1999, by the Company's directors, executive officers, and directors and executive officers as a group, and the only person known by the Company to beneficially own more than 5% of the outstanding common stock.

                                                               Percent of common
                                        Number of shares    of stock beneficially
Name                                       common stock              owned
----                                    ----------------    ---------------------
Walter Scott, Jr.(1)...................     34,980,455                10.3%
James Q. Crowe(2)......................     11,039,614                 3.2
R. Douglas Bradbury(3).................      2,705,190                   *
Kevin J. O'Hara(4).....................      1,855,160                   *
Colin V.K. Williams....................        426,344                   *
Philip B. Fletcher.....................          5,000                   *
William L. Grewcock(5).................     11,525,428                 3.4
Richard R. Jaros(6)....................      3,497,498                 1.0
Robert E. Julian.......................      3,993,580                 1.2
David C. McCourt.......................        115,000                   *
Kenneth E. Stinson.....................        724,728                   *
Michael B. Yanney......................        115,620                   *
Directors and Executive Officers as a
 Group (16 persons)(7).................     72,064,077                21.2
Donald L. Sturm(8).....................     18,373,750                 5.9

--------
 * Less than 1%.
(1) Includes 99,700 shares of common stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers.
(2) Includes 712,000 shares of common stock held by The Elmwood Trust, of which Mr. Crowe is the sole beneficiary.
(3) Includes 400,000 shares of common stock subject to vested non-qualified stock options.
(4) Includes 46,000 shares of common stock held by Kevin J. O'Hara Family LTD Partnership. Includes 200,000 shares of common stock subject to vested non-qualified stock options.
(5) Includes 1,154,640 shares of common stock held by Grewcock Family Limited Partnership. Includes 351,230 shares of common stock held by the Bill & Berniece Grewcock Foundation as to which Mr. Grewcock shares voting and investment powers.
(6) Includes 370,000 shares of common stock held by the Jaros Family Limited Partnership. Includes 1,269,500 shares of common stock held by Mr. Jaros and 730,000 shares of common stock subject to options held by a grantor trust, of which Mr. Jaros is the residual beneficiary. See "Certain Transactions and Relationships."
(7) Includes 892,995 shares of common stock subject to vested non-qualified stock options.
(8) Mr. Sturm's business address is 3033 East First Avenue, Denver, Colorado 80206. Based solely on Mr. Sturm's Schedule 13D dated May 5, 1998, adjusted for a subsequent stock dividend, Mr. Sturm owns 15,610,310 shares of common stock, and has voting and investment power with respect to 2,613,440 shares held by trusts and partnerships established for family members and beneficially owns 150,000 shares as a member of the board of directors of the University of Denver.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Relationships and Related Transactions

   All share information has been adjusted to reflect the Company's 2-for-1 stock split, effected as a stock dividend in August 1998.

   In connection with his retention as Chief Executive Officer of the Company, Mr. Crowe entered into an engagement agreement (the "Engagement Agreement") with the Company. Under the Engagement Agreement, the Company acquired from Mr. Crowe, Mr. Bradbury and an additional individual, Broadband Capital Group, L.L.C., a company formed to develop investment opportunities, for a purchase price of $68,523, the owners' cash investment in that company. Pursuant to the Engagement Agreement, the Company sold 10,000,000 shares of the Company's former Class D Diversified Group Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class D Stock") to Mr. Crowe and 2,500,000 shares of Class D Stock to Mr. Bradbury, in each case at $5.425 per share. The Engagement Agreement also provided that the Company would make available for sale, from time to time prior to the consummation of the Split-off, to certain employees of the Company designated by Mr. Crowe in connection with the implementation of the Business Plan, up to an aggregate of 10,500,000 shares of Class D Stock.

   The Company entered into a separation agreement with Mr. Jaros, a director of the Company, in connection with the resignation of Mr. Jaros as an executive officer of the Company effective July 31, 1997. Under the separation agreement, the Company paid Mr. Jaros $262,350 as an executive bonus payment in 1998.

   On July 1, 1998, the Company issued 187,706 shares of its common stock to Mr. Colin V.K. Williams, an Executive Vice President of the Company, in connection with the Company's acquisition of UltraLine (Bermuda) Limited, a company owned by Mr. Williams. The value of the transaction, based upon the trading price of its common stock on that date, was approximately $5 million.

   On June 18, 1998, Level 3 entered into a contract with Peter Kiewit Sons, Inc. for the construction of Level 3's nearly 16,000 mile North American intercity network. Construction, which is expected to be completed during the first quarter of 2001, will cost an estimated $2 billion. As of June 30, 1999, Level 3 incurred costs under this contract of approximately $429 million. In addition, Level 3 has retained PKS as the general contractor for the construction of Level 3's campus headquarters facility being built in the City of Broomfield, Colorado. As of June 30, 1999, Level 3 incurred costs under this contract of approximately $60 million.

   In connection with the Split-off, Level 3 and PKS entered into various agreements intended to implement the Split-off, including a separation agreement and a tax-sharing agreement.

   Separation Agreement. Level 3 and PKS entered into a separation agreement (the "Separation Agreement") relating to the allocation of certain risks and responsibilities between PKS and Level 3 after the Split-off and certain other matters. The Separation Agreement provides that each of PKS and Level 3 will indemnify the other with respect to the activities of its subsidiary business groups, except as specifically provided under other agreements between the companies. The cross-indemnities are intended to allocate financial responsibility to PKS for liabilities arising out of the construction businesses formerly conducted by Level 3, and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses conducted by Level 3. The Separation Agreement also allocates between PKS and Level 3 certain corporate-level risk exposures not readily allocable to either the construction businesses or the non-construction businesses.

   The Separation Agreement provides that each of Level 3 and PKS will be granted access to certain records and information in the possession of the other company, and requires that each of

Level 3 and PKS retain all such information in its possession for a period of ten years following the Split-off. Under the Separation Agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

   The Separation Agreement provides that, except as otherwise set forth therein or in any related agreement, costs and expenses in connection with the Split-off will be paid 82.5% by Level 3 and 17.5% by PKS. On March 18, 1998, Level 3 and PKS entered into an amendment to the Separation Agreement that provides that PKS will bear substantially all of those expenses if the Level 3 Board determined to force conversion of all outstanding Class R Stock of Level 3 on or before July 15, 1998 (a "Forced Conversion Determination").

   The Level 3 Board made such a determination and, accordingly, substantially all of those expenses will be borne by PKS.

   Tax Sharing Agreement. Level 3 and PKS have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to operations for tax years (or portions thereof) ending prior to the Split-off and with respect to certain tax attributes of Level 3 and PKS after the Split-off. Under the Tax Sharing Agreement, with respect to periods (or portions thereof) ending on or before the Split-off, Level 3 and PKS generally will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) that are allocable to the non-construction business and the construction business, respectively.

   The Tax Sharing Agreement also provides that Level 3 and PKS will indemnify the other from certain taxes and expenses that would be assessed on PKS and Level 3, respectively, if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or PKS, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. Under the Tax Sharing Agreement, if the Split-off were determined to be taxable for any other reason, those taxes and certain other taxes associated with the Split-off (together, "Split-off Taxes") would be allocated 82.5% to Level 3 and 17.5% to PKS. The Tax Sharing Agreement, however, provides that Split-off Taxes will be allocated one-half to each of Level 3 and PKS if a Forced Conversion Determination is made. As a result of the Forced Conversion Determination, the Split-off Taxes would be so allocated. Finally, the Tax Sharing Agreement provides, under certain circumstances, for certain liquidated damage payments from Level 3 to PKS if the Split-off were determined to be taxable, which are intended to compensate stockholders of PKS indirectly for taxes assessed upon them in that event. Those liquidated damage payments, however, are reduced because of the Forced Conversion Determination.

   Mine Management Agreement. In 1992, PKS and Level 3 entered into a mine management agreement (the "Mine Management Agreement") pursuant to which a subsidiary of PKS, Kiewit Mining Group Inc. ("KMG"), provides mine management and related services for Level 3's coal mining properties. In consideration of the provision of such services, KMG receives a fee equal to thirty percent of the adjusted operating income of the coal mining properties. The term of the Mine Management Agreement expires on January 1, 2016.

   In connection with the Split-off, the Mine Management Agreement was amended to provide KMG with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to KMG at the price that Level 3 would seek to sell the properties to a third party. If KMG were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay KMG an amount equal to the discounted present value to KMG of the Mine Management Agreement, determined, if necessary, by an appraisal process.

                  DESCRIPTION OF OTHER INDEBTEDNESS OF LEVEL 3

   The following is a description of Level 3's material indebtedness other than the notes. The following summaries of the existing issues of Level 3's senior notes are qualified in their entirety by reference to the indentures to which each issue of senior notes relates. Copies of these indentures are available on request to Level 3.

Proposed Secured Credit Facility

   Certain Level 3 subsidiaries propose to enter into a $1.375 billion senior secured credit facility that has been underwritten by a syndicate of banks and other financial institutions led by Chase Securities, Inc., as sole manager and lead arranger, Chase Securities Inc., Goldman Sachs Credit Partners L.P., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as co-syndication agents, and The Chase Manhattan Bank, as administrative agent. The credit facility will consist of a $450 million tranche A term loan facility, a $275 million tranche B term loan facility and a $650 million revolving credit facility. Level 3 expects that its subsidiaries will borrow $475 million under these facilities at the closing of the proposed secured credit facility. The proposed secured credit facility is currently in general syndication and is subject to customary conditions for a transaction of this type, including completion of definitive documentation and finalization of terms and conditions. Level 3 expects to close the proposed secured credit facility by the end of September 1999.

   All obligations under the revolving credit facility will be secured by substantially all the assets of Level 3 and, subject to certain exceptions, its wholly owned domestic subsidiaries (other than the borrower under the term loan facilities). Such assets will also secure a portion of the term loan facilities in an amount equal to $100 million plus, with certain exceptions, the undrawn amount of the revolving credit facility. Additionally, all obligations under the term loan facilities will be secured by the equipment that is purchased with the proceeds of the term loan facilities and the lease rentals derived from the lease of such equipment to the Company's operating subsidiaries. Level 3 and, subject to certain exceptions, all its domestic subsidiaries (other than the borrower under the term loan facilities) will guarantee all obligations under the revolving credit facility. Level 3 and, subject to certain exceptions, all its domestic subsidiaries will guarantee all obligations under the term loan facilities.

   The revolving credit facility and the tranche A term loan facility mature eight years after the date of the proposed credit agreement, and the tranche B term loan facility matures on January 15, 2008.

   Amounts drawn under the revolving credit facility and the term loans will bear interest, at the option of the Company, at the alternate base rate or reserve-adjusted London Interbank Offered Rate (LIBOR) plus, in each case, applicable margins based upon, in the case of the revolving credit facility and the tranche A term loan facility, the ratings established by Moody's and S&P for the highest rated senior unsecured long-term debt of Level 3. The applicable margins for the revolving credit facility and the tranche A term loan facility range from 50 to 175 basis points over the alternate base rate and from 150 to 275 basis points over LIBOR and are fixed for the tranche B term loan facility at 2.50% over the alternate base rate and 3.50% over LIBOR.

   Beginning on March 31, 2004, the revolving credit facility provides for automatic and permanent quarterly reductions of the amount available for borrowing under that facility, commencing at$17.25 million per quarter and increasing to approximately $61 million per quarter. The tranche A term loan facility amortizes in consecutive quarterly payments beginning on March 31, 2004, commencing at $9 million per quarter and increasing to $58.5 million per quarter. The tranche B term loan facility amortizes with substantially all of the scheduled payments due in equal amounts from March 31, 2007 to January 15, 2008.

   The credit agreement will require that indebtedness outstanding under the term loan facilities be paid with all of the net proceeds with respect to certain asset sales and, beginning December 31, 2003, with 50% of excess cash flow for each fiscal year.

   The credit agreement will contain customary negative covenants restricting and limiting the ability of Level 3, the borrowers and any other restricted subsidiary to engage in certain activities, including but not limited to:

  .  limitations on indebtedness and the incurrence of liens,

  . restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments, and

  . restrictions on issuance of preferred stock, dividends and distributions on capital stock, and other similar distributions, including distributions to Level 3 by its subsidiaries.

   The credit agreement will also require Level 3 and the borrowers to comply with specific financial and operational tests and maintain financial ratios, including a:

  .  minimum intercity route miles completed test;

  .  minimum markets with fiber networks test;

  .  minimum telecom revenue test;

  .  maximum total debt to contributed capital ratio;

  .  maximum total debt to total telecommunications revenue ratio;

  .  maximum senior debt to gross property, plant and equipment ratio; and

  .  beginning December 31, 2004, maximum total debt to EBITDA.

   The proposed secured credit facility will contain customary events of default, including an event of default upon certain changes of control of Level 3 and certain defaults under other indebtedness having an outstanding principal amount exceeding $25 million.

   Neither the closing of the proposed secured credit facility nor the closing of this offering of notes is conditioned upon the closing of the other transaction. Although Level 3 anticipates that the proposed secured credit facility will be substantially as described above, its final terms may differ from this description.

9 1/8% Senior Notes Due 2008

   On April 28, 1998, the Company issued $2 billion aggregate principal amount of 9 1/8% senior notes due 2008 under an indenture between Level 3 and IBJ Schroder Bank & Trust Company, now known as IBJ Whitehall Bank & Trust Company, as trustee. The 9 1/8% senior notes are senior unsecured obligations of the Company. They rank equally in right of payment with Level 3's 10 1/2% senior discount notes and all other existing and future senior unsecured indebtedness of Level 3. The notes bear interest at a rate of 9 1/8% per annum, payable semiannually in arrears on May 1 and November 1.

   Level 3 may redeem the 9 1/8% senior notes, in whole or in part, at any time on or after May 1, 2003. If a redemption occurs before May 1, 2006, Level 3 will pay a premium on the principal amount of the 9 1/8% senior notes redeemed. This premium decreases annually from approximately 4.5% for a redemption during the twelve month period beginning on May 1, 2003 to approximately 1.5% for a redemption during the twelve month period beginning on May 1, 2005.

   In addition, at any time prior to May 1, 2001, Level 3 may redeem up to 35% of the original aggregate principal amount of the 9 1/8% senior notes with the net proceeds of specified public or private offerings of its common stock at a redemption price equal to 109.125% of the principal amount of the notes redeemed, plus any accrued and unpaid interest, if any. At least 65% of the aggregate principal amount of 9 1/8% senior notes must remain outstanding after such a redemption.

   If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

   The indenture relating to the 9 1/8% senior notes places restrictions on the ability of Level 3 and some of its subsidiaries to:

  .   incur additional indebtedness;

  .   pay dividends or make other restricted payments and transfers;

  .   create liens;

  .   sell assets;

  .   issue or sell capital stock of some of its subsidiaries;

  .   enter into transactions, including transactions with affiliates; and

  . in the case of Level 3, consolidate, merge or sell substantially all of Level 3's assets.

   The holders of the 9 1/8% senior notes may force Level 3 to immediately repay the principal on the 9 1/8% senior notes, including interest to the acceleration date, if certain defaults exist under other indebtedness having an outstanding principal amount of at least $25 million.

10 1/2% Senior Discount Notes Due 2008

   On December 2, 1998, the Company issued $833.815 million aggregate principal amount at maturity of 10 1/2% senior discount notes due 2008 under an indenture between Level 3 and IBJ Whitehall Bank & Trust Company, as trustee. The 10 1/2% senior discount notes are senior unsecured obligations of the Company. They rank equally in right of payment with the 9 1/8% senior notes and all other existing and future senior unsecured indebtedness of Level 3.

   The issue price of the 10 1/2% senior discount notes was approximately 60% of the principal amount at maturity. The notes accrete at a rate of 10 1/2% per year, compounded semiannually, to 100% of their principal amount by December 1, 2003. Cash interest will not begin to accrue on the 10 1/2% senior discount notes until December 1, 2003, unless Level 3 elects to commence the accrual on or after December 1, 2001. After December 1, 2003, interest will accrue at a rate of 10 1/2% and will be payable semiannually on June 1 and December 1, beginning June 1, 2004.

   Level 3 may redeem the 10 1/2% senior discount notes, in whole or in part, at any time on or after December 1, 2003. If a redemption occurs before December 1, 2006, Level 3 will pay a premium on the accreted value of the 10 1/2% senior discount notes redeemed. This premium decreases annually from approximately 5.25% for a redemption during the twelve month period beginning on December 1, 2003 to approximately 1.75% for a redemption during the twelve month period beginning on December 1, 2005.

   In addition, at any time prior to December 1, 2001, Level 3 may redeem up to 35% of the original aggregate principal amount at maturity of the 10 1/2% senior discount notes with the net proceeds of specified public or private offerings of its common stock at a redemption price equal to 110.5% of the accreted value of the notes redeemed, plus any accrued and unpaid interest. At least 65% of the aggregate principal amount at maturity of the notes must remain outstanding after a such redemption.

   If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the accreted value, plus accrued and unpaid interest, if any.

   The indenture relating to the 10 1/2% senior discount notes places certain restrictions on the actions of Level 3 and some of its subsidiaries which are substantially similar to those contained in the indenture relating to the 9 1/8% senior notes. The indenture also contains a provision relating to the acceleration of the 10 1/2% senior discount notes that is substantially similar to that contained in the indenture relating to the 9 1/8% senior notes.

                              DESCRIPTION OF NOTES

   The notes will be issued under an indenture dated as of     , 1999, between
Level 3 and IBJ Whitehall Bank & Trust Company, as trustee, the form of which is filed as an exhibit to the registration statement of which the accompanying
prospectus is a part, and a first supplemental indenture dated as of     , 1999
(collectively referred to herein as the "notes indenture" or the "indenture"), between Level 3 and the trustee. Wherever particular defined terms of the notes indenture (including the notes) are referred to, such defined terms are incorporated herein by reference (the notes are referred to in the notes indenture as "Securities"). The following summaries of certain provisions of the notes indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the notes and the notes indenture, including the definitions therein of certain terms.

General

   The notes will be unsecured, direct, general, subordinated obligations of Level 3, will be limited to $750,000,000 aggregate principal amount (plus up to an additional $112,500,000 aggregate principal amount to cover over-allotments,
if any) and will mature on     , 2009. Payment in full of the principal amount
of the notes will be due on     , 2009 at a price of 100% of the principal
amount thereof.

   The notes will bear interest at the rate per annum shown on the front cover
of this prospectus supplement from     , 1999 or from the most recent Interest
Payment Date to which interest has been paid or provided for, payable semi-
annually on      and      of each year, commencing     ,   , until the
principal thereof is paid or made available for payment, to the person in whose
name the note is registered at the close of business on the preceding      or
    , as the case may be.

   The notes will be convertible into shares of common stock initially at the conversion rate stated on the front cover of this prospectus supplement, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time following the initial issue date of the notes and before the close of business on the Business Day immediately preceding
    , 2009, unless previously repurchased or unless Level 3 has caused the conversion rights of holders of notes to expire, as specified below under "-- Expiration of Conversion Rights."

   The notes are subject to repurchase by Level 3 at the option of the holders, as described below under "--Repurchase at Option of Holders Upon a Change of Control."

   The principal of, premium, if any, and interest on the notes will be payable, and the notes may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the trustee in the Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of Level 3, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. See "--Payment and Conversion." Payments, transfers, exchanges and conversions relating to beneficial interests in notes issued in book-entry form will be subject to the procedures applicable to global notes described below.

   Level 3 initially will appoint the trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the notes. In such capacities, the trustee will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of notes represented by the global note, as defined below, and accepting notes for exchange and registration of transfer, (2) ensuring that payments of principal, premium, if any, and interest received by the trustee from Level 3 in respect of the notes are duly paid to DTC or its nominees, (3) transmitting to Level 3 any notices from holders of the notes, (4) accepting conversion notices and related documents and transmitting the relevant items to Level 3 and (5) delivering certificates for common stock issued upon conversion of the notes.

   Level 3 will cause each transfer agent to act as a registrar and will cause to be kept at the office of such transfer agent a register in which, subject to such reasonable regulations as it may prescribe, Level 3 will provide for registration of transfers of the notes. Level 3 may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be maintained by Level 3, a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York. Level 3 will cause notice of any resignation, termination or appointment of the trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to holders of the notes.

   No service charge will be made for any registration of transfer or exchange of notes, but Level 3 may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

   Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of $1,000 and integral multiples in excess thereof. Notes sold in the offering will be issued only against payment therefor in immediately available funds.

   The notes initially will be represented by one or more notes in registered, global form, without interest coupons (collectively, the "global notes" or "global note"). The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

   Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "--Exchanges of Book-Entry Notes for Certificated Notes."

Exchanges of Book-Entry Notes for Certificated Notes

   A beneficial interest in a global note may not be exchanged for a note in certificated form unless (1) DTC (x) notifies Level 3 that it is unwilling or unable to continue as Depositary for the global note or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case Level 3 thereupon fails to appoint a successor Depositary within 90 days, (2) Level 3, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form or (3) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the notes. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary, in accordance with its customary procedures.

Certain Book-entry Procedures for Global Notes.

   The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by them from time to time. Level 3 takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

   DTC has advised Level 3 as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   DTC has advised Level 3 that its current practice, upon the issuance of a global note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees, with respect to interests of participants, and the records of participants and indirect participants, with respect to interests of persons other than participants.

   As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. Except in the limited circumstances described above under "--Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the global note, or any notes represented thereby, under the notes indenture or the notes. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of DTC and, if such person is not a participant, those of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture or such note.

   Investors may hold their interests in the global note directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. All interests in a global note will be subject to the procedures and requirements of DTC.

   The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Cash payment of the principal of, interest on, or the repurchase of the global note will be made to DTC or its nominee, as the case may be, as the registered owner of the global note by wire transfer of immediately available funds on each relevant payment date. Neither Level 3, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note including any delay by DTC or any participant or indirect participant in identifying the beneficial ownership interests, and Level 3 and the trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

   Level 3 expects that DTC or its nominee, upon receipt of any cash payment of principal, interest or the repurchase price in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee (adjusted as necessary so that such payments are made with respect of whole notes only), unless DTC has reason to believe that it will not receive payment on such payment date. Level 3 also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

   Notice of the expiration of conversion rights will be sent to DTC or its nominee.

   Neither DTC nor its nominee will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns DTC's, or its nominee's, consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

   Interests in the global notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

   DTC has advised Level 3 that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below and the conversion of notes, only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default, as defined below, under the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global note among participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

   None of Level 3, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Payment and Conversion

   The principal of the notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, in U.S. currency by dollar check or by transfer to a dollar account maintained by the holder with a bank in New York City. Payment of interest on a note may be made by dollar check mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or, upon written application by the holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a dollar account maintained by the holder with a bank in the United States.

   Payments in respect of the principal of, and premium, if any, and interest on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the notes indenture. Under the terms of the notes indenture, Level 3 and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Level 3, the trustee nor any agent of Level 3 or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes, or

     (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   Any payment on a note due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

   Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. In the case of global notes, conversion will be effected by DTC upon notice from the holder of a beneficial interest in a global note in accordance with its rules and procedures. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "--Conversion Rights."

   All moneys (1) deposited with the trustee or any paying agent or (2) then held by Level 3 in trust for the payment of principal, premium, if any, or interest on any notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to Level 3, and the holder of such note will thereafter look only to Level 3 for payment thereof.

Conversion Rights

   The holder of any note will have the right, at the holder's option, to convert any portion of the principal amount of a note that is an integral multiple of $1,000 into shares of common stock at any time following the original issue date of the notes and prior to the close of business on the Business Day immediately preceding the maturity date, unless previously repurchased or unless Level 3 has caused the conversion rights of holders to expire. See "--Repurchase at Option of Holders Upon a Change of Control" and "--Expiration of Conversion Rights." The notes may be converted at a conversion rate equal to the number of shares per $1,000 principal amount of notes shown on the front cover of this prospectus supplement (the "Conversion Rate"), subject to adjustment in certain events as described below. The right to convert a note delivered for repurchase will terminate (1) at the close of business on the Business Day immediately preceding the Repurchase Date, as defined below, for such note, unless Level 3 defaults in making the payment due upon repurchase, and (2) if Level 3 has exercised its right in accordance with the terms of the notes indenture to cause the conversion right of holders to expire, on the conversion expiration date.

   The right of conversion attaching to any note may be exercised by the holder by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, Level 3 will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the trustee to the Conversion Agent for delivery to the holder. Such shares of common stock issuable upon conversion of the notes, in accordance with the provisions of the notes indenture, will be fully paid and nonassessable and will also rank pari passu with the other shares of the common stock outstanding from time to time.

   Holders that surrender notes for conversion on a date that is not an Interest Payment Date are not entitled to receive any interest for the period from the next preceding Interest Payment Date to the date of conversion, except as described below. However, holders of notes on a Regular Record Date, including notes surrendered for conversion after the Regular Record Date, will receive the interest payable on such notes on the next succeeding Interest Payment Date. Accordingly, any note surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next succeeding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion; provided, however, that no such payment will be required upon the conversion of any note, or portion thereof, that is eligible to be delivered for repurchase if, as a result, the right to convert such note would terminate during the period between such Regular Record Date and the close of business on the next succeeding Interest Payment Date.

   No other payment or adjustment for interest, or for any dividends in respect of common stock, will be made upon conversion. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by Level 3 based on the market price of the common stock at the close of business on the date of conversion.

   A holder delivering a note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, Level 3 shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless the person requesting such issue has paid to Level 3 the amount of any such tax or duty or has established to the satisfaction of Level 3 that such tax or duty has been paid.

   The Conversion Rate is subject to adjustment in certain events, including without duplication:

     (a) dividends, and other distributions, payable in common stock on shares of stock of Level 3,

     (b) the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock (or securities convertible into common stock) at less than the then Current Market Price, as defined below, of such common stock as of the record date for holders entitled to receive such rights, options or warrants,

     (c) subdivisions, combinations and reclassifications of common stock,

     (d) distributions to all holders of common stock of evidences of indebtedness of Level 3, shares of capital stock, cash or assets, including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (a) and (b) above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies,

     (e) distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies, to all holders of common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in respect of any tender offer by Level 3 or any of its subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of Level 3's market capitalization, being the product of the Current Market Price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding, and

     (f) the successful completion of a tender offer made by Level 3 or any of its subsidiaries for common stock which involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender offer by Level 3 or any of its subsidiaries for common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of Level 3's market capitalization on the expiration of such tender offer.

   The term "Current Market Price" of common stock for any day means the last reported sale price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the Nasdaq National Market or, if the common stock is not quoted or admitted to trading on such quotation system, on the principal national securities exchange or quotation system on which the common stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the common stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service, or, if not so available in such manner, as furnished by any Nasdaq member firm selected from time to time by the board of directors of Level 3 for that purpose, if not so available in such manner, as otherwise determined in good faith by the board of directors of Level 3.

   Level 3 reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. Level 3 shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the holders of any such adjustments.

   In case of any consolidation or merger of Level 3 with or into another person or any merger of another person into Level 3, other than a merger which does not result in any reclassification, conversion, exchange or cancelation of the common stock, or in the case of any sale or transfer of all or substantially all of the assets of Level 3, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which such note was convertible immediately prior thereto, assuming such holder of common stock failed to exercise any rights of election and that such note was then convertible.

   Level 3 from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case Level 3 shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of Level 3, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the common stock exceeds the Conversion Price, as defined below, by 105% in connection with an event which otherwise would be a Change of Control or for purposes of determining whether the Current Market Price exceeds 140% in connection with an event which otherwise would allow the Company to cause the conversion rights of holders of notes to expire.

   If at any time Level 3 makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, e.g., distributions of evidences of indebtedness or assets of Level 3, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the notes indenture, the number of shares into which notes are convertible is increased, such increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Tax Considerations."

Subordination

   The payment of the principal of, premium, if any, and interest on the notes, including amounts payable on any repurchase, will be subordinated in right of payment to the extent set forth in the notes indenture to the prior full and final payment in cash of all Senior Debt of Level 3. "Senior Debt" means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the notes indenture or thereafter created, incurred or assumed:

     (a) indebtedness of Level 3 evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

     (b) all obligations of Level 3 for money borrowed,

     (c) all obligations of Level 3 evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

     (d) obligations of Level 3 (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

     (e) all obligations of Level 3 under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements,

     (f) all obligations of Level 3 with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing,

     (g) all obligations of Level 3 issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business,

     (h) all obligations of the type referred to in clauses (a) through (g) above of another person and all dividends of another person, the payment of which, in either case, Level 3 has assumed or guaranteed, or for which Level 3 is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on the property of Level 3, and

     (i) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (h) of this paragraph;

  provided, however, that Senior Debt shall not include the notes or any such indebtedness or obligation if the terms of such indebtedness or obligation, or the terms of the instrument under which, or pursuant to which it is issued expressly provide that such indebtedness or obligation is not superior in right of payment to the notes.

   No payment in respect of the notes, whether on account of principal of or premium, if any, or interest on, or repurchase of, the notes or otherwise (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the notes indenture provided that the establishment of such defeasance trust is permitted by the terms of all Senior
Debt) may be made by Level 3 if (1) a default in the payment of principal, premium, if any, or interest, including a default under any redemption or repurchase obligation, or other amounts with respect to Senior Debt occurs or
(2) any other default occurs and is continuing with respect to Senior Debt that permits the holders thereof to accelerate (with notice, lapse of time or both) the maturity thereof. Payments on the notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the date on which such nonpayment default is cured or waived if the maturity of such Senior Debt has not been accelerated.

  In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of assets of Level 3 to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, of Level 3, all principal, premium, if any, interest and other amounts payable on all Senior Debt must be paid in full in cash before the holders of the notes are entitled to receive any payment (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the notes indenture provided that the establishment of such defeasance trust is permitted by the terms of all Senior Debt). By reason of such subordination, in the event of insolvency, creditors of Level 3 who are holders of Senior Debt may recover more, ratably, than the holders of the notes, and such subordination may result in a reduction or elimination of payments to the holders of the notes. As of June 30, 1999 Level 3 had approximately $2.531 billion of Senior Debt outstanding. Assuming that on June 30, 1999 Level 3 had entered into its proposed secured credit facility and its subsidiaries had borrowed $475 million under that credit facility, Level 3 would have had $3.006 billion of outstanding Senior Debt, including $475 million of its subsidiaries' debt guaranteed by Level 3, and Level 3's subsidiaries would have had $900 million in additional borrowings available under that credit facility guaranteed by Level 3 on a senior basis.

   Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries and creditors of any of our subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes. As a result, the notes will be structurally subordinated to all preferred stock, indebtedness and other liabilities, including trade payables and lease obligations, of Level 3's subsidiaries and any right of Level 3 to receive any assets of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Level 3 itself is recognized as a creditor of such subsidiary, in which case the claims of Level 3 would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Level 3. The proposed secured credit facility will be indebtedness of our subsidiaries, will be structurally senior to the notes, and will be secured by substantially all of the Company's assets and, subject to certain exceptions, the assets of the Company's wholly owned domestic subsidiaries. In addition, the proposed secured credit facility will restrict the ability of Level 3's subsidiaries to pay dividends and make loans and advances to Level 3.

   The notes indenture does not limit the ability of Level 3 or any of its subsidiaries to incur indebtedness, including Senior Debt.

Expiration of Conversion Rights

   On or after     , 2002, Level 3 may, at its option, cause the conversion
rights of holders of notes to expire. Level 3 may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of common stock exceeded 140% of the Conversion Price, as defined below, subject to adjustment in certain circumstances. In order to exercise its option to cause the conversion rights of holders of notes to expire, Level 3 must issue a press release for publication on the Dow Jones News Service (or a comparable news service) announcing the conversion expiration date prior to the opening of business on the second trading day after any period in which the condition in
the preceding sentence has been met, but in no event prior to     , 2002. The
press release shall announce the conversion expiration date and provide the current conversion price of the notes and the Current Market Price of the common stock, in each case as of the close of business on the trading day next preceding the date of the press release.

   Notice of the expiration of conversion rights will be given by Level 3 by first-class mail to the holders of the notes not more than four business days after Level 3 issued the press release. Conversion rights will terminate at the close of business on the conversion expiration date which will be a date selected by Level 3 not less than 30 nor more than 60 days after the date on which Level 3 issues the press release announcing its intention to terminate conversion rights of the notes.

Repurchase at Option of Holders Upon a Change of Control

   If a Change of Control, as defined below, occurs, each holder of notes shall have the right, at the holder's option, to require Level 3 to repurchase all of such holder's notes, or any portion of the principal amount thereof that is equal to $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is no earlier than 30 nor later than 60 days after the date of the Company Notice, as defined below, at a price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

   Level 3 may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in common stock valued at 95% of the average of the closing sales prices of the common stock for the five trading days immediately preceding and including the third day prior to the Repurchase Date; provided that payment may not be made in common stock unless Level 3 satisfies certain conditions with respect thereto prior to the Repurchase Date as provided in the notes indenture.

   Within 30 days after the occurrence of a Change of Control, Level 3 is obligated to give to all holders of the notes notice, as provided in the notes indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. Level 3 must also deliver a copy of the Company Notice to the trustee. To exercise the repurchase right, a holder of notes must deliver on or before the 30th day after the date of the Company Notice written notice to the trustee of the holder's exercise of such right, together with the notes with respect to which the right is being exercised.

   A "Change of Control" at such time after the original issuance of the notes means the occurrence of the following events:

     (1) if any "person" or group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, as defined below, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of Level 3; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of Level 3 than such other person or group (for purposes of this clause (1), such person or group shall be deemed to beneficially own any voting stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

     (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of Level 3 and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned subsidiary or one or more Permitted Holders) shall have occurred; or

     (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Level 3 (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of Level 3 was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Level 3 then in office; or

     (4) the stockholders of Level 3 shall have approved any plan of liquidation or dissolution of Level 3;

provided, however, that a Change of Control shall not be deemed to have occurred if the closing sales price per share of the common stock for any five trading days within the period of 10 consecutive trading days beginning immediately after the later of the Change of Control or the public announcement of the Change of Control shall equal or exceed 105% of the Conversion Price of the notes in effect on each such trading day; provided further that if the Change of Control results in the reclassification, conversion, exchange of outstanding shares of common stock of Level 3, such 10 consecutive trading day period shall be measured as ending immediately before the Change of Control.

   "Permitted Holders" means the members of Level 3's board of directors on April 28, 1998 and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) at least 66 2/3% of the total voting power of the voting stock of such person.

   "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency. "Capital Stock" of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into any equity interest), warrants or options to acquire an equity interest in such person.

   Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. Level 3 will comply with this rule to the extent applicable at that time.

   Level 3 may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender at any price or by private agreement. Any note so purchased by Level 3 may, to the extent permitted by applicable law, be reissued or resold or may, at Level 3's option, be surrendered to the trustee for cancelation. Any notes surrendered as aforesaid may not be reissued or resold and will be canceled promptly.

   The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving Level 3 that may adversely affect holders.

   Level 3's ability to repurchase notes upon the occurrence of a Change of Control is subject to important limitations. Level 3 anticipates that the occurrence of a Change of Control will constitute an event of default under its proposed secured credit facility. Moreover, the occurrence of a Change in Control could cause an event of default under, or be prohibited or limited by, the terms of other Senior Debt of Level 3. As a result, in each case, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the notes indenture until the Senior Debt is paid in full. Level 3's obligation to purchase the notes under this covenant will, unless consents are obtained, require Level 3 to repay either prior to or concurrently with the note repurchase all Senior Debt then outstanding that would by its terms prohibit the note repurchase, including both series of Level 3's existing senior notes and the proposed secured credit facility.

   Further, Level 3 may not have the financial resources and may not be able to arrange financing, to pay the Repurchase Price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Level 3's ability to repurchase notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend or other restrictions. The proposed secured credit facility will restrict the ability of Level 3's subsidiaries to pay dividends and make loans and advances to Level 3. Any failure by Level 3 to repurchase the notes when required following a Change of Control would result in an Event of Default under the notes indenture whether or not such repurchase is permitted by the subordination provisions of the notes indenture. Any such default may, in turn, cause a default under Senior Debt of Level 3. See "--Subordination".

Mergers and Sales of Assets by Level 3

   Level 3 may not consolidate with or merge into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, and Level 3 shall not permit any person to consolidate with or merge into Level 3 or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to Level 3, unless:

     (a) the person formed by such consolidation or into or with which Level 3 is merged or the person to which the properties and assets of Level 3 are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than Level 3, shall expressly assume the due and punctual payment of the principal of and, premium, if any, and interest on the notes and the performance of the other covenants of Level 3 under the notes indenture,

     (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and

     (c) an officer's certificate and legal opinion relating to the conditions described in (a) and (b) above is delivered to the trustee.

Events of Default

   The following will be Events of Default under the notes indenture:

     (a) failure to pay principal of or premium, if any, on any note when due, whether or not such payment is prohibited by the subordination provisions of the notes indenture,

     (b) failure to pay any interest on any note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the notes indenture,

     (c) failure to pay when due the Repurchase Price of any notes required to be repurchased pursuant to the provisions described under "--Repurchase at Option of Holders Upon Change of Control", whether or not a Company Notice is prohibited by the subordination provisions of the notes indenture,

     (d) failure to perform or comply with provisions described under "-- Mergers and Sales of Assets by Level 3,"

     (e) failure to perform any other covenant of Level 3 in the notes indenture, continuing for 60 days after written notice to Level 3 by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes,

     (f) failure to pay when due any indebtedness for money borrowed by Level 3 or any subsidiary in excess of $25 million if such failure shall have continued after the applicable grace period and shall not have been cured or waived or the acceleration of any indebtedness for money borrowed by Level 3 or a subsidiary in excess of $25 million,

     (g) any judgment or judgments for the payment of money in an aggregate amount in excess of $25 million that shall be rendered against Level 3 or any subsidiary and that shall not be waived, satisfied or discharged for any period of 45 consecutive days during which a stay of enforcement shall not be in effect, and

     (h) certain events of bankruptcy, insolvency or reorganization.

   Subject to the provisions of the notes indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   If an Event of Default, other than an Event of Default specified in clause
(h) above with respect to the Company, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances as set forth in the notes indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the notes indenture. If an Event of Default specified in clause (h) occurs and is continuing with respect to the Company, then the principal of, and accrued interest on, all of the notes shall automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "--Modification and Waiver" below.

   No holder of any note will have any right to institute any proceeding with respect to the notes indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or premium, if any, or interest on such note on or after the respective due dates expressed in such note or of the right to convert such note in accordance with the notes indenture.

   Level 3 will be required to furnish to the trustee annually a statement as to the performance by Level 3 of certain of its obligations under the notes indenture and as to any default in such performance.

Modification and Waiver

   Level 3 and the trustee may, at any time and from time to time, without notice to or consent of any holders of notes, enter into one or more indentures supplemental to the indenture

     (a) to evidence the succession of another person to Level 3 and the assumption by such successor of the covenants of Level 3 in the indenture and the notes,

     (b) to add to the covenants of Level 3, for the benefit of the holders or to surrender any right or power conferred upon Level 3 by the indenture,

     (c) to add any additional Events of Default,

     (d) to provide for uncertificated notes in addition to or in place of certificated notes,

     (e) to evidence and provide for the acceptance of appointment under the indenture of a successor trustee,

     (f) to secure the notes,

     (g) to comply with the Trust Indenture Act or the Securities Act,

     (h) to add guarantees with respect to the notes, or

     (i) to cure any ambiguity in the indenture, to correct or supplement any provision in the indenture which may be inconsistent with any other provision therein or to add any other provision with respect to matters or questions arising under the indenture; provided such actions shall not adversely affect the interests of the holders in any material respect.

   Other modifications and amendments of the notes indenture may be made, and certain past defaults by Level 3 may be waived, with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

     (a) change the stated maturity of the principal of, or any installment of interest on, any note,

     (b) reduce the principal amount of, or the premium, if any, or interest on, any note,

     (c) modify the provisions with respect to a expiration of conversion rights in a manner adverse to the holders,

      (d) at any time after a Change of Control has occurred, modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders,

      (e) change the place or currency of payment of principal of, premium, if any, or interest on, any note (including any payment of the Repurchase Price in respect of such note),

      (f) impair the right to institute suit for the enforcement of any payment on or with respect to any note,

      (g) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of Level 3, adversely affect the right of holders to convert any of the notes other than as provided in the notes indenture,

      (h) modify the conversion or subordination provisions in a manner adverse to the holders of the notes,

      (i) reduce the above-stated percentage of outstanding notes necessary to modify or amend the notes indenture,

      (j) reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the notes indenture or for waiver of certain defaults, or

      (k) reduce the percentage in aggregate principal amount of outstanding notes required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

   The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by Level 3 with certain restrictive provisions of the notes indenture by written consent or by the adoption of a resolution at a meeting. The holders of a majority in aggregate principal amount of the outstanding notes also may waive any past default under the notes indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

   The notes indenture contains provisions for convening meetings of holders of notes.

Notices

   Notice to holders of the notes will be given by mail to the addresses of such holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of mailing of the notice.

   Notice of expiration of conversion rights will be given at least once not less than 30 nor more than 60 days prior to the conversion expiration date, which notice shall be irrevocable, and will specify the conversion expiration date.

Replacement of Notes

   Notes that become mutilated, destroyed, stolen or lost will be replaced by Level 3 at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to Level 3 and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and Level 3 may be required at the expense of the holder of such note before a replacement note will be issued.

Payment of Stamp and Other Taxes

   Level 3 shall pay all stamp and similar duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. Level 3 will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Satisfaction and Discharge

   The provisions in the indenture relating to defeasance will be applicable to the notes.

Governing Law

   The notes indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

   The trustee for the holders of notes issued under the notes indenture will be IBJ Whitehall Bank & Trust Company, which is also the trustee for both series of Level 3's existing senior notes. In case an Event of Default shall occur, and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

   The notes indenture and the Trust Indenture Act contain limitations on the rights of the trustee, should the trustee become a creditor of Level 3, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with Level 3 or any affiliate of Level 3; provided, however, that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

                    CERTAIN UNITED STATES TAX CONSIDERATIONS

   The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which notes may be converted. For purposes of this summary (1) the Internal Revenue Code of 1986, as amended, is referred to as "the Code" and (2) the Internal Revenue Service is referred to as "the IRS."

   This summary:

  . does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances;

  . is based on laws, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis;

  . deals only with holders that will hold notes and common stock into which notes may be converted as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended;

  . does not address tax considerations applicable to investors that may be subject to special tax rules, such as partnerships, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold notes as a position in a hedging transaction, "straddle," or "conversion transaction" for tax purposes, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code; and

  . discusses only the tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes.

   The Company has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and the IRS may not agree with the statements and conclusions expressed in this summary. In addition, the IRS is not precluded from adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local, or other tax laws.

   Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

   As used herein, the term "United States Holder" means a beneficial owner of a note or common stock that is, for United States federal income tax purposes,

  . a citizen or resident, as defined in Section 7701(b) of the Code, of the United States,

  . a corporation or other entity that is taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof,

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  . in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

   A "Foreign Holder" is a beneficial owner of notes or common stock that is not a United States Holder.

United States Holders

Payment Of Interest

   Interest on a note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's regular method of accounting for United States federal income tax purposes.

Sale, Exchange Or Redemption Of A Note

   Upon the sale, exchange or redemption of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in "--Adjustments to Conversion Rate" below.

   For certain non-corporate taxpayers, including individuals, the rate of taxation of capital gains will depend upon:

   (1) the taxpayer's holding period in the capital asset, with preferential rates available for capital assets held for more than 12 months, and

   (2) the taxpayer's marginal tax rate for ordinary income.

   The deductibility of capital losses is subject to limitations. United States Holders are urged to consult their own tax advisors with respect to the rate of taxation of capital gains and the ability to deduct capital losses.

Adjustments to Conversion Rate

   The conversion rate of the notes is subject to adjustment under certain circumstances, as described under "Description of Notes--Conversion Rights."
Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate (or certain other corporate transactions) increase the proportionate interest of a holder of notes in the fully diluted common stock (particularly an adjustment to reflect a taxable dividend to holders of common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the common stock may be treated as a distribution to such holders, taxable as a dividend (as described below) to the extent of the Company's current and/or accumulated earnings and profits.

Conversion Of The Notes

   A United States Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A United States Holder's tax basis in the Common Stock received on conversion of a note will be the same as such United States Holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the United States Holder, it will be taxable as ordinary income, a United States Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

   Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share, and will be taxable as described below under "--Sale of Common Stock".

Dividends

   Distributions, if any, paid or deemed paid on the common stock (or deemed distributions on the notes as described above under "--Adjustments to Conversion Rate") generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends paid to holders that are United States corporations may qualify for the dividends received deduction. To the extent, if any, that a United States Holder receives distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed the current and accumulated earnings and profits of the Company, such distributions will be treated first as a non-taxable return of capital, reducing the holder's basis in the shares of common stock. Any such distributions in excess of the holder's basis in the shares of common stock generally will be treated as capital gains realized on the disposition of common stock.

Sale Of Common Stock

   Upon the sale or exchange of common stock, a United States Holder generally will recognize capital gains or losses equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such United States Holder's adjusted tax basis in the common stock (as described above under "--Conversion of the Notes").

   For certain non-corporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (1) the taxpayer's holding period in the capital asset (with preferential rates available for capital assets held for more than 12 months) and (2) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

Foreign Holders

Stated Interest

   Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

   (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote (treating, for such purpose, notes held by a holder as having been converted into common stock of the Company),

   (2) the holder is not a controlled foreign corporation that is related to the Company through stock ownership and

   (3) either (A) the beneficial owner of the note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof.

   For purposes of this summary, we refer to this exemption from U.S. federal withholding tax as the "Portfolio Interest Exemption." Under United States Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in clause (3) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

   The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

   A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

   Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

   To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Foreign Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. These forms must be periodically updated. United States Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, require Foreign Holders or, under certain circumstances, a qualified intermediary to file a withholding certificate with the Company's withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Foreign Holder.

Sale, Exchange Or Redemption Of A Note

   A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of notes unless (1) the holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met,
(2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder or (3) the Company is or has been a "United States real property holding corporation" within a specified time period, as described below under "--Sale or Exchange of Common Stock," and the holder owns or has owned (actually or constructively) more than 5% of the total value of the notes at any time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period (in which case the gain will be treated as effectively connected income as described in (2)). In the case of (2), such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Additionally, in the case of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the notes may subsequently be considered to own more than 5% of the total value of the notes due to other holders' conversion of notes into common stock. Regardless of whether a disposition of any note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the notes or a financial intermediary involved in any such transaction.

Conversion of a Note

   In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a note into common stock by a Foreign Holder except (1) to the extent the common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "Foreign Holders -- Stated Interest," (2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a note, in each case where either the conditions described in (1) or (2) above under "Foreign Holders -- Sale, Exchange or Redemption of a Note" is satisfied or (3) the Company is a United States real property holding corporation as discussed below, the holder owns or has owned (actually or constructively) more than 5% of the value of the notes at any time during the shorter of the five-year period preceding the date of conversion or the holder's holding period, and certain other conditions apply. For purposes of
(3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the notes may subsequently be considered to own more than 5% of the total value of the notes due to other holders' conversion of notes into common stock. Regardless of whether a conversion of any note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of
Section 1445 of the Code generally will not be applicable to the Company or a financial intermediary involved in any such transaction.

Sale Or Exchange Of Common Stock

   A Foreign Holder will generally not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless either of the conditions described in (1) or (2) above under "Foreign Holders -- Sale, Exchange or Redemption of a note" is satisfied or the Company is or has been a United States real property holding corporation, or a "USRPHC," for United States federal income tax purposes at any time within the shorter of the five year period preceding such disposition or such Foreign Holder's holding period. The Company believes that, based upon its current Business Plan, it may be or it may become a USRPHC. In general, the Company will be treated as a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property and its other assets used or held in a trade or business. If the Company is, or becomes, a USRPHC, so long as the common stock continues to be regularly traded on an established securities market within the meaning of
Section 897(c)(3) of the Code, only a Foreign Holder who holds or held directly, indirectly or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period, more than 5% of the common stock will be subject to U.S. federal income tax on the disposition of the common stock. For purposes of the ownership test described above, a Foreign Holder of notes will be considered as constructively owning the common stock into which such notes are convertible. Regardless of whether a disposition of common stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the common stock or a financial intermediary involved in any such transaction.

Dividends

   Distributions by the Company with respect to the common stock that are treated as dividends paid or deemed paid (including a deemed distribution on the notes or common stock as described above under "United States Holders-- Adjustments to Conversion Price") to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder which are taxable as described below, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Foreign Holder delivers IRS Form 4224 to the payor.

   Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payer has knowledge to the contrary, for purposes of the withholding discussed above, and under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under United States Treasury Regulations which generally are effective for payments made after December 31, 2000, subject to certain transition rules, however, a Foreign Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under current United States Treasury Regulations, in the case of common stock held by a foreign partnership, or other fiscally transparent entities, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The Treasury Regulations also provide look-through rules for tiered partnerships.

Death Of A Foreign Holder

   A note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such Foreign Holder of a trade or business within the United States.

   Common stock actually or beneficially held, other than through a foreign corporation, by an individual who is not a citizen or resident of the United States at the time of his or her death, or previously transferred subject to certain retained rights or powers, will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

Information Reporting And Backup Withholding

   In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, dividends on common stock, and payments of the proceeds of the sale of a note or common stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payment if the United States Holder (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends property or (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

   Information reporting requirements will apply to payments of interest or dividends to Foreign Holders where such interest or dividends are subject to withholding or are exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

   Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the notes by the Company to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.)

   The payment of the proceeds from the disposition of notes or common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

   (1) a "controlled foreign corporation" for United States federal income tax purposes or

   (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business.

   In the case of the payment of proceeds from the disposition of notes or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

   United States Treasury Regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. Holders of notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such Treasury regulations.

   The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, holders of the notes should consult their own tax advisors as to particular tax consequences to them or purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

                                  UNDERWRITING

   Level 3 and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of notes indicated in the following table.

                                                             Principal Amount of
                           Underwriters                             Notes
                           ------------                      -------------------
      Goldman, Sachs & Co...................................    $
      Salomon Smith Barney Inc..............................
      Chase Securities Inc..................................
      Credit Suisse First Boston Corporation................
      J.P. Morgan Securities Inc............................
      Morgan Stanley & Co. Incorporated.....................
                                                                ------------
        Total...............................................    $750,000,000
                                                                ============

   If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $112,500,000 principal amount of notes from Level 3 to cover such sales. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

   Notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount form the initial price to public of up to % of the principal amount of the notes. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to % of the principal amount of the notes. If all the notes are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

   The notes are a new issue of securities with no established trading market. Level 3 has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   Level 3 has agreed that, for a period of 90 days from the date of this prospectus supplement, it will not, without the prior written consent of the underwriters, offer, sell, contract to sell, issue, announce the offering or issuance of, register, cause to be registered or announce the registration or intended registration of, in any case for its own account, any shares of common stock of Level 3, including any such shares beneficially or indirectly owned or controlled by Level 3, or any securities convertible into or exchangeable for common stock, except for: (1) up to 2,000,000 shares of common stock issued in connection with acquisitions, provided that this limit may be exceeded if the purchaser of such shares agrees to be bound for any remaining portion of the 90-day "black-out" period, (2) common stock issued pursuant to any employee benefit plan, stock ownership or stock option plan or dividend reinvestment plan in effect on the date hereof, or options granted pursuant to any such plan in effect on the date hereof, provided that such options cannot be exercised for any remaining portion of the 90-day "black-out" period, (3) common stock issued in connection with the inclusion of Level 3's common stock in any Major Market Index (as defined in the underwriting agreement), (4) maintaining the effectiveness of any registration statement in place on the date hereof or otherwise permitted to be filed under this paragraph, (5) common stock issued in connection with the exercise of warrants outstanding on the date hereof, (6) common stock issued to prospective employees in connection with such employees being hired by Level 3 and (7) the notes and common stock issued upon the conversion of the notes. The underwriters, in their sole discretion, may release any of the securities subject to these "black-out" agreements at any time without notice.

   In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

   Level 3 estimates that its share of the total expense of this offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

   The representatives have performed certain investment banking and advisory services for Level 3 from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for Level 3 in the ordinary course of their business. Affiliates of the underwriters are lenders and agents under Level 3's proposed secured credit facility.

   Level 3 has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

   The validity of the notes offered through this prospectus supplement will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Level 3 Communications, Inc. as of December 31, 1998 and for the year then ended, included in this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated balance sheet of Level 3 Communications, Inc. as of December 27, 1997, and the related statements of earnings, cash flows, comprehensive income, and changes in stockholders' equity for each of the two years in the period ended December 27, 1997 included in this prospectus supplement, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1997 and 1998 and the related statements of operations, cash flows, comprehensive income, and changes in stockholders' equity, for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus supplement, have been included or incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               GLOSSARY OF TERMS

 access......................  Telecommunications services that permit long distance carriers to use local exchange facilities to originate
                               and/or terminate long distance service.

 access charges..............  The fees paid by long distance carriers to LECs for originating and terminating long distance calls on the
                               LECs' local networks.

 backbone....................  A centralized high-speed network that interconnects smaller, independent networks. It is the through-portion
                               of a transmission network, as opposed to spurs which
                               branch off the through-portions.

 CAP.........................  Competitive Access Provider. A company that provides its customers with an alternative to the local exchange
                               company for local transport of private line and special
                               access telecommunications services.

 capacity....................  The information carrying ability of a telecommunications facility.

 carrier.....................  A provider of communications transmission services by fiber, wire or radio.

 Central Office..............  Telephone company facility where subscribers' lines are joined to switching equipment for connecting other
                               subscribers to each other, locally and long distance.

 CLEC........................  Competitive Local Exchange Carrier. A company that competes with LECs in the local services market.

 colocation..................  Colocation refers to the physical location of a telecommunication carrier's equipment in ILEC or CLEC
                               premises to facilitate the interconnection of their
                               respective switching/routing equipment.

 common carrier..............  A government-defined group of private companies offering telecommunications services or facilities to the general
                               public on a non-discriminatory basis.

 conduit.....................  A pipe, usually made of metal, ceramic or plastic, that protects buried cables.

 dark fiber..................  Fiber optic strands that are not connected to transmission equipment.

 dedicated lines.............  Telecommunications lines reserved for use by particular customers.

 dialing parity..............  The ability of a competing local or toll service provider to provide telecommunications services in such a manner
                               that customers have the ability to route automatically,
                               without the use of any access code, their
                               telecommunications to the service provider of the
                               customers' designation.

 equal access................  The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange
                               Carriers' (PIC) long distance telephone network by
                               dialing "1", thus eliminating the need to dial additional
                               digits and an authorization code to obtain such access.

 facilities based carriers...  Carriers that own and operate their own network and equipment.

fiber optics................  A technology in which light is used to transport information from one point to another. Fiber optic cables
                              are thin filaments of glass through which light beams are
                              transmitted over long distances carrying enormous amounts
                              of data. Modulating light on thin strands of glass
                              produces major benefits including high bandwidth,
                              relatively low cost, low power consumption, small space
                              needs and total insensitivity to electromagnetic
                              interference.

Gbps........................  Gigabits per second. A transmission rate. One gigabit equals 1000 Mbps.


ILEC........................  Incumbent Local Exchange Carrier. A company historically providing local telephone service. Often refers to one of
                              the Regional Bell Operating Companies (RBOCs). Often
                              referred to as "LEC" (Local Exchange Carrier).

interconnection.............  Interconnection of facilities between or among local exchange carriers, including potential physical
                              colocation of one carrier's equipment in the other
                              carrier's premises to facilitate such interconnection.

InterLATA...................  Telecommunications services originating in a LATA and terminating outside of that LATA.

Internet....................  A global collection of interconnected computer networks which use a specific communications protocol.

IntraLATA...................  Telecommunications services originating and terminating in the same LATA.

ISDN........................  Integrated Services Digital Network. An information transfer standard for transmitting digital voice and data
                              over telephone lines at speeds up to 128 Kbps.

ISPs........................  Internet Service Providers. Companies formed to provide access to the Internet to consumers and business
                              customers via local networks.

IXC.........................  Interexchange Carrier. A telecommunications company that provides telecommunications services between local
                              exchanges on an interstate or intrastate basis. A
                              transmission rate. One kilobit equals 1,024 bits of
                              information.

Kbps........................  Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

LATA........................  Local Access and Transport Area. A geographic area composed of contiguous local exchanges, usually but not
                              always within a single state. There are approximately 200
                              LATAs in the United States.

leased line.................  Telecommunications line dedicated to a particular customer along predetermined routes.

LEC.........................  Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area
                              in which calls generally are transmitted without toll
                              charges. LECs include both ILECs and CLECs.

local exchange..............  A geographic area determined by the appropriate state regulatory authority in which calls generally are
                              transmitted without toll charges to the calling or called
                              party.

local loop..................  A circuit that connects an end user to the LEC central office within a LATA.

long distance carriers
 (interexchange carriers)...  Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long
                              distance carrier may offer services over its own or
                              another carrier's facilities.

Mbps........................  Megabits per second. A transmission rate. One megabit equals 1,024 Kbps.

multiplexing................  An electronic or optical process that combines a large number of lower speed transmission lines into one high
                              speed line by splitting the total available bandwidth
                              into narrower bands (frequency division), or by allotting
                              a common channel to several different transmitting
                              devices, one at a time in sequence (time division).

NAP.........................  Network Access Point. A location at which ISPs exchange each other's traffic.

OC3.........................  A data communications circuit consisting of three DS3s capable of transmitting data at 155 Mbps.

OC48........................  A data communications circuit consisting of forty-eight
                              DS3s capable of transmitting data at approximately 2.45
                              Gbps.

peering.....................  The commercial practice under which ISPs exchange each other's traffic without the payment of settlement
                              charges. Peering occurs at both public and private
                              exchange points.

POP.........................  Point of Presence. Telecommunications facility where a communications provider locates network equipment used to
                              connect customers to its network backbone.

private line................  A dedicated telecommunications connection between end user locations.

PSTN........................  Public Switched Telephone Network. That portion of a local exchange company's network available to all users
                              generally on a shared basis (i.e., not dedicated to a
                              particular user). Traffic along the public switched
                              network is generally switched at the local exchange
                              company's central offices.

RBOCs.......................  Regional Bell Operating Companies. Originally, the seven local telephone companies (formerly part of AT&T)
                              established as a result of the AT&T Divestiture.
                              Currently consists of five local telephone companies as a
                              result of the mergers of Bell Atlantic with NYNEX and SBC
                              with Pacific Telesis.

reciprocal compensation.....  The compensation of a CLEC for termination of a local call by the ILEC on the CLEC's network, which is the same
                              as the compensation that the CLEC pays the ILEC for
                              termination of local calls on the ILEC's network.

resale......................  Resale by a provider of telecommunications services (such as a LEC) of such services to other providers or carriers
                              on a wholesale or a retail basis.

router......................  Equipment placed between networks that relays data to those networks based upon a destination address contained
                              in the data packets being routed.

SONET.......................  Synchronous Optical Network. An electronics and network architecture for variable bandwidth products which
                              enables transmission of voice, data and video
                              (multimedia) at very high speeds. SONET ring architecture
                              provides for virtually instantaneous restoration of
                              service in the event of a fiber cut by automatically
                              rerouting traffic in the opposite direction around the
                              ring.

special access services.....  The lease of private, dedicated telecommunications lines or "circuits" along the network of a local exchange
                              company or a CAP, which lines or circuits run to or from
                              the long distance carrier POPs. Examples of special
                              access services are telecommunications lines running
                              between POPs of a single long distance carrier, from one
                              long distance carrier POP to the POP of another long
                              distance carrier or from an end user to a long distance
                              carrier POP.

switch......................  A device that selects the paths or circuits to be used for transmission of information and establishes a
                              connection. Switching is the process of interconnecting
                              circuits to form a transmission path between users and it
                              also captures information for billing purposes.

Tbps........................  Terabits per second. A transmission rate. One terabit equals 1000 Gbps.

TI..........................  A data communications circuit capable of transmitting data at 1.544 Mbps.

unbundled...................  Services, programs, software and training sold separately from the hardware.

unbundled access............  Access to unbundled elements of a telecommunications services provider's network including network facilities,
                              equipment, features, functions and capabilities, at any
                              technically feasible point within such network.

web site....................  A server connected to the Internet from which Internet users can obtain information.

wireless....................  A communications system that operates without wires.
                              Cellular service is an example.

world wide web or web.......  A collection of computer systems supporting a communications protocol that permits multimedia
                              presentation of information over the Internet.

xDSL........................  A term referring to a variety of new Digital Subscriber
                              Line technologies. Some of these new varieties are
                              asymmetric with different data rates in the downstream
                              and upstream directions. Others are symmetric. Downstream
                              speeds range from 384 Kbps (or "SDSL") to 1.5 to 8 Mbps
                              ("ADSL").


                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (formerly, Peter Kiewit Sons', Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Financial Statements as of June 30, 1999 and for the three months and six months ended June 30, 1999 and June 30, 1998 (unaudited):
  Consolidated Condensed Statements of Operations........................   F-2
  Consolidated Condensed Balance Sheets..................................   F-3
  Consolidated Condensed Statements of Cash Flows........................   F-4
  Consolidated Statement of Changes in Stockholders' Equity..............   F-5
  Consolidated Statements of Comprehensive Income (Loss).................   F-6
  Notes to Consolidated Condensed Financial Statements...................   F-7
Financial Statements as of December 31, 1998 and December 27, 1997 and
 for the three years ended December 31, 1998:
  Reports of Independent Public Accountants..............................  F-18
  Consolidated Statements of Earnings....................................  F-20
  Consolidated Balance Sheets............................................  F-21
  Consolidated Statements of Cash Flows..................................  F-22
  Consolidated Statements of Changes in Stockholders' Equity.............  F-24
  Consolidated Statements of Comprehensive Income........................  F-25
  Notes to Consolidated Financial Statements.............................  F-26

   Schedules not indicated above have been omitted because of the absence of the conditions under which they are required or because the information called for is shown in the consolidated financial statements or in the notes thereto.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                  (unaudited)

                                     Three Months             Six Months
                                     Ended June 30,          Ended June 30,
                                 ----------------------  ----------------------
                                    1999        1998        1999        1998
                                 ----------  ----------  ----------  ----------
                                  (dollars in millions, except share data)
Revenue........................  $      106  $      103  $      208  $      190
Costs and Expenses:
  Cost of revenue..............          81          49         143          91
  Depreciation and
   amortization................          51          10          92          16
  Selling, general and
   administrative expenses.....         157          55         282         103
  Write-off of in-process
   research & development......         --           30         --           30
                                 ----------  ----------  ----------  ----------
    Total costs and expenses...         289         144         517         240
                                 ----------  ----------  ----------  ----------
Loss from Operations...........        (183)        (41)       (309)        (50)
Other Income (Expense):
  Interest income..............          57          45         107          71
  Interest expense, net .......         (45)        (36)        (98)        (40)
  Gain on equity investee stock
   transactions ...............         111          21         111          21
  Other, net...................          (7)        (25)        (30)        (47)
                                 ----------  ----------  ----------  ----------
    Total other income.........         116           5          90           5
                                 ----------  ----------  ----------  ----------
Loss Before Income Taxes and
 Discontinued Operations ......         (67)        (36)       (219)        (45)
Income Tax Benefit ............          23           2          70           5
                                 ----------  ----------  ----------  ----------
Loss from Continuing
 Operations....................         (44)        (34)       (149)        (40)
Discontinued Operations:
  Gain on split-off of
   Construction Group..........         --          --          --          608
  Gain on disposition of energy
   business, net of income tax
   expense of $175.............         --          --          --          324
                                 ----------  ----------  ----------  ----------
  Earnings from discontinued
   operations..................         --          --          --          932
                                 ----------  ----------  ----------  ----------
Net Earnings (Loss) ...........  $      (44) $      (34) $     (149) $      892
                                 ==========  ==========  ==========  ==========
Earnings (Loss) Per Share
 (Basic and Diluted):
  Continuing operations........  $     (.13) $     (.11) $     (.45) $     (.14)
                                 ==========  ==========  ==========  ==========
  Discontinued operations......  $      --   $      --   $      --   $     3.14
                                 ==========  ==========  ==========  ==========
  Net earnings (loss)..........  $     (.13) $     (.11) $     (.45) $     3.00
                                 ==========  ==========  ==========  ==========
  Net earnings (loss),
   excluding gain on split-off
   of Construction Group.......  $     (.13) $     (.11) $     (.45) $     0.96
                                 ==========  ==========  ==========  ==========

     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                  (unaudited)

                                                          June 30, December 31,
                                                            1999       1998
                                                          -------- ------------
                                                          (dollars in millions,
                                                           except share data)
Assets
Current Assets
  Cash and cash equivalents..............................  $  795     $  842
  Marketable securities..................................   3,383      2,863
  Restricted securities..................................      34         32
  Accounts receivable, net...............................     111         57
  Income taxes receivable................................      89         54
  Other..................................................      42         29
                                                           ------     ------
Total Current Assets.....................................   4,454      3,877
Property, Plant and Equipment, net.......................   2,185      1,061
Investments..............................................     387        323
Other Assets, net........................................     324        264
                                                           ------     ------
                                                           $7,350     $5,525
                                                           ======     ======
Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable.......................................  $  478     $  276
  Current portion of long-term debt......................       6          5
  Accrued payroll and employee benefits..................      39         16
  Accrued interest.......................................      33         33
  Deferred revenue.......................................      56          1
  Other..................................................      44         39
                                                           ------     ------
Total Current Liabilities................................     656        370
Long-Term Debt, less current portion.....................   2,667      2,641
Deferred Income Taxes....................................      57         86
Accrued Reclamation Costs................................      95         96
Other Liabilities........................................     266        167
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, $.01 par value, authorized 10,000,000
   shares; no shares outstanding in 1999 and 1998........     --         --
  Common Stock:
    Common Stock, $.01 par value, authorized
     1,500,000,000 shares; 339,616,599 shares outstanding
     in 1999 and 307,874,706 outstanding in 1998.........       3          3
    Class R, $.01 par value, authorized 8,500,000 shares;
     no shares outstanding in 1999 and 1998..............     --         --
  Additional paid-in capital.............................   2,372        765
  Accumulated other comprehensive (loss) income..........     (10)         4
  Retained earnings......................................   1,244      1,393
                                                           ------     ------
Total Stockholders' Equity...............................   3,609      2,165
                                                           ------     ------
                                                           $7,350     $5,525
                                                           ======     ======

     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                  (unaudited)

                                                        Six Months Ended June
                                                                 30,
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
                                                        (dollars in millions)
Cash flows from continuing operations:
  Net cash provided by (used in) continuing
   operations.......................................... $      159  $      (62)
Cash flows from investing activities:
  Proceeds from sales and maturities of marketable
   securities..........................................      2,769       2,484
  Purchases of marketable securities...................     (3,275)     (4,713)
  Investments..........................................         (3)        (22)
  Proceeds from sale of property, plant and equipment
   and other investments...............................         11          26
  Capital expenditures.................................     (1,215)       (144)
  Other................................................          1         --
                                                        ----------  ----------
    Net cash used in investing activities..............     (1,712)     (2,369)
Cash flows from financing activities:
  Payments on long-term debt including current
   portion.............................................         (4)         (5)
  Issuance of long-term debt...........................          1       1,937
  Issuances of common stock............................      1,496          21
  Proceeds from exercise of stock options..............         13           7
  Exchange of Class C Stock for Common Stock, net......        --          122
                                                        ----------  ----------
    Net cash provided by financing activities..........      1,506       2,082
Cash flows from discontinued operations:
  Proceeds from sale of energy operations, net of
   income tax payments of $96 million..................        --        1,063
                                                        ----------  ----------
    Net cash provided by discontinued operations.......        --        1,063
                                                        ----------  ----------
Net change in cash and cash equivalents................        (47)        714
Cash and cash equivalents at beginning of year.........        842          87
                                                        ----------  ----------
Cash and cash equivalents at end of period............. $      795  $      801
                                                        ==========  ==========

   The activities of the Construction & Mining Group have been removed from the consolidated condensed statements of cash flows in 1998. The Construction Group had cash flows of ($62) million for the three months ended March 31, 1998.

     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                     For the six months ended June 30, 1999

                                  (unaudited)

                                                   Accumulated
                                       Additional     Other
                                Common  Paid-in   Comprehensive Retained
                                Stock   Capital   Income (Loss) Earnings Total
                                ------ ---------- ------------- -------- ------
                                             (dollars in millions)
Balance at December 31, 1998..   $ 3     $  765       $  4       $1,393  $2,165
Common Stock:
  Issuances, net..............   --       1,503        --           --    1,503
  Stock options exercised.....   --          13        --           --       13
  Stock option grants.........   --          49        --           --       49
  Income tax benefit from
   exercise of options........   --          42        --           --       42
Net Loss......................   --         --         --          (149)   (149)
Other Comprehensive Loss......   --         --         (14)         --      (14)
                                 ---     ------       ----       ------  ------
Balance at June 30, 1999......   $ 3     $2,372       $(10)      $1,244  $3,609
                                 ===     ======       ====       ======  ======




     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                  (unaudited)

                                         Three Months Ended    Six Months Ended
                                              June 30,             June 30,
                                         --------------------  ------------------
                                           1999       1998       1999     1998
                                         ---------  ---------  --------  --------
                                                (dollars in millions)
Net (Loss) Earnings....................  $     (44) $     (34) $   (149) $   892
Other Comprehensive (Loss) Income
 Before Tax:
  Foreign currency translation
   adjustments.........................         (6)       --         (8)       1
  Unrealized holding (loss) gain
   arising during period...............          1         (5)       (2)       3
  Reclassification adjustment for
   losses (gains) included in net
   earnings (loss).....................        (14)        (3)      (12)      (8)
                                         ---------  ---------  --------  -------
Other Comprehensive (Loss) Before Tax..        (19)        (8)      (22)      (4)
Income Tax Benefit Related to Items of
 Other Comprehensive (Loss)............          7          3         8        2
                                         ---------  ---------  --------  -------
Other Comprehensive (Loss) Net of
 Taxes.................................        (12)        (5)      (14)      (2)
                                         ---------  ---------  --------  -------
Comprehensive (Loss) Income............  $     (56) $     (39) $   (163) $   890
                                         =========  =========  ========  =======


     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


1. Basis of Presentation

   The consolidated condensed balance sheet of Level 3 Communications, Inc. and subsidiaries ("Level 3" or the "Company"), at December 31, 1998 has been condensed from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. The Company's accounting policies and certain other disclosures are set forth in the notes to the consolidated financial statements contained herein for the year ended December 31, 1998. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. The preparation of the consolidated condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of revenue and expenses during the reported period. Actual results could differ from these estimates.

   The Company has embarked on a plan to become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the property, plant and equipment necessary to provide its services) of a broad range of integrated communications services in the United States, Europe and Asia. To reach this goal, the Company is expanding substantially the business of its PKS Information Services, Inc. subsidiary and creating, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network (the "Business Plan"). The Company is building the network based on Internet Protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   In 1997, the Company agreed to sell its energy assets to MidAmerican Energy Holding Company, Inc. (f/k/a CalEnergy Company, Inc.) ("MidAmerican") and to separate the construction operations ("Construction Group") from the Company. On January 2, 1998, the Company completed the sale of its energy assets to MidAmerican. On March 31, 1998, the Company completed the split-off of the Construction Group to stockholders that held Class C Stock. Therefore, the results of operations of both businesses have been classified as discontinued operations on the consolidated condensed statements of operations for 1998.

   On May 1, 1998, the Company's Board of Directors changed Level 3's fiscal year end from the last Saturday in December to a calendar year end. The additional four days for the period ending June 30, 1998, were not material to the overall results of operations and cash flows.

   The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results expected for the full year.

   Where appropriate, items within the consolidated condensed financial statements have been reclassified from the previous periods to conform to current period presentation.

2. Reorganization--Discontinued Construction Operations

   Prior to March 31, 1998, the Company had a two-class capital structure. The Company's Class C Stock reflected the performance of the Construction Group and the Class D Stock reflected the performance of the other businesses, including communications, information services and coal mining. In 1997 the Board of Directors of Level 3 approved a proposal for the separation of the

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Construction Group from the other operations of the Company through a split-off of the Construction Group (the "Split-off"). In December 1997, the Company's stockholders approved the Split-off and on March 5, 1998 the Company received a ruling from the Internal Revenue Service that stated the Split-off would be tax-free to U.S. stockholders. The Split-off was effected on March 31, 1998. As a result of the Split-off, the Company no longer owns any interest in the Construction Group. Accordingly, the separate financial statements and management's discussion and analysis of financial condition and results of operations of Peter Kiewit Sons', Inc. should be obtained to review the results of operations of the Construction Group for the three months ended March 31, 1998.

   On March 31, 1998, the Company reflected the fair value of the Construction Group as a distribution to the Class C stockholders because the distribution was considered non-pro rata as compared to the Company's previous two-class capital stock structure. The Company recognized a gain of $608 million within discontinued operations, equal to the difference between the carrying value of the Construction Group and its fair value in accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue 96-4, "Accounting for Reorganizations Involving a Non-Pro Rata Split-off of Certain Nonmonetary Assets to Owners". No taxes were provided on this gain due to the tax-free nature of the Split-off.

   In connection with the Split-off, the Class D Stock became the common stock of Level 3 Communications, Inc. ("Common Stock"), and shortly thereafter, began trading on the Nasdaq National Market on April 1, 1998, under the symbol "LVLT".

3. Discontinued Energy Operations

   On January 2, 1998, the Company completed the sale of its energy assets to MidAmerican. These assets included approximately 20.2 million shares of MidAmerican common stock (assuming the exercise of 1 million options held by Level 3), Level 3's 30% interest in CE Electric and Level 3's investments in international power projects in Indonesia and the Philippines. Level 3 recognized an after-tax gain on the disposition of $324 million and the after-tax proceeds of approximately $967 million from the transaction are being used in part to fund the Business Plan. Results of operations for the period through January 2, 1998 were not considered significant and the gain on disposition was calculated using the carrying amount of the energy assets as of December 27, 1997.

4. Earnings (Loss) Per Share

   Basic earnings (loss) per share have been computed using the weighted average number of shares during each period. The Company had a loss from continuing operations for the three and six month periods ended June 30, 1999 and 1998. Therefore, the 21,868,537 options and warrants outstanding at June 30, 1999 and 19,718,014 options and warrants outstanding at June 30, 1998 have not been included in the computation of diluted earnings (loss) per share because the resulting computation would have been anti-dilutive.

   Effective August 10, 1998, the Company issued a dividend of one share of Level 3 Common Stock for each share of Level 3 Common Stock outstanding. All share information and per share data have been restated to reflect the stock dividend.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following details the earnings (loss) per share calculations for Level 3 Common Stock:

                                             Three Months       Six Months
                                            Ended June 30,    Ended June 30,
                                            ----------------  ----------------
                                             1999     1998     1999     1998
                                            -------  -------  -------  -------
Loss From Continuing Operations (in
 millions)................................. $   (44) $   (34) $  (149) $   (40)
Discontinued Operations:
  Gain on Split-off of Construction Group..     --       --       --       608
  Earnings from Discontinued Energy
   Operations..............................     --       --       --       324
                                            -------  -------  -------  -------
    Net earnings (loss).................... $   (44) $   (34) $  (149) $   892
                                            =======  =======  =======  =======
Total Number of Weighted Average Shares
   Outstanding Used to Compute Basic and
   Diluted Earnings Per Share (in
   thousands).............................. 339,266  301,786  327,840  296,986
                                            =======  =======  =======  =======
Earnings (Loss) Per Share (Basic and
 Diluted):
  Continuing operations.................... $  (.13) $  (.11) $  (.45) $  (.14)
                                            =======  =======  =======  =======
  Discontinued operations.................. $   --   $   --   $   --   $  3.14
                                            =======  =======  =======  =======
  Net earnings (loss)...................... $  (.13) $  (.11) $  (.45) $  3.00
                                            =======  =======  =======  =======
  Net earnings (loss), excluding gain on
   Split-off of Construction Group......... $  (.13) $  (.11) $  (.45) $   .96
                                            =======  =======  =======  =======

5. Acquisitions

   On January 5, 1999, Level 3 acquired BusinessNet Ltd. ("BusinessNet"), a leading London-based Internet service provider in a largely stock-for-stock transaction valued at $12 million and accounted for as a purchase. After completion of certain adjustments, the Company agreed to issue approximately 400,000 shares of Common Stock and paid $1 million in cash in exchange for all of the issued and outstanding shares of BusinessNet's capital stock. Of the approximately 400,000 shares Level 3 agreed to issue in connection with the acquisition, approximately 150,000 shares of Level 3 Common Stock have been pledged to Level 3 to secure certain indemnification obligations of the former BusinessNet stockholders. The pledge of these shares will terminate in approximately 18 months from the acquisition date, unless otherwise extended pursuant to the terms of the acquisition agreement. Liabilities exceeded assets acquired, and goodwill of $16 million was recognized from the transaction which is being amortized over five years.

   On April 23, 1998, the Company acquired XCOM Technologies, Inc. ("XCOM"), a privately held company that has developed technology which the Company believes will provide certain key components necessary for the Company to develop an interface between its Internet Protocol based network and the existing public switched telephone network. The Company issued approximately 5.3 million shares of Level 3 Common Stock and 0.7 million options and warrants to purchase Level 3 Common Stock in exchange for all the stock, options and warrants of XCOM.

   The Company accounted for this transaction, valued at $154 million, as a purchase. Of the total purchase price, $115 million was originally allocated to in-process research and development and was taken as a nondeductible charge to earnings in the second quarter of 1998. The purchase price exceeded the fair value of the net assets acquired by $30 million which was recognized as goodwill.

   In October 1998, the Securities and Exchange Commission ("SEC") issued new guidelines for valuing acquired research and development which are applied retroactively. The Company believes

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES its accounting for the acquisition was made in accordance with generally accepted accounting principles and established appraisal practices at the time of the acquisition. However, due to the significance of the charge relative to the total value of the acquisition, the Company reviewed the facts with the SEC. Consequently, using the revised guidelines and assumptions, the Company reduced the charge for in-process research and development from $115 to $30 million, and increased the related goodwill by $85 million. The goodwill associated with the XCOM transaction is being amortized over a five year period. The results for the three and six months ended June 30, 1998 have been restated to reflect the reduced charge for in-process research and development and increased amortization expense.

   The Company believes that its resulting charge for acquired research and development conforms to the SEC's expressed guidelines and methodologies. However, no assurances can be given that the SEC will not require additional adjustments.

   The cumulative operating results of BusinessNet, XCOM and other 1998 acquisitions were not significant relative to the Company's 1999 and 1998 results.

   For the Company's acquisitions, the excess purchase price over the fair market value of the underlying assets was allocated to goodwill and other intangible assets and property based upon preliminary estimates of fair value. The final purchase price allocation for XCOM did not vary significantly from preliminary estimates. The Company does not believe that the final purchase price allocation will vary significantly from the preliminary estimates for the entities acquired after June 30, 1998.

6. Property, Plant and Equipment, net

Construction in Progress

   The Company is currently constructing its communications network. Costs associated directly with the uncompleted network and interest expense incurred during construction are capitalized based on the weighted average accumulated construction expenditures and the interest rates related to borrowings associated with the construction. Certain gateway facilities, local networks and operating equipment have been placed in service during 1999. These assets are being depreciated over their useful lives, primarily ranging from 3-20 years. As other segments of the network are placed in service, the assets will be depreciated over their useful lives.

   The Company is currently developing business support systems required for its Business Plan. The external direct costs of software, materials and services, payroll and payroll related expenses for employees directly associated with the project and interest costs incurred when developing the business support systems are capitalized. Upon completion of the projects, the total costs of the business support systems are amortized over their useful lives of 3 years.

   For the six months ended June 30, 1999, the Company invested $1,118 million in its communications business, including $429 million on the U.S. intercity network, $207 million on international networks, $85 million on transoceanic networks and $284 million on gateway facilities and local networks.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Capitalized business support systems and network construction costs that have not been placed in service have been classified as construction-in-progress within Property, Plant and Equipment below.

                                                            Accumulated   Book
                                                     Cost   Depreciation Value
                                                    ------- ------------ ------
                                                       (dollars in millions)
June 30, 1999
Land and Mineral Properties........................ $    35    $ (11)    $   24
Facility and Leasehold Improvements:
  Communications...................................     114       (2)       112
  Information Services.............................      26       (2)        24
  Coal Mining......................................      18      (15)         3
  CPTC.............................................      91       (8)        83
Operating Equipment:
  Communications...................................     294      (43)       251
  Information Services.............................      58      (34)        24
  Coal Mining......................................     176     (155)        21
  CPTC.............................................      17       (6)        11
Network Construction Equipment.....................      79       (4)        75
Furniture and Office Equipment.....................      90      (26)        64
Other..............................................      75      (15)        60
Construction-in-Progress...........................   1,433      --       1,433
                                                    -------    -----     ------
                                                    $ 2,506    $(321)    $2,185
                                                    =======    =====     ======
December 31, 1998
Land and Mineral Properties........................ $    32    $ (11)    $   21
Facility and Leasehold Improvements:
  Communications...................................      80       (1)        79
  Information Services.............................      24       (2)        22
  Coal Mining......................................      18      (15)         3
  CPTC.............................................      91       (5)        86
Operating Equipment:
  Communications...................................     245      (18)       227
  Information Services.............................      53      (30)        23
  Coal Mining......................................     180     (155)        25
  CPTC.............................................      17       (4)        13
Network Construction Equipment.....................      46       (1)        45
Furniture and Office Equipment.....................      67      (10)        57
Other..............................................      72       (2)        70
Construction-in-Progress...........................     390      --         390
                                                    -------    -----     ------
                                                    $ 1,315    $(254)    $1,061
                                                    =======    =====     ======

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

7. Investments

   The Company holds significant equity positions in two publicly traded companies; RCN Corporation ("RCN") and Commonwealth Telephone Enterprises, Inc. ("Commonwealth Telephone"). RCN is a facilities-based provider of communications services to the residential market primarily in the northeastern United States and California. RCN provides local and long distance phone, cable television and Internet services in several markets; including Boston, New York, Washington, D.C., and California's San Francisco to San Diego corridor.

   Commonwealth Telephone holds Commonwealth Telephone Company, an incumbent local exchange carrier operating in various rural Pennsylvania markets, and CTSI, Inc., a competitive local exchange carrier which commenced operations in 1997.

   On June 30, 1999, Level 3 owned approximately 35% and 48% of the outstanding shares of RCN and Commonwealth Telephone, respectively, and accounts for each entity using the equity method. The market value of the Company's investment in the two entities was $1,109 million and $431 million, respectively, on June 30, 1999.

   The Company recognizes gains from the sale, issuance and repurchase of stock by its subsidiaries and equity method investees in its statement of operations. During 1999, RCN issued stock in a public offering and for certain transactions which diluted the Company's ownership of RCN from 41% at December 31, 1998 to 35% at June 30, 1999. The increase in the Company's proportionate share of RCN's net assets as a result of these transactions resulted in a pre-tax gain of $111 million for the Company in the second quarter of 1999. The Company also recognized a gain of $21 million in the second quarter of 1998 related to stock transactions of RCN.

   The following is summarized financial information of RCN and Commonwealth Telephone for the three and six months ended June 30, 1999 and 1998, and as of June 30, 1999 and December 31, 1998 (in millions):

                                      Three Months Ended    Six Months Ended
                                           June 30,             June 30,
                                      --------------------  ------------------
                                        1999       1998       1999      1998
                                      ---------  ---------  --------  --------
Operations
RCN Corporation:
  Revenue............................ $      67  $      50  $    134  $     90
  Net loss available to common
   shareholders......................       (68)       (49)     (136)     (117)
  Level 3's share:
    Net loss.........................       (25)       (22)      (52)      (53)
    Goodwill amortization............        (1)       --         (1)      --
                                      ---------  ---------  --------  --------
      Equity in net loss............. $     (26) $     (22) $    (53) $    (53)
                                      =========  =========  ========  ========
Commonwealth Telephone Enterprises:
  Revenue............................ $      63  $      56  $    124  $    109
  Net income available to common
   shareholders......................         6          5        11         9
  Level 3's share:
    Net income.......................         3          2         5         4
    Goodwill amortization............       --         --         (1)       (1)
                                      ---------  ---------  --------  --------
      Equity in net income........... $       3  $       2  $      4  $      3
                                      =========  =========  ========  ========

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                  Commonwealth
                                                         RCN        Telephone
                                                     Corporation   Enterprises
                                                    ------------- -------------
                                                     1999   1998   1999   1998
                                                    ------ ------ ------ ------
Financial Position
Current assets..................................... $1,837 $1,093 $   78 $   79
Other assets.......................................  1,023    815    387    354
                                                    ------ ------ ------ ------
  Total assets.....................................  2,860  1,908    465    433
Current liabilities................................    174    178     85     85
Other liabilities..................................  1,741  1,282    245    223
Minority interest..................................    103     77    --     --
Preferred stock....................................    244    --     --     --
                                                    ------ ------ ------ ------
  Total liabilities and preferred stock............  2,262  1,537    330    308
                                                    ------ ------ ------ ------
    Common Equity.................................. $  598 $  371 $  135 $  125
                                                    ====== ====== ====== ======
Level 3's share:
  Equity in net assets............................. $  214 $  150 $   65 $   60
  Goodwill.........................................     28     34     55     56
                                                    ------ ------ ------ ------
                                                     $ 242 $  184 $  120 $  116
                                                    ====== ====== ====== ======

   Investments at June 30, 1999 and December 31, 1998 also include $23 million for the Company's investment in the Pavilion Towers office buildings in Aurora, Colorado.

8. Other Assets, net

   At June 30, 1999 and December 31, 1998 other assets consisted of the following:

                                                                      1999 1998
                                                                      ---- ----
                                                                         (in
                                                                      millions)
Goodwill:
  XCOM, net of accumulated amortization of $26 and $15............... $ 86 $100
  GeoNet, net of accumulated amortization of $3 and $1...............   18   20
  BusinessNet, net of accumulated amortization of $2 and $--.........   14  --
  Other, net of accumulated amortization of $4 and $1................   16   19
Prepaid Network Assets...............................................   77  --
Deferred Debt Issuance Costs.........................................   63   67
Deferred Development and Financing Costs.............................   15   15
Unrecovered Mine Development Costs...................................   15   15
Leases...............................................................    7    9
Timberlands..........................................................    6    6
Other................................................................    7   13
                                                                      ---- ----
    Total other assets............................................... $324 $264
                                                                      ==== ====

9. Long-Term Debt

9.125% Senior Notes

   On April 28, 1998, the Company received $1.94 billion of net proceeds from an offering of $2 billion aggregate principal amount 9.125% Senior Notes Due 2008 ("Senior Notes"). Interest on the notes accrues at 9.125% per year and is payable on May 1 and November 1 each year in cash.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Debt issuance costs of $65 million were capitalized and are being amortized as interest expense over the term of the Senior Notes.

10.5% Senior Discount Notes

   On December 2, 1998, the Company sold $834 million aggregate principal amount at maturity of 10.5% Senior Discount Notes Due 2008 ("Senior Discount Notes"). The sales proceeds of $500 million, excluding debt issuance costs, were recorded as long-term debt. Interest on Senior Discount Notes accretes at a rate of 10.5% per annum, compounded semiannually, to an aggregate principal amount of $834 million by December 1, 2003. Cash interest will not accrue on the Senior Discount Notes prior to December 1, 2003; however, the Company may elect to commence the accrual of cash interest on all outstanding Senior Discount Notes on or after December 1, 2001. Accrued interest expense for the six months ended June 30, 1999 on the Senior Discount Notes of $27 million was added to long-term debt.

   Debt issuance costs of $14 million have been capitalized and are being amortized as interest expense over the term of the Senior Discount Notes.

   The Company capitalized $20 and $31 million of interest expense and amortized debt issuance costs related to network construction and business systems development projects for the three and six months ended June 30, 1999 and $1 million for the three and six months ended June 30, 1998.

10. Employee Benefit Plans

   The Company adopted the recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in 1998. Under SFAS No. 123, the fair value of an option (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting periods of the options. The recognition provisions of SFAS No. 123 are applied prospectively upon adoption. As a result, the recognition provisions are applied to all stock awards granted in the year of adoption and are not applied to awards granted in previous years unless those awards are modified or settled in cash after adoption of the recognition provisions. Although the recognition of the value of the stock awards results in compensation or professional expenses in an entity's financial statements, the expense differs from other compensation and professional expenses in that these charges will not be settled in cash, but rather, generally, through issuance of common stock.

   The Company believes that the adoption of SFAS No. 123 will result in material non-cash charges to operations in 1999 and thereafter. The amount of the non-cash charges will be dependent upon a number of factors, including the number of grants and the fair value of each grant estimated at the time of its award.

Nonqualified Stock Options and Warrants

   The Company granted 55,100 nonqualified stock options with a fair value of $1 million ("NQSO") to employees during the six months ended June 30, 1999. The expense recognized for the three and six months ended June 30, 1999 for NQSOs and warrants outstanding at June 30, 1999 in accordance with SFAS No. 123 was $4 million and $2 million, respectively. In addition to the expense recognized, the Company capitalized $- and $1 million of non-cash compensation costs for the three and six months ended June 30, 1999, respectively, related to NQSOs and warrants for employees directly involved in the construction of the Internet Protocol network and the development of the business support systems. The Company recognized $4 million and $6 million of expense for the three and six months ended June 30, 1998 for NQSOs and warrants granted during the six months ended June 30, 1998.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Outperform Stock Option Plan

   In April 1998, the Company adopted an outperform stock option ("OSO") program that was designed so that the Company's stockholders would receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management's and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the Standard & Poor's ("S&P") 500 Index. Participants in the OSO program do not realize any value from awards unless the Common Stock price outperforms the S&P 500 Index. When the stock price gain is greater than the corresponding gain on the S&P 500 Index, the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which the Common Stock outperforms the S&P 500 Index. To the extent that the Common Stock outperforms the S&P 500, the value of OSOs to a holder may exceed the value of non-qualified stock options.

   OSO grants are made quarterly to participants employed on the date of the grant. Each award vests in equal quarterly installments over two years and has a four-year life. Each award typically has a two-year moratorium on exercising from the date of grant. As a result, once a participant is 100% vested in the grant, the two year moratorium expires. Therefore, each grant has an exercise window of two years.

   The fair value recognized under SFAS No. 123 for the 1,525,702 OSOs granted to employees and consultants for services performed for the six months ended June 30, 1999 was $96 million. The Company recognized $25 million and $39 million of compensation expense for the three and six months ended June 30, 1999 for OSOs granted in 1999 and 1998. In addition to the expense recognized, $2 million and $3 million of non-cash compensation was capitalized for the three and six months ended June 30, 1999 for employees directly involved in the construction of the Internet Protocol network and development of business support systems. The Company recognized $5 million of expense for the three and six months ended June 30, 1998 for OSOs outstanding at June 30, 1998.

Shareworks and Restricted Stock

   The Company recorded $2 million and $4 million of non-cash compensation expense for the three and six months ended June 30, 1999 related to the Shareworks and restricted stock programs adopted in the third quarter of 1998.

11. Stockholders' Equity

   On March 9, 1999 the Company closed the offering of 28,750,000 shares of its Common Stock through an underwritten public offering. The net proceeds from the offering of approximately $1.5 billion after underwriting discounts and offering expenses will be used for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of the Company's Business Plan.

12. Industry Data

   In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company's chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent strategic business units that offer different products and serve different markets.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The Company's reportable segments include: communications and information services (including communications, computer outsourcing and systems integration segments), and coal mining. Other primarily includes California Private Transportation Company L.P. ("CPTC"), a privately owned tollroad in southern California, equity investments and other corporate assets and overhead not attributable to a specific segment.

   Industry data for the Company's discontinued construction and energy operations are not included.

   EBITDA, as defined by the Company, consists of earnings (loss) before interest, income taxes, depreciation, amortization, non-cash operating expenses (including stock-based compensation and in-process research and development charges) and other non-operating income or expense. The Company excludes non-cash compensation due to its adoption of the expense recognition provisions of SFAS No. 123. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA is not intended to represent cash flow for the periods.

   The information presented in the table below includes information for the three and six month periods ended June 30, 1999 and 1998 for all income statement and cash flow information presented and as of June 30, 1999 and December 31, 1998 for all balance sheet information presented.

                         Communications & Information Services
                         --------------------------------------
                                         Computer     Systems    Coal
                         Communications Outsourcing Integration Mining Other   Total
                         -------------- ----------- ----------- ------ ------  ------
                                            (dollars in millions)
1999
----
Three Months Ended June
 30, 1999
Revenue.................     $   18         $18        $ 17      $ 47  $    6  $  106
EBITDA..................        (99)          3         --         19     (26)   (103)
Capital Expenditures....        744           2           1       --       61     808
Depreciation and
 Amortization...........         35           2           2         1      11      51
Six Months Ended June
 30, 1999
Revenue.................     $   33         $34        $ 32      $ 98  $   11  $  208
EBITDA..................       (167)          7          (3)       39     (46)   (170)
Capital Expenditures....      1,118           5           1       --       91   1,215
Depreciation and
 Amortization...........         60           4           3         2      23      92
1998
----
Three Months Ended June
 30, 1998
Revenue.................     $    6         $15        $ 15      $ 62  $    5  $  103
EBITDA..................        (29)          4          (3)       26      10       8
Capital Expenditures....         97           4           1         1      23     126
Depreciation and
 Amortization...........          5           2         --          2       1      10
Six Months Ended June
 30, 1998
Revenue.................     $    6         $30        $ 29      $115  $   10  $  190
EBITDA..................        (29)          8          (3)       46     (15)      7
Capital Expenditures....        107           9           3         1      24     144
Depreciation and
 Amortization...........          5           4           1         3       3      16
Identifiable Assets
-------------------
  June 30, 1999.........     $2,292         $57        $ 48      $348  $4,605  $7,350
  December 31, 1998.....      1,072          59          42       362   3,990   5,525

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following information provides a reconciliation of EBITDA to loss from continuing operations for the three and six months ended June 30, 1999 and 1998:

                                       Three Months Ended   Six Months Ended
                                            June 30,            June 30,
                                       -------------------- ------------------
                                         1999       1998      1999     1998
                                       ---------  --------- --------  --------
                                                  (in millions)
EBITDA................................ $    (103) $      8  $   (170) $     7
Depreciation and Amortization
 Expense..............................       (51)      (10)      (92)     (16)
Non-Cash Compensation Expense.........       (29)       (9)      (47)     (11)
Write-off of In-Process Research and
 Development..........................       --        (30)      --       (30)
                                       ---------  --------  --------  -------
  Loss from Operations................      (183)      (41)     (309)     (50)
Other Income..........................       116         5        90        5
Income Tax Benefit....................        23         2        70        5
                                       ---------  --------  --------  -------
Loss from Continuing Operations....... $     (44) $    (34) $   (149) $   (40)
                                       =========  ========  ========  =======

13. Related Party Transactions

   Peter Kiewit Sons', Inc. ("Kiewit") acted as the general contractor on several significant projects for the Company in 1999 and 1998. These projects include the intercity network, local loops and gateway sites, the Company's new corporate headquarters in Colorado and a new data center in Tempe, Arizona. Kiewit provided approximately $490 million and $8 million of construction services related to these projects in the first half of 1999 and 1998, respectively.

   In 1999, the Company entered into an agreement with RCN whereby RCN will lease cross country capacity on Level 3's nationwide network. Revenue attributable to this agreement was less than $1 million for the six months ended June 30, 1999. Also in 1999, the Company and RCN announced that it had reached joint construction agreements in several RCN markets, through which the companies will share the cost of constructing their respective fiber optic networks.

   Level 3 also receives certain mine management services from Kiewit. The expense for these services was $7 million and $14 million for the three and six months ended June 30, 1999, respectively and $9 million and $17 million for the three and six months ended June 30, 1998, respectively, and is recorded in selling, general and administrative expenses.

14. Other Matters

   Prior to the Split-off, as of January 1 of each year, holders of Class C Stock had the right to convert Class C Stock into Class D Stock, subject to certain conditions. In January 1998, holders of Class C Stock converted 2.3 million shares, with a redemption value of $122 million, into 21 million shares of Class D Stock (now known as Common Stock).

   The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. Management believes that any resulting liability for legal proceedings beyond that provided should not materially affect the Company's financial position, future results of operations or future cash flows.

   Level 3 filed with the Securities and Exchange Commission a "universal" shelf registration statement covering up to $3.5 billion of common stock, preferred stock, debt securities and depositary shares that became effective February 17, 1999. On March 9, 1999 the Company sold 28.75 million shares, or $1.5 billion of the $3.5 billion available under the "universal" shelf registration statement, through a public offering.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Level 3 Communications, Inc.:

We have audited the consolidated balance sheet of Level 3 Communications, Inc. and subsidiaries (a Delaware corporation) as of December 31, 1998 and the related consolidated statements of earnings, cash flows, changes in stockholders' equity and comprehensive income for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Level 3 Communications, Inc. and subsidiaries as of December 31, 1998 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

                                          Arthur Andersen LLP

Denver, Colorado
March 29, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Level 3 Communications, Inc. and Subsidiaries
(formerly, Peter Kiewit Sons', Inc.)

We have audited the consolidated balance sheet of Level 3 Communications, Inc. and Subsidiaries (formerly, Peter Kiewit Sons', Inc.) as of December 27, 1997 and the related consolidated statements of earnings, cash flows, changes in stockholders' equity and comprehensive income for each of the two years in the period ended December 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Level 3 Communications, Inc. and Subsidiaries as of December 27, 1997 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 27, 1997 in conformity with generally accepted accounting principles.

                                          /s/ PricewaterhouseCoopers, LLP

                                          Coopers & Lybrand L.L.P.

Omaha, Nebraska
March 30, 1998

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                  For the three years ended December 31, 1998

                                                           1998   1997   1996
                                                          ------  -----  -----
                                                             (dollars in
                                                           millions, except
                                                           per share data)
Revenue.................................................. $  392  $ 332  $ 652
Cost and Expenses:
  Operating expenses.....................................   (199)  (163)  (268)
  Depreciation and amortization..........................    (66)   (20)  (124)
  General and administrative expenses....................   (332)  (106)  (173)
  Write-off of in process research and development.......    (30)   --     --
                                                          ------  -----  -----
    Total costs and expenses.............................   (627)  (289)  (565)
                                                          ------  -----  -----
Earnings (Loss) from Operations..........................   (235)    43     87
Other Income (Expense):
  Interest income........................................    173     33     50
  Interest expense, net..................................   (132)   (15)   (33)
  Equity losses in unconsolidated subsidiaries...........   (132)   (43)    (9)
  Gain on equity investee stock transactions.............     62    --     --
  Gain on sale of assets.................................    107     10     10
  Other, net.............................................      4      7      2
                                                          ------  -----  -----
    Total other income (expense).........................     82     (8)    20
                                                          ------  -----  -----
Earnings (Loss) Before Income Taxes and Discontinued
 Operations..............................................   (153)    35    107
Income Tax Benefit (Provision)...........................     25     48     (3)
                                                          ------  -----  -----
Income (Loss) from Continuing Operations.................   (128)    83    104
Discontinued Operations:
  Gain on Split-off of Construction Group................    608    --     --
  Construction operations net of income tax expense of
   ($107) and ($72)......................................    --     155    108
  Gain on disposition of energy business net of income
   tax expense of ($175).................................    324    --     --
  Energy, net of income tax benefit (expense) of $1 and
   ($9)..................................................    --      10      9
                                                          ------  -----  -----
  Income from discontinued operations....................    932    165    117
                                                          ------  -----  -----
Net Earnings............................................. $  804  $ 248  $ 221
                                                          ======  =====  =====
Earnings (Loss) Per Share of Level 3 Common Stock
 (Basic and Diluted):
  Continuing operations.................................. $ (.43) $ .33  $ .45
                                                          ======  =====  =====
  Discontinued operations excluding construction
   operations............................................ $ 3.09  $ .04  $ .03
                                                          ======  =====  =====
  Net earnings excluding construction operations......... $ 2.66  $ .37  $ .48
                                                          ======  =====  =====
  Net earnings excluding gain on Split-off of
   Construction Group.................................... $  .64  $ .37  $ .48
                                                          ======  =====  =====

          See accompanying notes to consolidated financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    December 31, 1998 and December 27, 1997

                                                                  1998   1997
                                                                 ------ ------
                                                                  (dollars in
                                                                   millions)
Assets
Current Assets:
  Cash and cash equivalents..................................... $  848 $   87
  Marketable securities.........................................  2,863    678
  Restricted securities.........................................     26     22
  Receivables, net..............................................     57     42
  Investment in discontinued operations--energy.................    --     643
  Income taxes receivable.......................................     54      2
  Other.........................................................     29     20
                                                                 ------ ------
Total Current Assets............................................  3,877  1,494
Net Property, Plant and Equipment...............................  1,061    184
Investments.....................................................    323    383
Investments in Discontinued Operations--Construction............    --     652
Other Assets, net...............................................    264     66
                                                                 ------ ------
                                                                 $5,525 $2,779
                                                                 ====== ======
Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable.............................................. $  276 $   31
  Current portion of long-term debt.............................      5      3
  Accrued reclamation and other mining costs....................     16     19
  Accrued interest..............................................     33      2
  Deferred income taxes.........................................      2     15
  Other.........................................................     38     19
                                                                 ------ ------
Total Current Liabilities.......................................    370     89
Long-Term Debt, less current portion............................  2,641    137
Deferred Income Taxes...........................................     86     83
Accrued Reclamation Costs.......................................     96    100
Other Liabilities...............................................    167    140
Commitments and Contingencies
Stockholders' Equity:
 Preferred stock, $.01 par value, authorized 10,000,000 shares in 1998, 250,000 shares in 1997: no shares outstanding in 1998
  and 1997......................................................    --     --
 Common stock:
   Common stock, $.01 par value in 1998 and $.0625 par value in
    1997, authorized 500,000,000 shares: 307,874,706 outstanding
    in 1998 and 271,034,280 outstanding in 1997.................      3      8
   Class B, no shares outstanding in 1997.......................    --     --
   Class C, 10,132,343 shares outstanding in 1997...............    --       1
   Class R, $.01 par value, authorized 8,500,000 shares: no
    shares outstanding in 1998 and 1997.........................    --     --
 Additional paid-in capital.....................................    765    427
 Accumulated other comprehensive income (loss)..................      4     (5)
 Retained earnings..............................................  1,393  1,799
                                                                 ------ ------
Total Stockholders' Equity......................................  2,165  2,230
                                                                 ------ ------
                                                                 $5,525 $2,779
                                                                 ====== ======

          See accompanying notes to consolidated financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  For the three years ended December 31, 1998

                                                          1998    1997   1996
                                                         -------  -----  -----
                                                             (dollars in
                                                              millions)
Cash Flows from Operating Activities:
  Net Earnings.......................................... $   804  $ 248  $ 221
  Less: Income from Discontinued Operations.............    (932)  (165)  (117)
                                                         -------  -----  -----
  Income (loss) from continuing operations..............    (128)    83    104
    Adjustments to reconcile income (loss) from
     continuing operations to net cash provided by
     continuing operations:
      Write-off in process research and development.....      30    --     --
      Equity losses, net................................     132     43      9
      Depreciation and amortization.....................      66     20    124
      Amortization of discounts on marketable
       securities.......................................     (24)   --     --
      Amortization of debt issuances costs..............       3    --     --
      Gain on sale of property, plant and equipment and
       other assets.....................................     (17)   (10)   (10)
      Gain on equity investee's stock transactions......     (62)   --     --
      Gain on sale of Cable Michigan....................     (90)   --     --
      Compensation expense attributable to stock
       awards...........................................      39     21    --
      Federal income tax refunds........................      46    146    --
      Deferred income taxes.............................     (50)  (103)   (68)
      Accrued interest on marketable securities.........     (39)   --     --
      Change in working capital items:
        Receivables.....................................      (1)    (9)    (1)
        Other current assets............................     (10)    (1)     6
        Payables........................................     239     (3)     9
        Other liabilities...............................      39     (5)    13
      Other.............................................      (3)   --       3
                                                         -------  -----  -----
Net Cash Provided by Continuing Operations..............     170    182    189
Cash Flows from Investing Activities:
  Proceeds from sales and maturities of marketable
   securities...........................................   3,214    167    378
  Purchases of marketable securities....................  (5,334)  (452)  (311)
  Purchases of restricted securities....................      (2)    (2)    (2)
  Capital expenditures..................................    (910)   (26)  (117)
  Investments and acquisitions, net of cash acquired....     (67)   (42)   (59)
  Proceeds from sale of property, plant and equipment,
   and other investments................................      27      1     14
  Proceeds from sale of Cable Michigan..................     129    --     --
  Other.................................................     --       3     (8)
                                                         -------  -----  -----
Net Cash Used in Investing Activities................... $(2,943) $(351) $(105)

          See accompanying notes to consolidated financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                  For the three years ended December 31, 1998

                                                           1998   1997   1996
                                                          ------  -----  -----
                                                             (dollars in
                                                              millions)
Cash Flows from Financing Activities:
  Long-term debt borrowings, net of issuance costs....... $2,426  $  17  $  38
  Payments on long-term debt, including current portion..    (12)    (2)   (60)
  Issuances of common stock..............................     21    117    --
  Exchange of Class C Stock for Class D Stock, net.......    122     72     20
  Stock options exercised................................     11     21    --
  Issuances of subsidiaries' stock.......................    --     --       1
  Repurchases of common stock............................     (1)   --     (11)
  Dividends paid.........................................    --     (12)   (11)
                                                          ------  -----  -----
Net Cash Provided by (Used in) Financing Activities......  2,567    213    (23)
Cash Flows from Discontinued Operations:
  Proceeds from sale of discontinued energy operations,
   net of income tax payments of $192 million............    967    --     --
  Discontinued energy operations.........................    --       3      5
  Investments in discontinued energy operations..........    --     (31)  (282)
                                                          ------  -----  -----
Net Cash Provided by (Used in) Discontinued Operations...    967    (28)  (277)
Cash and Cash Equivalents of C-TEC at the Beginning of
 1997....................................................    --     (76)   --
                                                          ------  -----  -----
Net Change in Cash and Cash Equivalents..................    761    (60)  (216)
Cash and Cash Equivalents at Beginning of Year...........     87    147    363
                                                          ------  -----  -----
Cash and Cash Equivalents at End of Year................. $  848  $  87  $ 147
                                                          ======  =====  =====
Supplemental Disclosure of Cash Flow Information:
  Income taxes paid...................................... $  246  $  62  $  55
  Interest paid..........................................    104     13     38
Noncash Investing and Financing Activities:
  Issuances of stock for acquisitions:
    XCOM Technologies, Inc. ............................. $  154  $ --   $ --
    GeoNet Communications, Inc. .........................     19    --     --
    Others...............................................     10    --     --
  Conversion of MidAmerican convertible debentures to
   common stock.......................................... $  --   $ --   $  66

   The activities of the Construction Group have been removed from the consolidated statements of cash flows. The Construction Group had cash flows of ($62) million, $59 million and $79 million for the three months ended March 31, 1998, (the date of the Split-off) and fiscal 1997 and 1996, respectively.

          See accompanying notes to consolidated financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  For the three years ended December 31, 1998

                                                      Accumulated
                         Class B&C        Additional     Other
                          Common   Common  Paid-in   Comprehensive Retained
                           Stock   Stock   Capital   Income (Loss) Earnings   Total
                         --------- ------ ---------- ------------- --------  -------
                                           (dollars in millions)
Balance at December 30,
 1995...................   $   1    $  1     $210        $ 11      $ 1,384   $ 1,607
Common Stock:
 Issuances..............     --      --       --          --           --        --
 Repurchases............     --      --        (1)        --           (10)      (11)
 Dividends (a)..........     --      --       --          --           (12)      (12)
Class C Stock:
 Issuances..............     --      --        27         --           --         27
 Repurchases............     --      --        (1)        --            (4)       (5)
 Dividends (a)..........     --      --       --          --           (13)      (13)
Net Earnings............     --      --       --          --           221       221
Other Comprehensive
 Income.................     --      --       --            5          --          5
                           -----    ----     ----        ----      -------   -------
Balance at December 28,
 1996...................       1       1      235          16        1,566     1,819
Common Stock:
 Issuances..............     --      --       117         --           --        117
 Stock options
  exercised.............     --      --        21         --           --         21
 Stock dividend.........     --        7       (7)        --           --        --
 Stock option grants....     --      --        27         --           --         27
Class C Stock:
 Issuances..............     --      --        33         --           --         33
 Repurchases............     --      --       --          --            (2)       (2)
 Dividends (b)..........     --      --       --          --           (13)      (13)
 Conversion of
  debentures............     --      --         1         --           --          1
Net Earnings............     --      --       --          --           248       248
Other Comprehensive
 Loss...................     --      --       --          (21)         --        (21)
                           -----    ----     ----        ----      -------   -------
Balance at December 27,
 1997...................       1       8      427          (5)       1,799     2,230
Common Stock:
 Issuances..............     --        1      203         --           --        204
 Stock options
  exercised.............     --        1       10         --            (1)       10
 Designation of par
  value to $.01.........     --       (8)       8         --           --        --
 Stock dividend.........     --        1       (1)        --           --        --
 Stock plan grants......     --      --        44         --           --         44
 Income tax benefit from
  exercise of options...     --      --        19         --           --         19
Class R Stock:
 Issuance and forced
  conversion............     --      --       164         --          (164)      --
Class C Stock:
 Repurchases............     --      --       (25)        --           --        (25)
 Conversion of
  debentures............     --      --        10         --           --         10
Net Earnings............     --      --       --          --           804       804
Other Comprehensive
 Loss...................     --      --       --           (6)         --         (6)
Split-off of the
 Construction & Mining
 Group..................      (1)    --       (94)         15       (1,045)   (1,125)
                           -----    ----     ----        ----      -------   -------
Balance at December 31,
 1998...................   $ --     $  3     $765        $  4      $ 1,393   $ 2,165
                           =====    ====     ====        ====      =======   =======

--------
(a) Includes $.70 and $.05 per share for dividends on Class C and Common Stock, respectively, declared in 1996 but paid in January 1997.

(b) Includes $.80 per share for dividends on Class C declared in 1997 but paid in January 1998.

          See accompanying notes to consolidated financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                  For the three years ended December 31, 1998

                                                             1998  1997  1996
                                                             ----  ----  ----
                                                              (dollars in
                                                               millions)
Net Earnings................................................ $804  $248  $221
Other Comprehensive Income Before Tax:
  Foreign currency translation adjustments..................    1    --    (1)
  Unrealized holding gains (losses) arising during period...   (2)  (23)   12
  Reclassification adjustment for gains included in net
   earnings.................................................   (9)   (9)   (3)
                                                             ----  ----  ----
Other Comprehensive Income (Loss), Before Tax...............  (10)  (32)    8
Income Tax Benefit (Expense) Related to Unrealized Holding
 Gains (Losses).............................................    4    11    (3)
                                                             ----  ----  ----
Other Comprehensive Income (Loss) Net of Taxes..............   (6)  (21)    5
                                                             ----  ----  ----
Comprehensive Income........................................ $798  $227  $226
                                                             ====  ====  ====





          See accompanying notes to consolidated financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Reorganization--Discontinued Construction Operations

   In October 1996, the Board of Directors (the "Board") of Level 3 Communications, Inc. ("Level 3" or the "Company"), directed management of the Company to pursue a listing of the Company's Class D Diversified Group Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class D Stock"), as a way to address certain issues created by the Company's then two-class capital stock structure and the need to attract and retain the best management for the Company's businesses. During the course of its examination of the consequences of a listing of the Class D Stock, management concluded that a listing of the Class D Stock would not adequately address these issues, and instead began to study a separation of the construction operations ("Construction Group") from the other businesses of the Company (the "Diversified Group"), thereby forming two independent companies. At the time, the performance of the Diversified Group was reflected by the Class D Stock. The performance of the Construction Group was reflected by the Company's Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class C Stock"). At the regular meeting of the Board on July 23, 1997, management submitted to the Board for consideration a proposal for the separation of the Construction Group and the Diversified Group through a split-off of the Construction Group (the "Split-off"). At a special meeting on August 14, 1997, the Board approved the Split-off.

   The separation of the Construction Group and the Diversified Group was contingent upon a number of conditions, including the favorable ratification by a majority of the holders of both the Company's Class C and the Class D Stock, and the receipt by the Company of an Internal Revenue Service ruling or other assurance acceptable to the Board that the separation would be tax-free to U.S. stockholders. On December 8, 1997, the holders of Class C Stock and Class D Stock approved the Split-off and on March 5, 1998, the Company received a favorable private letter ruling from the Internal Revenue Service. The Split-off was effected on March 31, 1998. In connection with the Split-off, (i) the Company exchanged each outstanding share of Class C Stock for one share of Common Stock of PKS Holdings, Inc. ("New PKS"), the Company formed to hold the Construction Group, to which eight-tenths of a share of the Company's Class R Convertible Common Stock, par value $.01 per share (the "Class R Stock"), was attached to replace certain conversion features in the Class C Stock which would terminate upon the Split-off (ii) New PKS was renamed "Peter Kiewit Sons', Inc." (iii) the Company was renamed "Level 3 Communications, Inc.", and
(iv) the Class D Stock was designated as common stock, par value $.01 per share (the "Common Stock"). As a result of the Split-off, the Company no longer owns any interest in New PKS or the Construction Group. Accordingly, the separate financial statements and management's discussion and analysis of financial condition and results of operations of Peter Kiewit Sons', Inc. should be obtained to review the financial position of the Construction Group as of December 27, 1997, and the results of operations for the two years ended December 27, 1997.

   On March 31, 1998, the Company reflected the fair value of the Construction Group as a distribution to the Class C stockholders because the distribution was considered non-pro rata as compared to the Company's previous two-class capital stock structure. The Company recognized, a gain of $608 million within discontinued operations, equal to the difference between the carrying value of the Construction Group and its fair value in accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue 96-4, "Accounting for Reorganizations Involving a Non-Pro Rata Split-off of Certain Nonmonetary Assets to Owners". No taxes were provided on this gain due to the tax-free nature of the Split-off.

   In connection with the Split-off, Level 3 and the Construction Group entered into various agreements including a Separation Agreement, a Tax Sharing Agreement and an amended Mine Management Agreement.

   The Separation Agreement, as amended, provides for the allocation of certain risks and responsibilities between Level 3 and the Construction Group and for cross-indemnifications that are intended to allocate financial responsibility to the Construction Group for liabilities arising out of the construction business and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

The Separation Agreement also allocates certain corporate-level risk exposures not readily allocable to either the construction business or the non-construction businesses.

   Under the Tax Sharing Agreement, with respect to periods, or portions thereof, ending on or before the Split-off, Level 3 and the Construction Group generally will be responsible for paying the taxes relating to such returns, including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities, that are allocable to the non-construction businesses and construction businesses, respectively. The Tax Sharing Agreement also provides that Level 3 and the Construction Group will indemnify the other from certain taxes and expenses that would be assessed if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or the Construction Group, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. If the Split-off was determined to be taxable for any other reason, those taxes would be allocated equally to Level 3 and the Construction Group. Finally, under certain circumstances, Level 3 would make certain liquidated damage payments to the Construction Group if the Split-off was determined to be taxable, in order to indirectly compensate Class C stockholders for taxes assessed upon them in that event.

   In connection with the Split-off, the Mine Management Agreement, pursuant to which the Construction Group provides mine management and related services to Level 3's coal mining operations, was amended to provide the Construction Group with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to the Construction Group. If the Construction Group were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay the Construction Group an amount equal to the discounted present value of the Mine Management Agreement determined, if necessary, by an appraisal process.

   Following the Split-off, the Company's common stock began trading on The Nasdaq National Market on April 1, 1998, under the symbol "LVLT". In connection with the Split-off, the construction business was renamed "Peter Kiewit Sons', Inc." and the Class D Stock became the common stock of Level 3 Communications, Inc. ("Common Stock"). Summarized financial information for the Construction Group is presented below; however, the separate financial statements of Peter Kiewit Sons', Inc. should be obtained to review the financial position of the Construction Group as of December 27, 1997 and the results of operations for each of the two years ended December 27, 1997.

   The following is summarized financial information of the Construction Group:

                                   Operations

                                                                    1997   1996
                                                                   ------ ------
                                                                   (in millions)
Revenue........................................................... $2,764 $2,303
Net Earnings......................................................    155    108

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                               Financial Position

                                                                       1997
                                                                   -------------
                                                                   (in millions)
Current Assets....................................................    $1,057
Other Assets......................................................       284
                                                                      ------
  Total assets....................................................     1,341
Current Liabilities...............................................       579
Other Liabilities.................................................        99
Minority Interest.................................................        11
                                                                      ------
  Total liabilities...............................................       689
                                                                      ------
Net Assets........................................................    $  652
                                                                      ======

   The following details the earnings per share calculations for Class C Stock:

Class C Stock                                                   1997    1996
-------------                                                  ------- -------
Net Income Available to Common Shareholders (in millions)....  $   155 $   108
Add: Interest Expense, Net of Tax Effect Associated with
 Convertible Debentures......................................        1     -- *
                                                               ------- -------
Net Income for Diluted Shares................................  $   156 $   108
                                                               ======= =======
Total Number of Weighted Average Shares Outstanding Used to
 Compute Basic Earnings per Share (in thousands).............    9,728  10,656
Additional Dilutive Shares Assuming Conversion of Convertible
 Debentures..................................................      441     437
                                                               ------- -------
Total Number of Shares Used to Compute Diluted Earnings Per
 Share.......................................................   10,169  11,093
                                                               ======= =======
Net Income
  Basic earnings per share...................................  $ 15.99 $ 10.13
                                                               ======= =======
  Diluted earnings per share.................................  $ 15.35 $  9.76
                                                               ======= =======

--------
* Interest expense attributable to convertible debentures was less than $1 million in 1996.

   The Company's certificate of incorporation gave stockholders the right to exchange their Class C Stock for Class D Stock under a set conversion formula. That right was eliminated as a result of the Split-off. To replace that conversion right, Class C stockholders received 6.5 million shares of a new Class R Stock in January 1998, which was convertible into Common Stock in accordance with terms ratified by stockholders in December 1997. The Company reflected in the equity accounts the exchange of the conversion right and issuance of the Class R Stock at its fair value of $92 million at the date of the Split-off.

   On May 1, 1998, the Board of Directors of Level 3 Communications, Inc. determined to force conversion of all shares of the Company's Class R Stock into shares of Common Stock, effective May 15, 1998. The Class R Stock was converted into Common Stock in accordance with the formula set forth in the certificate of incorporation of the Company. The formula provided for a conversion ratio equal to $25, divided by the average of the midpoints between the high and low sales prices for Common Stock on each of the fifteen trading days during the period beginning April 9, 1998 and ending April 30, 1998. The average for that period was $32.14, adjusted for the stock dividend issued August 10, 1998.

   Accordingly, each holder of Class R Stock received .7778 of a share of Common Stock for each share of Class R Stock held. In total 6.5 million shares of Class R Stock were converted into 5.1 million shares of Common Stock. The value of the Class R Stock at the time of the forced conversion was $25 times the 6.5 million shares outstanding, or $164 million. The Company recognized the additional $72 million of value upon conversion of the Class R Stock to Common Stock in the equity

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES accounts. As a result of the forced conversion, certain adjustments were made to the cost sharing and risk allocation provisions of the Separation Agreement and Tax Sharing Agreement between the Company and Peter Kiewit Sons', Inc. that were executed in connection with the Split-off. The effect of these adjustments was to reduce certain Split-off costs and risks allocated to the Company.

   The Company has embarked on a plan to become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services in the United States, Europe and Asia. To reach this goal, the Company plans to expand substantially the business of its PKS Information Services, Inc. subsidiary and to create, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network (the "Business Plan"). The Company is designing the network based on Internet Protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

   The consolidated financial statements include the accounts of Level 3 Communications, Inc. and subsidiaries in which it has control, which are engaged in enterprises primarily related to communications and information services, and coal mining. Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis. Investments in other companies in which the Company exercises significant influence over operating and financial policies are accounted for by the equity method. All significant intercompany accounts and transactions have been eliminated.

   In 1997, the Company agreed to sell its energy assets to MidAmerican Energy Holding Company (f/k/a CalEnergy Company, Inc.) ("MidAmerican") and to split-off the Construction Group. Therefore, the assets and liabilities, and results of operations, of these businesses have been classified as discontinued operations on the consolidated balance sheet, statements of earnings and cash flows. (See notes 1 and 3)

   In 1997, C-TEC Corporation ("C-TEC") announced that its board of directors had approved the planned restructuring of C-TEC into three publicly traded companies. The transaction was effective September 30, 1997. As a result of the restructuring plan, the Company owned less than 50% of the outstanding shares and voting rights of each entity, and therefore has accounted for each entity using the equity method as of the beginning of 1997. In accordance with generally accepted accounting principles, C-TEC's financial position, results of operations and cash flows are consolidated in the 1996 financial statements.

Communications and Information Services Revenue

   Information services revenue is primarily derived from the computer outsourcing business and the systems integration business. Level 3 provides outsourcing service, typically through contracts ranging from 3-5 years, to firms that desire to focus their resources on their core businesses. Under these contracts, Level 3 recognizes revenue in the month the service is provided. The systems integration business helps customers define, develop and implement cost-effective information systems. Revenue from these services is recognized on a time and materials basis or percentage of completion basis depending on the extent of the services provided.

   Revenue from communications services is recognized monthly as the services are provided. Amounts billed in advance of the service month are recorded as deferred revenue, however that amount is not material.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Concentration of credit risk with respect to accounts receivable are limited due to the dispersion of customer base among geographic areas and remedies provided by terms of contracts and statutes.

   As noted previously, the investments in the three former C-TEC companies have been accounted for using the equity method in 1998 and 1997.

Coal Sales Contracts

   Level 3's coal is sold primarily under long-term contracts with electric utilities, which burn coal in order to generate steam to produce electricity. A substantial portion of Level 3's coal sales were made under long-term contracts during 1998, 1997 and 1996. The remainder of Level 3's sales are made on the spot market where prices are substantially lower than those in the long-term contracts. As the long-term contracts expire, a higher proportion of Level 3's sales will occur on the spot market.

   The coal industry is highly competitive. Level 3 competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than Level 3, but also with alternative methods of generating electricity and alternative energy sources. Many of Level 3's competitors are served by two railroads and, due to the competition, often benefit from lower transportation costs than Level 3 which is served by a single railroad. Additionally, many competitors have more favorable geological conditions than Level 3, often resulting in lower comparative costs of production.

   Level 3 is also required to comply with various federal, state and local laws concerning protection of the environment. Level 3 believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors are similarly affected by such laws.

   Level 3 and its mining ventures have entered into various agreements with its customers which stipulate delivery and payment terms on the sale of coal. Prior to 1993, one of the primary customers deferred receipt of certain commitments by purchasing undivided fractional interest in coal reserves of Level 3 and the mining ventures. Under the agreements, revenue was recognized when cash was received. The agreements with this customer were renegotiated in 1992. In accordance with the renegotiated agreements, there were no sales of interest in coal reserves subsequent to January 1, 1993. Level 3 has delivered and has the obligation to deliver the coal reserves to the customer in the future if the customer exercises its option to take delivery of the coal. If the option is exercised, Level 3 presently intends to deliver coal from unaffiliated mines. In the opinion of the management, Level 3 has sufficient coal reserves to cover the above sales commitments.

   Level 3's coal sales contracts are with several electric utility and industrial companies. In the event that these customers do not fulfill contractual responsibilities, Level 3 would pursue the available legal remedies.

Depreciation and Amortization

   Property, plant and equipment are recorded at cost. Depreciation and amortization for the majority of the Company's property, plant and equipment are computed on accelerated and straight-line methods based on the following useful lives:

      Facility and Leasehold Improvements......................... 35 - 40 years
      Operating Equipment......................................... 3 - 7 years
      Network Construction Equipment.............................. 5 - 7 years
      Furniture and Office Equipment.............................. 3 - 7 years
      Other....................................................... 2 - 10 years

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Depletion of mineral properties is provided primarily on an units-of-extraction basis determined in relation to coal committed under sales contracts.

Software Development Costs

   On March 4, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). The effective date of this pronouncement is for fiscal years beginning after December 15, 1998, however, the Company has elected to account for internal software development costs incurred in developing its integrated business support systems in accordance with SOP 98-1 in 1998. The Company recognized
$27 million of expense for the development of operating support systems in 1998 that would have previously been capitalized prior to adoption of SOP 98-1.

Start-Up Costs

   On April 3, 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", ("SOP 98-5"), which provides guidance on the financial reporting for start-up and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, however, the Company elected to adopt SOP 98-5 in 1998. The adoption of SOP 98-5 did not result in a significant charge to earnings in 1998.

Subsidiary and Investee Stock Activity

   The Company recognizes gains and losses from the sale, issuance and repurchase of stock by its subsidiaries and equity method investees in the statements of earnings.

Earnings Per Share

   Basic earnings per share have been computed using the weighted average number of shares during each period. Diluted earnings per share is computed by including stock options and other securities considered to be dilutive.

Intangible Assets

   Intangible assets primarily include amounts allocated upon acquisitions of businesses, franchises and subscriber lists. These assets are amortized on a straight-line basis over the expected period of benefit.

   For intangibles originating from Internet Protocol or other information services related acquisitions, the Company is amortizing these assets over a five year period. Intangibles attributable to other acquisitions and investments are amortized over periods which do not exceed 40 years.

Long Lived Assets

   The Company reviews the carrying amount of long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Reserves for Reclamation

   The Company follows the policy of providing an accrual for reclamation of mined properties, based on the estimated total cost of restoration of such properties to meet compliance with laws governing strip mining, by applying per-ton reclamation rates to coal mined. These reclamation rates are determined using the remaining estimated reclamation costs and tons of coal committed under sales contracts. The Company reviews its reclamation cost estimates annually and revises the reclamation rates on a prospective basis, as necessary.

Income Taxes

   Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Comprehensive Income

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. The Company has adopted this statement in 1998 as the Company has unrealized gains and losses on marketable securities classified as available for sale and has operations in foreign countries and restated 1997 and 1996 to present information on a comparable basis.

Foreign Currencies

   Generally, local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue and expenses are translated using average exchange rates prevailing during the year. Gains or losses resulting from currency translation are recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity and in the statements of comprehensive income.

Stock Dividend

   Effective August 10, 1998 and December 26, 1997, the Company issued dividends of one and four shares, respectively, of Common Stock (previously Class D Stock) for each share of Level 3 Common Stock outstanding. All share information and per share data have been restated to reflect these stock dividends.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Segment Disclosures

   In 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly, and entity wide disclosures about products and services, major customers, and geographic data. The Company has provided the information required by SFAS No. 131 in Note 14.

Recently Issued Accounting Pronouncements

   On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at the fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company currently makes minimal use of derivative instruments as defined by SFAS No. 133. If the Company does not increase the utilization of these derivative instruments by the effective date of SFAS No. 133, the adoption of this standard is not expected to have a significant effect on the Company's results of operations or its financial position.

Fiscal Year

   On May 1, 1998, the Company's Board of Directors changed Level 3's fiscal year end from the last Saturday in December to a calendar year end. The results of operations for the additional five days in the 1998 fiscal year are reflected in the Company's Form 10-K for the period ended December 31, 1998 and were not material to the overall results of operations and cash flows. There were 52 weeks in fiscal years 1997 and 1996.

Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year presentation.

(3) Discontinued Energy Operations

   On January 2, 1998, the Company completed the sale of its energy assets to MidAmerican. These assets included approximately 20.2 million shares of MidAmerican common stock (assuming the exercise of 1 million options held by Level 3), Level 3's 30% interest in CE Electric and Level 3's investments in international power projects in Indonesia and the Philippines ("Energy Projects"). Level 3 recognized an after-tax gain on the disposition of $324 million and the after-tax proceeds of approximately $967 million from the transaction are being used in part to fund the Business Plan. Results of operations for the period through January 2, 1998 were not considered significant and the gain on disposition was calculated using the carrying amount of the energy assets as of December 27, 1997.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following is summarized financial information for discontinued energy operations for the fiscal years ended December 27, 1997 and December 28, 1996 and as of December 27, 1997:

                      Income from Discontinued Operations

                                                                  1997    1996
                                                                 ------  ------
                                                                 (in millions)
Operations
Equity in:
  MidAmerican earnings, net..................................... $   16  $   20
  CE Electric earnings, net.....................................     17      (2)
  International energy projects earnings, net...................      5      (5)
Investment Income from MidAmerican..............................    --        5
Income Tax Expense..............................................     (9)     (9)
                                                                 ------  ------
  Income from operations........................................     29       9

MidAmerican Stock Transactions
Gain on Investee Stock Activity.................................     68     --
Income Tax Expense..............................................    (24)    --
                                                                 ------  ------
  Gain on MidAmerican stock activity............................     44     --
Extraordinary Loss--Windfall Tax
Level 3's Share from MidAmerican................................    (39)    --
Level 3's Share from CE Electric................................    (58)    --
Income Tax Benefit..............................................     34     --
                                                                 ------  ------
  Extraordinary loss............................................    (63)    --
                                                                 ------  ------
Income from Discontinued Energy Operations...................... $   10  $    9
                                                                 ======  ======

   In order to fund the purchase of Level 3's energy assets, MidAmerican sold, in 1997 approximately 19.1 million shares of its common stock at a price of $37.875 per share. This sale reduced Level 3's ownership in MidAmerican to approximately 24% but increased its proportionate share of MidAmerican's equity. Level 3 recognized an after-tax gain of approximately $44 million from MidAmerican transactions in 1997.

   In 1997 the Labour Party in the United Kingdom implemented a "Windfall Tax" against privatized British utilities. This one-time tax was 23% of the difference between the value of Northern Electric, plc at the time of privatization and the utility's current value based on profits over a period of up to four years. CE Electric recorded an extraordinary charge of approximately $194 million when the tax was enacted in 1997. The total impact to Level 3 directly through its investment in CE Electric and indirectly through its interest in MidAmerican, was $63 million.

                     Investments in Discontinued Operations

                                                                       1997
                                                                   -------------
                                                                   (in millions)
Investment in MidAmerican.........................................     $ 337
Investment in CE Electric.........................................       135
Investment in International Energy Projects.......................       186
Restricted Securities.............................................         2
Deferred Income Tax Liability.....................................       (17)
                                                                       -----
  Total...........................................................     $ 643
                                                                       =====

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following is summarized financial information of MidAmerican, CE Electric, and the Energy Projects.

                                   Operations

                                                                  1997    1996
                                                                 -------  -----
                                                                 (in millions)
Revenue
  MidAmerican................................................... $ 2,271  $ 576
  CE Electric...................................................   1,564     37

Net Earnings (Loss)
  MidAmerican................................................... $   (84) $  92
  CE Electric...................................................    (136)   --
  Energy Projects...............................................       2    (12)

                    Financial Position at December 27, 1997

                                                                         Energy
                                              MidAmerican  CE Electric  Projects
                                              ----------- ------------- --------
                                                          (in millions)
Current Assets...............................   $ 2,053      $  419      $  530
Other Assets.................................     5,435       2,519         811
                                                -------      ------      ------
  Total assets...............................     7,488       2,938       1,341

Current Liabilities..........................     1,440       1,166         172
Other Liabilities............................     4,494       1,265         737
Minority Interest............................       134          56         --
                                                -------      ------      ------
  Total liabilities..........................     6,068       2,487         909
                                                -------      ------      ------
Net Assets...................................   $ 1,420      $  451      $  432
                                                =======      ======      ======

(4) Earnings Per Share

   The Company had a loss from continuing operations for the year ended December 31, 1998, therefore, no potential common shares related to Company stock options and other dilutive securities have been included in the computation of the diluted earnings per share because the resulting computation would be anti-dilutive. For the two years ending December 27, 1997, potentially dilutive stock options are calculated in accordance with the treasury stock method which assumes that proceeds from exercise of all options are used to repurchase common stock at the average market value. The number of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options.

   The Company had 23,147,051 potentially dilutive securities outstanding that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the year ended December 31, 1998.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following details the earnings (loss) per share calculations for Level 3 Common Stock. A calculation of the earnings per share for the Class C Stock in 1996 and 1997 can be found in Note 1 to the consolidated financial statements.

                                                           Year Ended
                                                   ---------------------------
                                                     1998      1997     1996
                                                   --------  -------- --------
Earnings (Loss) from Continuing Operations (in
 millions)........................................ $   (128) $     83 $    104
Earnings from Discontinued Energy Operations......      324        10        9
Gain on Separation of Construction Operations.....      608       --       --
                                                   --------  -------- --------
Net Earnings Excluding Discontinued Construction
 Operations....................................... $    804  $     93 $    113
                                                   ========  ======== ========
Total Number of Weighted Average Shares
 Outstanding used to Compute Basic Earnings Per
 Share (in thousands).............................  301,976   249,293  232,012
Additional Dilutive Stock Options.................      --      1,079      622
                                                   --------  -------- --------
Total Number of Shares used to Compute Dilutive
 Earnings Per Share...............................  301,976   250,372  232,634
                                                   ========  ======== ========
Earnings (Loss) Per Share (Basic and Diluted):
  Continuing operations........................... $   (.43) $    .33 $    .45
                                                   ========  ======== ========
  Discontinued energy operations.................. $   1.07  $    .04 $    .03
                                                   ========  ======== ========
  Gain on split-off of discontinued construction
   operations..................................... $   2.02  $    --  $    --
                                                   ========  ======== ========
  Net earnings excluding discontinued construction
   operations..................................... $   2.66  $    .37 $    .48
                                                   ========  ======== ========
  Net earnings excluding gain on split-off of
   construction operations........................ $    .64  $    .37 $    .48
                                                   ========  ======== ========

(5) Acquisitions

   On April 23, 1998, the Company acquired XCOM Technologies, Inc. ("XCOM"), a privately held company that has developed technology which the Company believes will provide certain key components necessary for the Company to develop an interface between its Internet Protocol based network and the existing public switched telephone network. The Company issued approximately 5.3 million shares of Level 3 Common Stock and 0.7 million options and warrants to purchase Level 3 Common Stock in exchange for all the stock, options and warrants of XCOM.

   The Company accounted for this transaction, valued at $154 million, as a purchase. Of the total purchase price, $115 million was originally allocated to in-process research and development and was taken as a nondeductible charge to earnings in the second quarter of 1998. The purchase price exceeded the fair value of the net assets acquired by $30 million which was recognized as goodwill.

   In October 1998, the Securities and Exchange Commission ("SEC") issued new guidelines for valuing acquired research and development which are applied retroactively. The Company believes its accounting for the acquisition was made in accordance with generally accepted accounting principles and established appraisal practices at the time of the acquisition. However, due to the significance of the charge relative to the total value of the acquisition, the Company reviewed the facts and assumptions with the SEC. Consequently, using the revised guidelines and assumptions,

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES the Company reduced the charge for in-process research and development from $115 to $30 million, and increased the related goodwill by $85 million. The goodwill associated with the XCOM transaction is being amortized over a five year period.

   XCOM's in-process research and development value is comprised primarily of one project to develop an interface between an Internet Protocol based network and the existing public switched telecommunications network. Remaining development efforts for this project include various phases of design, development and testing. The anticipated completion date for the project in progress is expected to be over the next 12 months, at which time the Company expects to begin generating the full economic benefits from the technology. Funding for this project is expected to be obtained from internally generated sources.

   The value of the in-process research and development represents the estimated fair value based on risk-adjusted cash flows related to the incomplete project. At the date of acquisition, the development of this project had not yet reached technological feasibility and the research and development ("R&D") in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

   The Company used independent third-party appraisers to assess and allocate the value to the in-process research and development. The value assigned to the asset was determined, using the income approach, by identifying significant research projects for which technological feasibility had not been established.

   The nature of the efforts to develop the acquired in-process technology into commercially viable products and services principally relate to the completion of all planning, designing, prototyping, high-volume verification, and testing activities that are necessary to establish that the proposed technologies meet their design specifications including functional, technical, and economic performance requirements.

   The value assigned to purchased in-process technology was determined by estimating the contribution of the purchased in-process technology to developing a commercially viable product, estimating the resulting net cash flows from the expected product sales over a 15 year period, discounting the net cash flows to their present value using a risk-adjusted discount rate of 30%, and adjusting it for the estimated stage of completion.

   The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

   Management expects to continue their support of this effort and believes the Company has a reasonable chance of successfully completing the R&D project. However, there is risk associated with the completion of the project and there is no assurance that it will meet with either technological or commercial success. If the XCOM project is not successful, the Company would not realize its investment in XCOM and would be required to modify its business plan to utilize alternative technologies which may increase the cost of its network.

   The Company believes that its resulting charge for acquired research and development conforms to the SEC's expressed guidelines and methodologies. However, no assurances can be given that the SEC will not require additional adjustments.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   On September 30, 1998, Level 3 acquired GeoNet Communications, Inc. ("GeoNet"), a regional Internet service provider located in Northern California. The Company issued approximately 0.6 million shares and options in exchange for GeoNet's capital stock, which valued the transaction at approximately $19 million. Acquired liabilities exceeded assets, and goodwill of $21 million was recognized from this transaction which is being amortized over five years.

   XCOM's and GeoNet's 1997 and 1998 operating results prior to the acquisitions were not significant relative to the Company's results.

   For the Company's acquisitions, the excess purchase price over the fair market value of the underlying assets was allocated to goodwill and other intangible assets and property based upon preliminary estimates of fair value. The Company does not believe that the final purchase price allocation will vary significantly from the preliminary estimates.

(6) Disclosures about Fair Value of Financial Instruments

   The following methods and assumptions were used to determine classification and fair values of financial instruments:

Cash and Cash Equivalents

   Cash equivalents generally consist of funds invested in highly liquid instruments purchased with an original maturity of three months or less. The securities are stated at cost, which approximates fair value.

Marketable and Restricted Securities

   Level 3 has classified all marketable and restricted securities as available-for-sale. Restricted securities primarily include investments in mutual funds that are restricted to fund certain reclamation liabilities of its coal mining ventures. The amortized cost of the securities used in computing unrealized and realized gains and losses is determined by specific identification. Fair values are estimated based on quoted market prices for the securities on hand or for similar investments. Net unrealized holding gains and losses are included in accumulated other comprehensive income within stockholders' equity, net of tax.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   At December 31, 1998 and December 27, 1997 the amortized cost, unrealized holding gains and losses, and estimated fair values of marketable and restricted securities were as follows:

                                                 Unrealized Unrealized
                                       Amortized  Holding    Holding    Fair
                                         Cost      Gains      Losses    Value
                                       --------- ---------- ---------- -------
                                                (dollars in millions)
   1998
   Marketable Securities:
     U.S. Treasury securities.........  $ 2,147    $   8      $ --     $ 2,155
     U.S. Government Agency
      securities......................      639        1        --         640
     Equity securities................       54      --          (3)        51
     Other securities.................       20      --          (3)        17
                                        -------    -----      -----    -------
                                        $ 2,860    $   9      $  (6)   $ 2,863
                                        =======    =====      =====    =======
   Restricted Securities:
     Wilmington Trust:
       Intermediate term bond fund....  $    13    $ --       $ --     $    13
       Equity fund....................       10        3        --          13
                                        -------    -----      -----    -------
                                        $    23    $   3      $ --     $    26
                                        =======    =====      =====    =======
   1997
   Marketable Securities:
     Kiewit Mutual Fund:
       Short-term government..........  $   234    $ --       $ --     $   234
       Intermediate term bond.........      195        3        --         198
       Tax exempt.....................      154        3        --         157
       Equity.........................        7        4        --          11
     Equity securities................       48        9        --          57
     Other securities.................       20        1        --          21
                                        -------    -----      -----    -------
                                        $   658    $  20      $ --     $   678
                                        =======    =====      =====    =======
   Restricted Securities:
     Kiewit Mutual Fund:
       Intermediate term bond.........  $    10    $ --       $ --     $    10
       Equity.........................       12      --         --          12
                                        -------    -----      -----    -------
                                        $    22    $ --       $ --     $    22
                                        =======    =====      =====    =======

   For debt securities, amortized costs do not vary significantly from principal amounts. Realized gains and losses on sales of marketable and equity securities were $10 million and $1 million in 1998, $9 million and $-million in 1997, and $3 million and $- million in 1996, respectively.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   At December 31, 1998, the contractual maturities of the debt securities are as follows:

                                                              Amortized  Fair
                                                                Cost     Value
                                                              --------- -------
                                                                 (dollars in
                                                                  millions)
   U.S. Treasury Securities:
     Less than 1 year........................................  $ 2,147  $ 2,155
                                                               =======  =======
   U.S. Government Agency Securities:
     Less than 1 year........................................  $   639  $   640
                                                               =======  =======
   Other Securities:
     10+ years...............................................  $    20  $    17
                                                               =======  =======

   Maturities for the equity and restricted securities have not been presented as they do not have a single maturity date.

Long-Term Debt

   The fair value of long-term debt was estimated using the Company's incremental borrowing rates for debt of similar maturities.

   The carrying amount and estimated fair values of Level 3's financial instruments are as follows:

                                                     1998            1997
                                                --------------- --------------
                                                Carrying  Fair  Carrying Fair
                                                 Amount  Value   Amount  Value
                                                -------- ------ -------- -----
                                                    (dollars in millions)
   Cash and Cash Equivalents (Note 6)..........  $  848  $  848   $ 87   $ 87
   Marketable Securities (Note 6)..............   2,863   2,863    678    678
   Restricted Securities (Note 6)..............      26      26     22     22
   Investment in C-TEC Entities (Note 8).......     300     818    335    776
   Investments in Discontinued Energy
    Operations (Note 3)........................     --      --     643    854
   Long-term Debt (Note 10)....................   2,646   2,613    140    140

(7) Property, Plant and Equipment

Construction in Progress

   The Company is currently constructing its communications network. Costs associated directly with the uncompleted network and interest expense incurred during construction are capitalized based on the weighted average accumulated construction expenditures and the interest rates related to borrowings associated with the construction. These costs are not yet being depreciated, as the assets have not yet been placed in service. As segments of the network become operational, the assets will be depreciated over their useful lives.

   The Company is currently developing business support systems required for its Business Plan. The external direct costs of software, materials and services, payroll and payroll related expenses for employees directly associated with the project and interest costs incurred when developing the business support systems are capitalized. Upon completion of the projects, the total cost of the business support systems will be amortized over its useful life of 3 years.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Capitalized business support systems and network construction costs that have not been placed in service have been classified as construction-in-progress within Property, Plant & Equipment below.

                                                            Accumulated   Book
                                                      Cost  Depreciation Value
                                                     ------ ------------ ------
                                                       (dollars in millions)
1998
Land and Mineral Properties......................... $   32    $ (11)    $   21
Facility and Leasehold Improvements
  Communications....................................     80       (1)        79
  Information Services..............................     24       (2)        22
  Coal Mining.......................................     18      (15)         3
  CPTC..............................................     91       (5)        86
Operating Equipment
  Communications....................................    245      (18)       227
  Information Services..............................     53      (30)        23
  Coal Mining.......................................    180     (155)        25
  CPTC..............................................     17       (4)        13
Network Construction Equipment......................     46       (1)        45
Furniture and Office Equipment......................     67      (10)        57
Other...............................................     32       (2)        30
Construction-in-Progress............................    430      --         430
                                                     ------    -----     ------
                                                     $1,315    $(254)    $1,061
                                                     ======    =====     ======
1997
Land and Mineral Properties......................... $   15    $ (11)    $    4
Facility and Leasehold Improvements
  Communications....................................    --       --         --
  Information Services..............................     12       (2)        10
  Coal Mining.......................................     19      (15)         4
  CPTC..............................................     91       (4)        87
Operating Equipment
  Communications....................................    --       --         --
  Information Services..............................     42      (23)        19
  Coal Mining.......................................    190     (159)        31
  CPTC..............................................     17       (3)        14
Furniture and Office Equipment......................     11       (5)         6
Other...............................................     14       (6)         8
Construction-in-Progress............................      1      --           1
                                                     ------    -----     ------
                                                     $  412    $(228)    $  184
                                                     ======    =====     ======

   Depreciation expense was $48 million in 1998, $20 million in 1997 and $124 million in 1996.

(8) Investments

   In 1997, C-TEC announced that its Board of Directors had approved the planned restructuring of C-TEC into three publicly traded companies effective September 30, 1997. Under the terms of the restructuring C-TEC stockholders received stock in the following companies:

    Commonwealth Telephone Enterprises, Inc., ("Commonwealth Telephone") containing the local telephone group and related engineering business.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

    RCN Corporation ("RCN") which consists of RCN Telecom Services; C-TEC, existing cable systems in the Boston-Washington D.C. corridor; and the investment in Megacable S.A. de C.V., a cable operator in Mexico. RCN Telecom Services is a provider of packaged local and long distance telephone, video and internet access services provided over fiber optic networks to residential customers.

     Cable Michigan, Inc. ("Cable Michigan") containing the cable television operation.

   As a result of the restructuring, Level 3 owned less than 50% of each of the outstanding shares and voting rights of each entity, and therefore began accounting for each entity using the equity method as of the beginning of 1997.

   The following is summarized financial information of the Company had C-TEC been accounted for utilizing the equity method for the fiscal year ended December 28, 1996. Fiscal years 1998 and 1997 include C-TEC accounted for utilizing the equity method and are presented here for comparative purposes only.

                                                          1998   1997   1996
                                                          -----  -----  -----
                                                             (dollars in
                                                              millions)
Revenue.................................................. $ 392  $ 332  $ 285
Costs and Expenses:
  Operating expenses.....................................  (199)  (163)  (125)
  Depreciation and amortization..........................   (66)   (20)   (18)
  General and administrative expenses....................  (332)  (106)   (86)
  Write-off of in process research and development.......   (30)   --     --
                                                          -----  -----  -----
    Total costs and expenses.............................  (627)  (289)  (229)
                                                          -----  -----  -----
Earnings (Loss) from Operations..........................  (235)    43     56
Other Income (Expense):
  Interest income........................................   173     33     36
  Interest expense.......................................  (132)   (15)    (5)
  Equity losses..........................................  (132)   (43)   (13)
  Gain on investee stock transactions....................    62    --     --
  Gain on disposal of assets.............................   107     10     10
  Other, net.............................................     4      7      9
                                                          -----  -----  -----
    Total other income (expense).........................    82     (8)    37
                                                          -----  -----  -----
Earnings (Loss) before Income Taxes and Discontinued
 Operations..............................................  (153)    35     93
Income Tax Benefit.......................................    25     48     11
                                                          -----  -----  -----
Income (Loss) from Continuing Operations.................  (128)    83    104
Income from Discontinued Operations......................   932    165    117
                                                          -----  -----  -----
Net Earnings............................................. $ 804  $ 248  $ 221
                                                          =====  =====  =====

   On June 4, 1998, Cable Michigan announced that its Board of Directors had reached a definitive agreement to sell the company to Avalon Cable of Michigan, Inc. for $40.50 per share in a cash-for-stock transaction. Level 3 received approximately $129 million when the transaction closed on November 6, 1998 and recognized a pre-tax gain of approximately $90 million in the fourth quarter. The $90 million gain was calculated using the Company's carrying value as of September 30, 1998, as Cable Michigan's results of operations for the period October 1, 1998 through November 6, 1998 were not considered significant relative to the Company's results.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   On September 25, 1998, Commonwealth Telephone announced that it was commencing a rights offering of 3.7 million shares of its common stock. Under the terms of the offering, each stockholder received one right for every five shares of Commonwealth Telephone Common Stock or Commonwealth Telephone Class B Common Stock held. The rights enabled the holder to purchase Commonwealth Telephone Common Stock at a subscription price of $21.25 per share. Each right also carried the right to oversubscribe at the subscription price for the offered shares not purchased pursuant to the initial exercise of rights.

   Level 3, which owned approximately 48% of Commonwealth Telephone prior to the rights offering, exercised its 1.8 million rights it received with respect to the shares it held for $38 million. As a result of subscriptions made by other stockholders, Level 3 maintained its 48% ownership interest in Commonwealth Telephone after the rights offering.

   The following is summarized financial information of the three entities created as a result of the C-TEC restructuring for each of the three years ended December 31, 1998 and as of December 31, 1998 and December 27, 1997 (in millions):

                                   Operations

                                                               Year Ended
                                                             -----------------
                                                             1998   1997  1996
                                                             -----  ----  ----
Commonwealth Telephone Enterprises, Inc.:
  Revenue................................................... $ 226  $197  $186
  Net income available to common shareholders...............     8    20    20

Level 3's Share:
  Net income................................................     4    10    10
  Goodwill amortization.....................................    (2)   (1)   (1)
                                                             -----  ----  ----
    Equity in net income.................................... $   2  $  9  $  9
                                                             =====  ====  ====
RCN Corporation:
  Revenue................................................... $ 211  $127  $105
  Net loss available to common shareholders.................  (205)  (52)   (6)

Level 3's Share:
  Net loss..................................................   (91)  (26)   (3)
  Goodwill amortization.....................................    (1)  --     (3)
                                                             -----  ----  ----
    Equity in net loss...................................... $ (92) $(26) $ (6)
                                                             =====  ====  ====
Cable Michigan, Inc.*:
  Revenue................................................... $  66  $ 81  $ 76
  Net loss available to common shareholders.................    (9)   (4)   (8)

Level 3's Share*:
  Net loss..................................................    (4)   (2)   (4)
  Goodwill amortization.....................................    (3)   (4)   (4)
                                                             -----  ----  ----
    Equity in net loss...................................... $  (7) $ (6) $ (8)
                                                             =====  ====  ====

--------
*  1998 revenue and net loss amounts are through September 30, 1998.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                               Financial Position

                               Commonwealth                    Cable
                                 Telephone          RCN      Michigan,
                             Enterprises, Inc.  Corporation    Inc.
                             ----------------- ------------- ---------
                               1998     1997    1998   1997    1997
                             -------- -------- ------ ------ ---------
Current Assets.............. $     79 $     71 $1,092 $  703   $ 23
Other Assets................      354      303    816    448    120
                             -------- -------- ------ ------   ----
  Total assets..............      433      374  1,908  1,151    143
Current Liabilities.........       85       76    178     70     16
Other Liabilities...........      223      260  1,282    708    166
Minority Interest...........      --       --      77     16     15
                             -------- -------- ------ ------   ----
  Total liabilities.........      308      336  1,537    794    197
                             -------- -------- ------ ------   ----
    Net assets
     (liabilities).......... $    125 $     38 $  371 $  357   $(54)
                             ======== ======== ====== ======   ====
Level 3's Share:
  Equity in net assets
   (liabilities)............ $     60 $     18 $  150 $  173   $(26)
  Goodwill..................       56       57     34     41     72
                             -------- -------- ------ ------   ----
                                 $116 $     75 $  184 $  214   $ 46
                             ======== ======== ====== ======   ====

   The Company recognizes gains from the sale, issuance and repurchase of stock by its subsidiaries and equity method investees in its statements of earnings. During 1998, RCN issued stock in a public offering and for certain acquisitions which diluted the Company's ownership of RCN from 48% at December 27, 1997 to 41% at December 31, 1998. The increase in the Company's proportionate share of RCN's net assets as a result of these transactions resulted in a pre-tax gain of $62 million for the Company in 1998.

   The market value of the Company's investment in Commonwealth Telephone and RCN on December 31, 1998, was $352 million, and $466 million, respectively, based on the closing stock price of each company on December 31, 1998.

   Investments also include $23 million for the Company's investment in an office building in Aurora, Colorado.

(9) Other Assets

   At December 31, 1998 and December 27, 1997 other assets consisted of the following:

                                                                  1998  1997
                                                                  ----- ----
                                                                     (in
                                                                  millions)
Goodwill:
  XCOM, net of accumulated amortization of $15................... $ 100 $--
  GeoNet, net of accumulated amortization of $1..................    20  --
  Other, net of accumulated amortization of $1...................    21  --
Deferred Debt Issuance Costs.....................................    67  --
Deferred Development and Financing Costs.........................    15   21
Unrecovered Mine Development Costs...............................    15   16
Leases...........................................................     9   11
Timberlands......................................................     6    7
Other............................................................    11   11
                                                                  ----- ----
  Total other assets............................................. $ 264 $ 66
                                                                  ===== ====

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Goodwill amortization expense, excluding amortization expense attributable to equity method investees, was $18 million in 1998 and $- in 1997 and 1996.

(10) Long-Term Debt

   At December 31, 1998 and December 27, 1997, long-term debt was as follows:

                                                                   1998    1997
                                                                  -------  ----
                                                                  (dollars in
                                                                   millions)
Senior Notes
  (9.125% due 2008).............................................. $ 2,000  $--
Senior Discount Notes
  (10.5% due 2008)...............................................     504   --

CPTC Long-term Debt (with recourse only to CPTC):
 Bank Note
  (7.6% due 2008)................................................      64    65
Institutional Notes
  (9.45% due 2017)...............................................      35    35
OCTA Debt
  (9.0% due 2004)................................................       9     8
Subordinated Debt
  (9.3-9.5% no maturity).........................................       8     6
                                                                  -------  ----
                                                                      116   114
Other:
  Pavilion Towers Debt (8.4% due 2007)...........................      15    15
  Capitalized Leases.............................................       8     6
  Other..........................................................       3     5
                                                                  -------  ----
                                                                       26    26
                                                                  -------  ----
Less current portion.............................................   2,646   140
                                                                       (5)   (3)
                                                                  -------  ----
                                                                  $ 2,641  $137
                                                                  =======  ====

9.125% Senior Notes

   On April 28, 1998, the Company received $1.94 billion of net proceeds from an offering of $2 billion aggregate principal amount 9.125% Senior Notes Due 2008 ("Senior Notes"). Interest on the notes accrues at 9.125% per annum and will be payable in cash semiannually in arrears.

   The Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time or from time to time on or after May 1, 2003, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning May 1, of the years indicated below:

      Year                                                      Redemption Price
      ----                                                      ----------------
      2003.....................................................     104.563%
      2004.....................................................     103.042%
      2005.....................................................     101.521%
      2006 and thereafter......................................     100.000%

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   In addition, at any time or from time to time prior to May 1, 2001, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price equal to 109.125% of the principal amount of the Senior Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date. The Senior Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior unsecured indebtedness of the Company. The Senior Notes contain certain covenants, which among other things, limit consolidated debt, dividend payments, and transactions with affiliates. The Company is using the net proceeds of the Senior Notes offering in connection with the implementation of its Business Plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international, facilities-based communications network based on Internet Protocol technology.

   Debt issuance costs of $65 million were capitalized and are being amortized over the term of the Senior Notes.

10.5% Senior Discount Notes

   On December 2, 1998, the Company sold $834 million principal amount of 10.5% Senior Discount Notes Due 2008 ("Senior Discount Notes"). The sales proceeds of $500 million, excluding debt issuance costs, were recorded as long term debt. Interest on Senior Discount Notes will accrete at a rate of 10.5% per annum, compounded semiannually, to an aggregate principal amount of $834 million by December 1, 2003. Cash interest will not accrue on the Senior Discount Notes prior to December 1, 2003; however, the Company may elect to commence the accrual of cash interest on all outstanding Senior Discount Notes on or after December 1, 2001, in which case the outstanding principal amount at maturity of each Senior Discount Note will on the elected commencement date be reduced to the accreted value of the Senior Discount Note as of that date and cash interest shall be payable on that Note on June 1 and December 1 thereafter. Commencing June 1, 2004, interest on the Senior Discount Notes will accrue at the rate of 10.5% per annum and will be payable in cash semiannually in arrears.

   The Senior Discount Notes will be subject to redemption at the option of the Company, in whole or in part, at any time or from time to time on or after December 1, 2003 at the following redemption prices (expressed as percentages of accreted value) plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning December 1, of the years indicated below:

      Year                                                      Redemption Price
      ----                                                      ----------------
      2003.....................................................     105.25%
      2004.....................................................     103.50%
      2005.....................................................     101.75%
      2006 and thereafter .....................................     100.00%

   In addition, at any time or from time to time prior to December 1, 2001, the Company may redeem up to 35% of the original aggregate principal amount at maturity of the Notes at a redemption price equal to 110.50% of the accreted value of the notes so redeemed, plus accrued and unpaid interest thereon to the redemption date. These notes are senior unsecured obligations of the Company, ranking pari passu with all existing and future senior unsecured indebtedness of the Company. The Senior Discount Notes contain certain covenants which, among other things, restrict the Company's ability to incur additional debt, make certain restricted payments, pay dividends, enter into sale and leaseback transactions, enter into transactions with affiliates, and sell assets or merge with another company

   The net proceeds of $486 million are intended to be used to accelerate the implementation of its Business Plan, primarily the funding for the increase in committed number of route miles of the Company's U.S. intercity network.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Debt issuance costs of $14 million have been capitalized and are being amortized over the term of the Senior Discount Notes.

   The Company capitalized $15 million of interest expense and amortized debt issuance costs related to network construction and business systems development projects for the year ended December 31, 1998.

CPTC:

   In August 1996, California Private Transportation Company, L.P. ("CPTC") converted its construction financing note into a term note with a consortium of banks ("Bank Note"). The interest rate on the Bank Note is based on LIBOR plus a varying rate with interest payable quarterly. Upon completion of the SR91 toll road, CPTC entered into an interest rate swap agreement with the same parties. The swap agreement expires in January 2004 and fixes the interest rate on the Bank Debt from 9.21% to 9.71% during the term of the swap agreement.

   The institutional notes are held by Connecticut General Life Insurance Company, a subsidiary of CIGNA Corporation and Lincoln National Life Insurance Company. The note converted to a term loan upon completion of the SR91 toll road.

   Substantially all the assets of CPTC and the partners' equity interest in CPTC secure the term debt.

   Orange County Transportation Authority ("OCTA") holds $9 million of subordinated debt which is due in varying amounts through 2004. Interest accrues at 9% and is payable quarterly beginning when CPTC generates sufficient cash flows to cover operating expenses and other debt requirements.

   In July 1996, CPTC borrowed from the partners $2 million to facilitate the completion of the project. In 1998 and 1997, CPTC borrowed an additional $2 million and $4 million, respectively, from the partners in order to comply with equity maintenance provisions of the contracts with the State of California and its lenders. The debt is generally subordinated to all other debt of CPTC. Interest on the subordinated debt compounds annually at 9.3-9.5% and is payable only as CPTC generates excess cash flows.

   In 1996, CPTC capitalized $5 million of interest prior to completing construction of the SR91 tollroad.

Other:

   In June 1997, a mortgage loan was obtained from Metropolitan Life. The Pavilion Towers building in Aurora, Colorado collateralizes this debt.

   Scheduled maturities of long-term debt are as follows (in millions): 1999-- $5; 2000--$6; 2001--$6; 2002--$9; 2003--$9 and $2,611 thereafter.

(11) Employee Benefit Plans

   The Company adopted the recognition provisions of SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in 1998. Under SFAS No. 123, the fair value of an option (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting periods of the options in accordance with FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans"("FIN 28"). The recognition provisions of SFAS No. 123 are applied prospectively upon adoption. As a result, the recognition provisions are applied to all stock awards granted in the year of adoption and are not applied to awards granted in previous years unless those awards are modified or settled in cash after adoption of the recognition provisions.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The Company believes that the fair value method of accounting more appropriately reflects the substance of the transaction between an entity that issues stock options, or other stock-based instruments, and its employees and consultants; that is, an entity has granted something of value to an employee and consultants (the stock option or other instrument) generally in return for their continued employment and services. The Company believes that the value of the instrument granted to employees and consultants should be recognized in financial statements because nonrecognition implies that either the instruments have no value or that they are free to employees and consultants, neither of which is an accurate reflection of the substance of the transaction. Although the recognition of the value of the instruments results in compensation or professional expenses in an entity's financial statements, the expense differs from other compensation and professional expenses in that these charges will not be settled in cash, but rather, generally, through issuance of common stock.

   The Company believes that the adoption of SFAS No. 123 will result in material non-cash charges to operations in 1999 and thereafter. The amount of the non-cash charge will be dependent upon a number of factors, including the number of grants and the fair value of each grant estimated at the time of its award. On a pro forma basis, adopting SFAS No. 123 would not have had a material effect on the results of operations for the years ended December 27, 1997 and December 28, 1996.

Non-qualified Stock Options and Warrants

   In December 1997, stockholders approved amendments to the 1995 Level 3 Stock Plan ("the Plan"). The amended plan, among other things, increases the number of shares reserved for issuance upon the exercise of stock based awards to 70,000,000; increases the maximum number of options granted to any one participant to 10,000,000; provides for the acceleration of vesting in the event of a change in control; allows for the grant of stock based awards to directors of Level 3 and other persons providing services to Level 3; and allows for the grant of nonqualified stock options ("NQSO") with an exercise price less than the fair market value of Common Stock. In December 1997, Level 3 converted both option and stock appreciation rights plans of a subsidiary, to the Plan. This conversion resulted in the issuance of 7.4 million options to purchase Common Stock at $4.50 per share. Level 3 recognized an expense and a corresponding increase in equity as a result of the transaction. The increase in equity and the conversion of the stock appreciation rights liability to equity are reflected as option activity in the Statement of Changes in Stockholders' Equity. The options vest over three or five years with a five or ten year life.

   In addition to 7,466,247 NQSOs granted in 1998, 1,898,036 warrants were granted to third parties to acquire shares of Common Stock at exercise prices ranging from $18.50--$20.00 per share. The warrants vest quarterly through June 30, 2001.

   The expense recognized in accordance with SFAS No. 123 for NQSOs and warrants in 1998 was $6 million and $5 million, respectively. In addition to the expense recognized, the Company capitalized $2 million of non-cash compensation costs related to NQSOs for employees directly involved in the construction of the Internet Protocol network and the development of the business support systems.

   The fair value of NQSOs and warrants granted was calculated using the Black-Scholes method with a risk free interest rate of 5.5% and expected life of 75% of the total life of the NQSOs and warrants. The Company used an expected volatility rate of 25%, except for when the minimum volatility of .001% was used by the Company prior to becoming publicly traded in April 1998. The fair value of the NQSO and warrants granted in 1998, in accordance with SFAS No. 123 was $28 million.

   The Company exchanged approximately 700,000 options and 100,000 options, ranging in prices from $0.12 to $1.76 and primarily from $0.90 to $1.79 for the XCOM and GeoNet acquisitions, respectively.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Transactions involving stock options granted under the NQSO plan are summarized as follows:

                                                                     Weighted
                                                   Exercise Price    Average
                                         Shares      Per Share    Exercise Price
                                       ----------  -------------- --------------
Balance December 30, 1995.............  2,680,000  $         4.04     $4.04
  Options granted.....................  1,790,000            4.95      4.95
  Options cancelled...................    (30,000)           4.04      4.04
  Options exercised...................        --              --        --
                                       ----------  --------------     -----
Balance December 28, 1996.............  4,440,000  $4.04 --$ 4.95     $4.40
                                                   ==============     =====
  Options granted..................... 14,990,930  $ 4.50--$ 5.42     $4.96
  Options cancelled...................   (106,000)           4.95      4.95
  Options exercised................... (4,636,930)   4.04--  4.95      4.46
                                       ----------
Balance December 27, 1997............. 14,688,000  $ 4.04--$ 5.42     $4.95
                                                   ==============     =====
  Options granted.....................  7,466,247  $ 0.12--$41.25     $8.67
  Options cancelled...................   (668,849)   0.12-- 34.69      5.52
  Options exercised................... (2,506,079)   0.12-- 34.69      4.22
                                       ----------
Balance December 31, 1998............. 18,979,319  $ 0.12--$41.25     $6.50
                                       ==========  ==============     =====
Options exercisable
  December 28, 1996...................    530,000  $         4.04     $4.04
  December 27, 1997...................  2,590,538  $4.04--$  4.95     $4.35
  December 31, 1998...................  5,456,640  $0.12--$ 41.25     $4.67

   The weighted average remaining contractual life for the 18,979,319 options outstanding on December 31, 1998 is 8.47 years.

                         Options Outstanding              Options Exercisable
                 --------------------------------------  -----------------------
                               Weighted     Weighted
                   Number       Average      Average       Number      Weighted
   Range of      Outstanding   Remaining    Exercise     Exercisable   Average
   Exercise         as of        Life         Price         as of      Exercise
    Prices        12/31/98      (years)    Outstanding    12/31/98      Price
--------------   -----------   ---------   -----------   -----------   --------
$ 0.12--$ 0.12      187,036      9.04        $ 0.12          39,558     $ 0.12
  0.90--  0.90       34,764      6.26          0.90          21,230       0.90
  1.76--  1.79       78,010      8.50          1.77          19,060       1.79
  4.04--  5.43   12,965,014      8.51          5.04       5,331,448       4.71
  6.20--  8.50    4,875,600      9.06          6.98          45,100       6.82
 17.50-- 25.03      272,374      4.62         19.42             --         --
 26.80-- 39.13      500,521      4.48         31.37             244      34.69
 40.38-- 41.25       66,000      4.62         40.59             --         --
                 ----------                               ---------
                 18,979,319      8.47        $ 6.50       5,456,640     $ 4.67
                 ==========      ====        ======       =========     ======

Outperform Stock Option Plan

   In April 1998, the Company adopted an outperform stock option ("OSO") program that was designed so that the Company's stockholders would receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management's and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the Standard & Poor's

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

("S&P") 500 Index. Participants in the OSO program do not realize any value from awards unless the Common Stock price outperforms the S&P 500 Index. When the stock price gain is greater than the corresponding gain on the S&P 500 Index, the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which the Common Stock outperforms the S&P 500 Index. To the extent that the Common Stock outperforms the S&P 500, the value of OSOs to a holder may exceed the value of non-qualified stock options.

   OSO grants are made quarterly to participants employed on the date of the grant. Each award vests in equal quarterly installments over two years and has a four-year life. Each award has a two-year moratorium on exercising. Once a participant is 100% vested, the two year moratorium is lifted. Therefore, each grant has an exercise window of two years.

   The fair value and expense recognized under SFAS No. 123 for OSOs granted to employees and consultants for services performed in 1998 was $64 million and $24 million, respectively. In addition, $3 million was capitalized for employees directly involved in the construction of the Internet Protocol network and development of business support systems.

   The fair value of the options granted was calculated by applying the Black-Scholes method with an S&P 500 expected dividend yield rate of 1.8% and an expected life of 2.5 years. The Company used a blended volatility rate of 24% between the S&P 500 expected volatility rate of 16% and the Level 3 Common Stock expected volatility rate of 25%. The expected correlation factor of 0.4 was used to measure the movement of Level 3 stock relative to the S&P 500.

   Transactions involving stock awards granted in 1998 under the OSO plan are summarized below:

                                                                      Weighted
                                                                      Average
                                                        Option Price   Option
                                             Shares      Per Share     Price
                                            ---------  -------------- --------
Options granted............................ 2,139,075  $29.78--$37.13  $34.28
Options cancelled..........................   (46,562)  29.78-- 37.13   35.53
Options exercised..........................       --              --      --
                                            ---------  --------------  ------
  Balance December 31, 1998................ 2,092,513  $29.78--$37.13  $34.25
                                            =========  ==============  ======
Options vested but not exercisable as of
 December 31, 1998.........................   234,305  $29.78--$37.13  $34.85
                                            =========  ==============  ======

   The weighted average remaining contractual life for the 2,092,513 outperform options outstanding on December 31, 1998 is 3.6 years.

Restricted Stock

   In 1998, 177,183 shares of restricted stock were granted to employees. The restricted stock shares are granted to employees at no cost. The shares vest immediately; however, the employees are restricted from selling these shares for 3 years. The fair value of restricted stock of $6 million was calculated using the value of the Common Stock the day prior to the grant. The expense recognized in 1998 under SFAS No. 123 for restricted stock grants was $3 million.

   Shareworks--Level 3 has designed its compensation programs with particular emphasis on equity-based, long-term incentive programs. The Company has developed two plans under its Shareworks program: the Match Plan and the Grant Plan.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Match Plan--The Match Plan allows eligible employees to defer between 1% and 7% of their eligible compensation to purchase Common Stock at the average stock price for the quarter. Any full time employee is considered eligible on the first day of the calendar quarter after their hire. The Company matches the shares purchased by the employee on a one-for-one basis. Stock purchased with payroll deductions is fully vested. Stock purchased with the Company's matching contributions vests three years after the end of the quarter in which it was made.

   The Company's quarterly matching contribution is amortized over 36 months. In 1998, the Company's matching contribution was $2 million under the Match Plan. The compensation expense recognized in 1998 under this plan was less than $1 million.

   Grant Plan--The Grant Plan enables the Company to grant shares of Common Stock to eligible employees based upon a percentage of that employee's eligible salary up to a maximum of 3%. Level 3 employees on December 31 of each year, who are age 21 or older with a minimum of 1,000 hours credited service are considered eligible. The shares granted are valued at the fair market value as of the last business day of the calendar year. All prior and future grants vest immediately upon the employees' third anniversary of joining the Shareworks Plan.

   The annual grant is expensed in the year of the grant. Compensation expense recorded for the Shareworks Grant Plan for 1998 was approximately $1 million. In addition to the compensation expense recognized, the Company capitalized less than $1 million of non-cash compensation costs related to the Shareworks Plans for employees directly involved in the construction of the Internet Protocol network and the development of the business support systems.

401(k) Plan

   The Company and its subsidiaries offer its qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee was eligible to contribute, on a tax deferred basis, a portion of annual earnings not to exceed $10,000 in 1998. The Company does not match employee contributions and therefore does not incur any expense related to the 401(k) plan.

(12) Income Taxes

   An analysis of the income tax (provision) benefit attributable to earnings
(loss) from continuing operations before income taxes for the three years ended December 31, 1998 follows:

                                                            1998   1997   1996
                                                            -----  -----  -----
                                                               (dollars in
                                                                millions)
Current:
  U.S. federal............................................. $ (15) $ (54) $ (61)
  Foreign..................................................   --     --      (4)
  State....................................................   (10)    (1)    (6)
                                                            -----  -----  -----
                                                              (25)   (55)   (71)
Deferred:
  U.S. federal.............................................    50    103     67
  State....................................................   --     --       1
                                                            -----  -----  -----
                                                               50    103     68
                                                            -----  -----  -----
                                                            $  25  $  48  $  (3)
                                                            =====  =====  =====

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The United States and foreign components of earnings (loss) from continuing operations before income taxes follows:

                                                                1998   1997 1996
                                                               ------  ---- ----
                                                                 (dollars in
                                                                  millions)
United States................................................. $ (142) $ 35 $106
Foreign.......................................................    (11)  --     1
                                                               ------  ---- ----
                                                               $ (153) $ 35 $107
                                                               ======  ==== ====

   A reconciliation of the actual income tax (provision) benefit and the tax computed by applying the U.S. federal rate (35%) to the earnings (loss) from continuing operations, before income taxes for the three years ended December 31, 1998 follows:

                                                             1998  1997   1996
                                                             ----  -----  ----
                                                               (dollars in
                                                                millions)
Computed Tax at Statutory Rate.............................. $ 53  $ (12) $(37)
State Income Taxes..........................................   (7)    (1)   (3)
Write-off of In Process Research & Development..............  (11)   --    --
Coal Depletion..............................................    2      3     3
Goodwill Amortization.......................................   (5)   --     (3)
Tax Exempt Interest.........................................  --       2     2
Prior Year Tax Adjustments..................................  --      62    44
Compensation Expense Attributable to Options................  --      (7)  --
Taxes on Unutilized Losses of Foreign Operations............   (4)   --     (2)
Other.......................................................   (3)     1    (7)
                                                             ----  -----  ----
                                                             $ 25  $  48  $ (3)
                                                             ====  =====  ====

   During the two years ended December 27, 1997, the Company settled a number of disputed tax issues related to prior years that have been included in prior year tax adjustments.

   The components of the net deferred tax liabilities for the years ended December 31, 1998 and December 27, 1997 were as follows:

                                                                   1998   1997
                                                                  ------ ------
                                                                    (dollars
                                                                  in millions)
Deferred Tax Liabilities:
  Investments in securities...................................... $    2 $    7
  Investments in joint ventures..................................     27     33
  Asset bases--accumulated depreciation..........................     83     53
  Coal sales.....................................................     32     41
  Other..........................................................     20     16
                                                                  ------ ------
Total Deferred Tax Liabilities...................................    164    150

Deferred Tax Assets:
  Compensation--and related benefits.............................     35     25
  Investment in subsidiaries.....................................     14      8
  Provision for estimated expenses...............................     14      7
  Foreign and general business tax credits.......................    --       3
  Other..........................................................     13      9
                                                                  ------ ------
Total Deferred Tax Assets........................................     76     52
                                                                  ------ ------
Net Deferred Tax Liabilities..................................... $   88 $   98
                                                                  ====== ======

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

(13) Stockholders' Equity

   Issuances of Common Stock, for sales, conversions, option exercises and acquisitions, and repurchases of common shares for the three years ended December 31, 1998 are shown below. Prior to the Split-off, the Company was obligated to repurchase Class D shares from stockholders. The Level 3 Stock Plan permits option holders to tender shares to the Company to cover income taxes due on option exercises.

December 30, 1995.................................................. 230,249,740
  Shares Issued....................................................         --
  Shares Repurchased...............................................  (2,552,160)
  Issuances for Class C Stock Conversions..........................   4,104,850
                                                                    -----------
December 28, 1996.................................................. 231,802,430
  Shares Issued....................................................  21,589,100
  Shares Repurchased...............................................     (29,610)
  Issuances for Class C Stock Conversions..........................  13,035,430
  Option Activity..................................................   4,636,930
                                                                    -----------
December 27, 1997.................................................. 271,034,280
  Shares Issued....................................................   2,240,467
  Shares Repurchased...............................................     (30,506)
  Issuances for Class C Stock Conversions..........................  20,934,244
  Issuances for Class R Stock Conversions..........................   5,084,568
  Option Activity..................................................   2,506,079
  Shares Issued for Acquisitions...................................   6,105,574
                                                                    -----------
December 31, 1998.................................................. 307,874,706
                                                                    ===========

(14) Industry and Geographic Data

   In the fourth quarter of 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for disclosures about products and services and geographic areas. Operating segments are components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company's chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent strategic business units that offer different products and serve different markets.

   The Company's reportable segments include: communications and information services (including communications, computer outsourcing and systems integration segments), and coal mining. Other primarily includes CPTC, the C-TEC investments and other corporate investments and overhead not attributable to a specific segment.

   Industry and geographic data for the Company's discontinued construction and energy operations are not included.

   EBITDA, as defined by the Company, consists of earnings (loss) before interest, income taxes, depreciation, amortization, non-cash operating expenses (including stock-based compensation and

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES in-process research and development charges) and other non-operating income or expense. The Company excludes non-cash compensation due to its adoption of the expense recognition provisions of SFAS No. 123. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA is not intended to represent cash flow for the periods.

   In 1998, 1997, and 1996 Commonwealth Edison Company, a coal mining customer, accounted for 34%, 43%, and 23% of Level 3's revenues.

   Industry segment financial information follows. Certain prior year information has been reclassified to conform with the 1998 presentation.

                              Communications & Information Services
                         ------------------------------------------------
                                         Computer          Systems         Coal
                         Communications Outsourcing      Integration      Mining Other   Total
                         -------------- ----------- --------------------- ------ ------  ------
                                                    (dollars in millions)
1998
Revenue.................     $  24          $63             $ 57           $228  $   20  $  392
EBITDA..................      (139)          14              (23)            92     (44)   (100)
Identifiable Assets.....       999           59               42            429   3,996   5,525
Capital Expenditures....       818           25                4              2      61     910
Depreciation and
 Amortization...........        37            8                3              5      13      66

1997
Revenue.................     $ --           $50             $ 45           $222  $   15  $  332
EBITDA..................       --            13                1             88     (18)     84
Identifiable Assets.....       --            42               19            499     924   1,484
Capital Expenditures....       --             9                5              3       9      26
Depreciation and
 Amortization...........       --             6                2              5       7      20

1996
Revenue.................     $ --           $41             $  1           $234  $  376  $  652
EBITDA..................       --            12               (5)           103     101     211
Capital Expenditures....       --             8                3              2     104     117
Depreciation and
 Amortization...........       --             5                2              9     108     124

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following table presents a geographic breakout for revenue, EBITDA, and identifiable assets:

                         Communications & Information Services
                         --------------------------------------
                                         Computer     Systems    Coal
                         Communications Outsourcing Integration Mining Other   Total
                         -------------- ----------- ----------- ------ ------  ------
                                                (dollars in millions)
1998
Revenue:
  United States.........     $   23        $ 62        $ 56      $228  $   20  $  389
  Other.................          1           1           1       --      --        3
                             ------        ----        ----      ----  ------  ------
                             $   24        $ 63        $ 57      $228  $   20  $  392
                             ======        ====        ====      ====  ======  ======
EBITDA:
  United States.........     $ (128)       $ 14        $(23)     $ 92  $  (44) $  (89)
  Other.................        (11)        --          --        --      --      (11)
                             ------        ----        ----      ----  ------  ------
                             $ (139)       $ 14        $(23)     $ 92  $  (44) $ (100)
                             ======        ====        ====      ====  ======  ======
Identifiable Assets:
  United States.........     $  886        $ 59        $ 42      $429  $3,996  $5,412
  Other.................        113         --          --        --      --      113
                             ------        ----        ----      ----  ------  ------
                             $  999        $ 59        $ 42      $429  $3,996  $5,525
                             ======        ====        ====      ====  ======  ======
1997
Revenue:
  United States.........     $  --         $ 50        $ 45      $222  $   15  $  332
  Other.................        --          --          --        --      --      --
                             ------        ----        ----      ----  ------  ------
                             $  --         $ 50        $ 45      $222  $   15  $  332
                             ======        ====        ====      ====  ======  ======
EBITDA:
  United States.........     $  --         $ 13        $  1      $ 88  $  (18) $   84
  Other.................        --          --          --        --      --      --
                             ------        ----        ----      ----  ------  ------
                             $  --         $ 13        $  1      $ 88  $  (18) $   84
                             ======        ====        ====      ====  ======  ======
Identifiable Assets:
  United States.........     $  --         $ 42        $ 19      $499  $  924  $1,484
  Other.................        --          --          --        --      --      --
                             ------        ----        ----      ----  ------  ------
                             $  --         $ 42        $ 19      $499  $  924  $1,484
                             ======        ====        ====      ====  ======  ======
1996
Revenue:
  United States.........     $  --         $ 41        $  1      $234  $  376  $  652
  Other.................        --          --          --        --      --      --
                             ------        ----        ----      ----  ------  ------
                             $  --         $ 41        $  1      $234  $  376  $  652
                             ======        ====        ====      ====  ======  ======
EBITDA:
  United States.........     $  --         $ 12        $ (5)     $103  $  101  $  211
  Other.................        --          --          --        --      --      --
                             ------        ----        ----      ----  ------  ------
                             $  --         $ 12        $ (5)     $103  $  101  $  211
                             ======        ====        ====      ====  ======  ======

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following information provides a reconciliation of EBITDA to income from continuing operations for the three years ended December 31, 1998:

                                                    1998       1997      1996
                                                    -----  ------------- -----
                                                           (in millions)
EBITDA............................................. $(100)     $ 84      $ 211
Depreciation and Amortization Expense..............   (66)      (20)      (124)
Non-Cash Compensation Expense......................   (39)      (21)       --
Write-off of In Process Research and Development...   (30)      --         --
                                                    -----      ----      -----
  Earnings (Loss) from Operations..................  (235)       43         87
Other Income (Expense).............................    82        (8)        20
Income Tax Benefit (Provision).....................    25        48         (3)
                                                    -----      ----      -----
Income (Loss) from Continuing Operations........... $(128)     $ 83      $ 104
                                                    =====      ====      =====

(15) Commitments and Contingencies

   On March 23, 1998, the Company and Frontier Communications International, Inc. ("Frontier") entered into an agreement ("Frontier Agreement") enabling the Company to lease for a period of up to five years approximately 8,300 miles of network capacity on Frontier's new 13,000 mile fiber optic, Internet Protocol capable network, currently under construction. The leased network will initially connect 15 of the larger cities across the United States. While requiring an aggregate minimum payment of $165 million over its five-year term, the Frontier Agreement does not impose monthly minimum consumption requirements on the Company, allowing the Company to order, alter or terminate circuits as it deems appropriate. The Company recognized $4 million of operating expenses in the second half of 1998 as portions of the network became operational.

   On April 2, 1998, the Company announced it had reached a definitive agreement with Union Pacific Railroad Company ("Union Pacific") granting the Company rights-of-way along Union Pacific's rail routes for construction of the Company's North American intercity network. The Company expects that the Union Pacific agreement will satisfy substantially all of its anticipated right-of-way requirements west of the Mississippi River and approximately 50% of the right-of-way requirements for its North American intercity network. The agreement provides for initial fixed payments of up to $8 million to Union Pacific upon execution of the agreement and throughout the construction period, and recurring payments in the form of cash, communications capacity, and other communications services based on the number of conduits that are operational and certain construction obligations of the Company to provide fiber or conduit connections for Union Pacific at the Company's incremental cost of construction. In 1998, the Company recorded $9 million of payments made under this agreement in network construction-in-progress.

   On June 18, 1998, Level 3 selected Peter Kiewit Sons', Inc. ("Kiewit") to build the majority of its nearly 16,000 mile U.S. intercity communications network. The overall cost of the project is estimated at $2 billion. Construction of the network began in the third quarter of 1998 and is expected to be completed during the first quarter of 2001. The contract provides that Kiewit will be reimbursed for its costs relating to all direct and indirect project level costs. In addition, Kiewit will have the opportunity to earn an award fee that will be based on cost and speed of construction, quality, safety and program management. The award fee will be determined by Level 3's assessment of Kiewit's performance in each of these areas.

   On June 23, 1998, the Company signed a master easement agreement with Burlington Northern and Santa Fe Railway Company ("BNSF"). The agreement grants Level 3 right-of-way access to

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

BNSF rail routes in as many as 28 states, over which to build its network. Under the easement agreement, Level 3 will make annual payments to BNSF and provide communications capacity to BNSF for its internal requirements. The amount of the annual payments is dependent upon the number of conduits installed, the number of conduits with fiber, and the number of miles of conduit installed along BNSF's route.

   On July 20, 1998, Level 3 entered into a network construction cost-sharing agreement with INTERNEXT, LLC, a subsidiary of NEXTLINK Communications, Inc. valued at $700 million. The agreement provides for INTERNEXT to acquire the right to use conduits, fibers and certain associated facilities installed along the entire route of Level 3's nearly 16,000 mile intercity fiber optic network in the United States. INTERNEXT paid Level 3 $26 million in 1998 which was deferred and included in other liabilities as of December 31, 1998 and will pay the remaining balance as segments of the intercity network are completed. The Company will recognize income as the segments of the network are completed and accepted.

   The network as provided to INTERNEXT will not include the necessary electronics that allow the fiber to carry communications transmissions. INTERNEXT will be restricted from selling or leasing fiber to unaffiliated companies for four years following the date of the agreement. Also, under the terms of the agreement, INTERNEXT has the right to an additional conduit for its exclusive use and to share costs and capacity in certain future fiber cable installations in Level 3 conduits.

   On August 3, 1998, Level 3 and a group of other global telecommunications companies entered into an agreement to construct an undersea cable system connecting Japan and the United States by mid-year 2000. The parties to this agreement are investing in excess of $1 billion to build the network, of which Level 3 expects to contribute approximately $130 million. Each party will have joint responsibility for the cost of network oversight, maintenance and administration. The Company has recorded $24 million of costs associated with this project in network construction-in-progress at December 31, 1998.

   On October 14, 1998, Level 3 announced it signed an agreement with Global Crossing Ltd. ("Global") for trans-oceanic capacity on Global Crossing's fiber optic cable network. The agreement, covering 25 years and valued at approximately $108 million, will provide Level 3 with as-needed dedicated capacity across the Atlantic Ocean. Additionally, Level 3 will have the option of utilizing capacity on other segments of Global's worldwide network. In 1998, the Company recorded as network construction-in-progress, $32 million of costs associated with this agreement.

   On December 18, 1998 Level 3 announced an agreement with IXC Communications, Inc. ("IXC") to lease capacity on IXC's network. The dedicated network will enhance the Company's ability to offer a wide array of data and voice services to a greater number of customers in key U.S. markets. The arrangement is unique in that IXC will reserve the network for the exclusive use of Level 3, which expects to begin running traffic across the network beginning in Spring 1999. The Company paid IXC $40 million under this agreement in 1998 and recorded this amount in property, plant and equipment.

Operating Leases

   The Company is leasing rights of way, communications capacity and premises under various operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the lease. Certain leases provide for adjustments in lease cost based upon adjustments in the consumer price index and increases in the landlord's management costs. The lease agreements have various expiration dates through 2014.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   In addition to the items described above, future minimum payments for the next five years, under the non-cancelable operating leases with initial or remaining terms of one year or more, consist of the following at December 31, 1998 (in millions):

      1999................................................................. $ 35
      2000.................................................................   34
      2001.................................................................   31
      2002.................................................................   24
      2003.................................................................   24
      Thereafter...........................................................  182
                                                                            ----
                                                                            $330
                                                                            ====

   Rent expense under lease agreements was $18 million in 1998, $1 million in 1997 and $3 million in 1996.

(16) Related Party Transactions

   Peter Kiewit Sons', Inc. acted as the general contractor on several projects for the Company in 1998. These projects include the intercity network, local loops and gateway sites, the Company's new corporate headquarters in Colorado and a new data center in Tempe, Arizona. Kiewit provided approximately
$130 million of construction services related to these projects in 1998.

   In 1999, the Company entered into an agreement with RCN whereby RCN will lease cross country capacity on Level 3's nationwide network. Also in 1999, the Company and RCN announced that it had reached joint construction agreements in several RCN markets, through which the companies will share the cost of constructing their respective fiber optic networks.

   Level 3 also receives certain mine management services from Peter Kiewit Sons', Inc. The expense for these services was $34 million for 1998, $32 million for 1997, and $37 million for 1996, and is recorded in general and administrative expenses. The revenue earned by Peter Kiewit Sons', Inc. in 1997 and 1996 is included in discontinued operations.

(17) Other Matters

   Prior to the Split-off, as of January 1 of each year, holders of Class C Stock had the right to convert Class C Stock into Class D Stock, subject to certain conditions. In January 1998, holders of Class C Stock converted 2.3 million shares, with a redemption value of $122 million, into 21 million shares of Class D Stock (now known as Common Stock).

   The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. Management believes that any resulting liability for legal proceedings beyond that provided should not materially affect the Company's financial position, future results of operations or future cash flows.

   It is customary in Level 3's industries to use various financial instruments in the normal course of business. These instruments include items such as letters of credit. Letters of credit are conditional commitments issued on behalf of Level 3 in accordance with specified terms and conditions. As of December 31, 1998, Level 3 had outstanding letters of credit of approximately $22 million. The Company does not believe it is practicable to estimate the fair value of the letters of credit and does not believe exposure to loss is likely.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

(18) Subsequent Events

   On January 5, 1999 Level 3 acquired BusinessNet Limited, a leading London-based Internet service provider in a largely stock-for-stock transaction. The Company granted approximately 400,000 shares of Common Stock and paid $1 million in cash in exchange for BusinessNet's capital stock. The transaction was valued at approximately $18 million and will be accounted for as a purchase.

   Level 3 filed a "universal" shelf registration statement covering up to $3.5 billion of common stock, preferred stock, debt securities and depositary shares that became effective February 17, 1999. On March 9, 1999 the Company sold
28.75 million shares through a primary offering. The net proceeds from the offering of approximately $1.5 billion will be used for working capital, capital expenditures, acquisitions and other general corporate purposes in connection with the implementation of the Company's Business Plan.

   On February 25, 1999 the Board approved an increase in the number of authorized shares outstanding from 500 million to 1 billion. This is subject to approval of the shareholders which will be voted on at the Company's 1999 Annual Meeting.

(19) Unaudited Quarterly Financial Data

                           March          June            September           December
                         ------------ --------------   ------------------  ---------------
                          1998   1997  1998    1997     1998       1997      1998     1997
                         ------  ---- ------  ------   --------  --------  ---------  ----
                                              (in millions except per share data)
Revenue................. $   87  $ 80 $  103   $ 81    $ 106      $  81    $  96      $ 90
Earnings (Loss) from
 Operations.............     (9)   20    (41)    16      (52)        13     (133)       (6)
Net Earnings (Loss).....    926    35    (34)    56      (49)       (10)     (39)      167
Earnings (Loss) per
 Share (Basic and
 Diluted):
  Continuing
   Operations........... $ (.02) $.06 $ (.11)  $.06    $(.16)     $ .03    $(.13)     $.18
  Discontinued
   Operations Excluding
   Construction
   Operations...........   3.19   .02    --     .03      --        (.21)     --        .18
Net Earnings Excluding
 Construction
 Operations.............   3.17   .08   (.11)   .09     (.16)      (.18)    (.13)      .36
Net Earnings Excluding
 Gains On Split-Off of
 Construction Group.....   1.09   .08   (.11)   .09     (.16)      (.18)    (.13)      .36

   Earnings (loss) per share was calculated for each three-month period on a stand-alone basis. As a result of all the stock transactions, the sum of the earnings (loss) per share for the four quarters of each year may not equal the earnings (loss) per share for the twelve month periods.

   The earnings (loss) per share amounts above are those of Level 3 Common
Stock.

   On January 2, 1998 the Company completed the sale of its energy assets to MidAmerican, as discussed in Note 3, and recognized an after-tax gain on the disposition of $324 million.

   On March 31, 1998, as a result of the Split-off as discussed in Note 1, the Company recognized a gain of $608 million equal to the difference between the carrying value of the Construction Group and its fair value in accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue 96-4. No taxes were provided on this gain due to the tax-free nature of the Split-off. The Company reflected the fair value of the Construction Group as a distribution to the Class C stockholders.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   As described in Note 5, the Company reduced its charge for acquired in-process research and development related to its acquisition of XCOM, which was originally recorded in the second quarter of 1998, from $115 million to $30 million, and increased the related goodwill $85 million. The unaudited quarterly financial data above reflects that revision as if it occurred in the second quarter of 1998. As a result, the amounts presented above differ from those reported in the Company's 1998 Forms 10-Q for the second and third quarters. Loss from operations, net loss and losses per share as reported in the second quarter Form 10-Q were $123 million, $116 million and $0.39 per share, respectively, a change of $82 million, $82 million and $0.28 per share, respectively, from the information presented above due to the reduced charge for in-process research and development and an increase in goodwill amortization. Loss from operations, net loss and losses per share as reported in the third quarter Form 10-Q were $48 million, $45 million and $0.15 per share, respectively, a change of $4 million, $4 million and $0.01 per share, respectively, from the information presented above due to an increase in goodwill amortization.

Prospectus

                          Level 3 Communications, Inc.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock

                                 ------------

   We will provide specific terms of these securities and their offering prices in supplements to this prospectus.

   In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of depositary shares, these terms will include the fractional share of preferred stock represented by each depositary share. In the case of common stock, these terms will include the aggregate number of shares offered.

   We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,500,000,000.

   Our common stock is quoted on the Nasdaq National Market under the symbol LVLT. The closing price of our common stock on the Nasdaq National Market was $55.00 per share on February 16, 1999. None of the other securities are currently publicly traded.

   You should read this prospectus and any prospectus supplement carefully before you invest.

   See "Risk Factors" on page 1 for a discussion of matters that you should consider before investing in these securities.

                                 ------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




               The date of this prospectus is February 17, 1999.

                               Table of Contents

                                                                            Page
                                                                            ----
About This Prospectus......................................................   1
Where You Can Find More Information........................................   1
Risk Factors...............................................................   1
The Company................................................................   2
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends...........   2
Application of Proceeds....................................................   2
Description of Debt Securities.............................................   3
  General terms of debt securities.........................................   3
  Certificated securities..................................................   4
  Book-entry debt securities...............................................   4
  Merger...................................................................   5
  Events of default, notice and waiver.....................................   6
  Modification of the indentures...........................................   7
  Defeasance and covenant defeasance.......................................   9
  Senior debt securities...................................................  10
  Subordination of subordinated securities.................................  10
  Definition of senior indebtedness........................................  11
  Convertible debt securities..............................................  11
Description of Preferred Stock.............................................  12
  General..................................................................  12
  Dividends................................................................  13
  Redemption...............................................................  14
  Conversion or exchange rights............................................  15
  Rights upon liquidation..................................................  15
  Voting rights............................................................  16
Description of Depositary Shares...........................................  17
  General..................................................................  17
  Dividends and other distributions........................................  17
  Withdrawal of stock......................................................  17
  Redemption of depositary shares..........................................  18
  Voting the preferred stock...............................................  18
  Exchange of preferred stock..............................................  18
  Conversion of preferred stock............................................  19
  Amendment and termination of the deposit agreement.......................  19
  Charges of preferred stock depositary....................................  19
  Resignation and removal of depositary....................................  19
  Miscellaneous............................................................  19
Description of Common Stock................................................  20
Description of Outstanding Capital Stock...................................  20
  Common stock.............................................................  20
  Preferred stock..........................................................  21
  Anti-takeover provisions.................................................  21
Plan of Distribution.......................................................  22
  By agents................................................................  22
  By underwriters..........................................................  22
  To dealers...............................................................  22
  Direct sales.............................................................  22
  Delayed delivery contracts...............................................  22
  General information......................................................  23
Legal Matters..............................................................  23
Experts....................................................................  23

                             About This Prospectus

   This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,500,000,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the Nasdaq National Market, in Washington, D.C.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities.

  .  Annual report on Form 10-K/A for the fiscal year ended December 27, 1997

  . Quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998

  . Current reports on Form 8-K, filed June 9, 1998, September 1, 1998, October 1, 1998, October 5, 1998, December 2, 1998 and December 7, 1998 and on Form 8-K/A, filed April 30, 1998 and February 17, 1999

  .  Registration statements on Forms 8-A/A filed March 31, 1998 and June 10,
     1998

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

       Vice President, Investor Relations
       Level 3 Communications, Inc.
       1450 Infinite Drive
       Louisville, CO 80027
       303-926-3000

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  Risk Factors

   Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:
  . the risks described in our current report on Form 8-K/A filed with the SEC on February 17, 1999, which is incorporated by reference in this prospectus; and

  . any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.


                                  The Company

   We engage in the information services, communications and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. We are implementing our business plan by building an advanced communications network based on internet protocol technology.

   Since late 1997, we have substantially increased the emphasis we place on and the resources devoted to our communications and information services business. We intend to become a facilities-based provider of a broad range of integrated communications services. A facilities-based provider is one that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services. To reach this goal, we plan to expand substantially the business of our subsidiary PKS Information Services, Inc. and to create our communications network. We will create this network through a combination of construction, purchase and leasing of facilities and other assets. We are designing our network based on internet protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   Our network will combine both local and long distance networks and will connect customers end-to-end across the U.S. and in Europe and Asia. We expect to complete the U.S. intercity portion of the network during the first quarter of 2001. In the meantime, we have leased a national network over which we began to offer services in the third quarter of 1998. We intend to provide a full range of communications services--including local, long distance, international and internet services.

   Our principal executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131 and our telephone number is (402) 536-3677. We are constructing a new headquarters outside of Denver, Colorado, which we expect to begin occupying during the summer of 1999.

        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

   The ratio of earnings to fixed charges for each of the periods indicated is as follows:

     Nine Months Ended
       September 30,             Fiscal Year Ended
     ------------------      -------------------------
       1998      1997        1997 1996 1995 1994 1993
     ---------- -------      ---- ---- ---- ---- -----
       --          7.29      5.73 3.87  --   --  20.94

   For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of its former subsidiary, MFS Communications Company, Inc. We had deficiencies of earnings to fixed charges of $106 million for the nine months ended September 30, 1998, $32 million for 1995 and $42 million for 1994.

                            Application of Proceeds

   Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

                         Description of Debt Securities

   This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and IBJ Whitehall Bank & Trust Company, as trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called indentures.

   We have summarized selected provisions of the indentures below. The summary is not complete. We have also filed the forms of the indentures as exhibits to the registration statement. You should read the indentures for provisions that may be important to you before you buy any debt securities.

General terms of debt securities

   The debt securities issued under each indenture may be issued without limit as to aggregate principal amount, in one or more series. Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

   If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

   A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

  .  the title of the debt securities;

  .  any limit on the aggregate principal amount of the debt securities;

  . the purchase price of the debt securities, expressed as a percentage of the principal amount;

  . the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

  . if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

  . if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months;

  . the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

  . if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

  . the terms and conditions of any sinking fund or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

  . the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

  . whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

  . any additions or changes to the events of default in the respective indentures;

  . any additions or changes with respect to the other covenants in the respective indentures;

  . the terms and conditions, if any, upon which the debt securities may be convertible into common stock or preferred stock;

  . whether the debt securities will be issued in certificated or book-entry form;

  . whether the debt securities will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and multiples of $1,000;

  . the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

  . any other terms of the debt securities consistent with the provisions of the applicable indenture.

   Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

Certificated securities

   Except as otherwise stated in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities. We may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those debt securities.

Book-entry debt securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominee or their respective successors are permitted.

   Unless otherwise stated, The Depository Trust Company, New York, New York will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

   DTC has provided the following information to us. DTC is a:

  .  limited-purpose trust company organized under the New York Banking Law;

  .  a banking organization within the meaning of the New York Banking Law;

  .  a member of the U.S. Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant's accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

   Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

   Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary;

  . DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 90 days; or

  . we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Merger

   We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if:

  .  we are the continuing corporation; or

  . we are not the continuing corporation, the successor corporation, expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

  . neither we nor the successor corporation is in default immediately after the transaction under the applicable indenture.

Events of default, notice and waiver

   Senior indenture. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

  . default for 30 days in the payment of any interest on any debt security of that series;

  . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

  . default in making a sinking fund payment required for any debt security of that series;

  . default in the performance of any of our other covenants in the senior indenture that continues for 60 days after written notice, other than default in a covenant included in the senior indenture solely for the benefit of another series of senior debt securities;

  . the acceleration of the maturity of more than $25,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

  . certain events of bankruptcy, insolvency or reorganization of us or our property; and

  . any other event of default provided with respect to a particular series of debt securities.

   The senior trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the senior trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of senior debt securities occurs and is continuing, the senior trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

   Holders of a majority in principal amount of any series of outstanding senior debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of senior debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the senior trustee a statement, signed by specified of our officers, stating whether those officers have knowledge of any default under the senior indenture.

   Except with respect to its duties in case of default, the senior trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding senior debt securities, unless those holders have offered the senior trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the senior indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the senior trustee, or the exercising of any of the senior trustee's trusts or powers.

   Subordinated indenture. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

  . default for 30 days in the payment of any interest on any debt security of that series;

  . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

  . default in making a sinking fund payment required for any debt security of that series;

  . any default in the performance of any of our other covenants in the subordinated indenture that continues for 60 days after written notice, other than default in a covenant included in the subordinated indenture solely for the benefit of another series of subordinated debt securities;

  . the acceleration of more than $25,000,000, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

  . certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

  . any other event of default provided with respect to a particular series of debt securities.

   The subordinated trustee generally may withhold notice to the holders of any series of subordinated debt securities of any default with respect to that series if it considers the withholding to be in the interest of the holders. However, the subordinated trustee may not withhold notice of any default in the payment of the principal of or premium, if any or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of subordinated debt securities occurs and is continuing, the subordinated trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default with respect to debt securities of that series have been cured or waived. Holders of a majority in principal amount of any series of the outstanding subordinated debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of subordinated debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the subordinated trustee a statement, signed by specified officers of us, stating whether such officers have knowledge of any default under the subordinated indenture.

   Except with respect to its duties in case of default, the subordinated trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding subordinated debt securities, unless those holders have offered the subordinated trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the subordinated indenture, the holders of a majority in principal amount of any series of the outstanding subordinated debt securities may direct any proceeding for any remedy available to the subordinated trustee, or the exercising of any of the subordinated trustee's trusts or powers.

Modification of the indentures

   Senior indenture. Modifications and amendments of the senior indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the senior indenture which are affected by the modification or amendment.

However, the holder of each affected senior debt security must consent to any modification or amendment of the senior indenture that:

  . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

  . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  . adversely affects any right of repayment of the holder of that debt security;

  . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that debt security; or

  . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the senior indenture or to waive compliance with some of its provisions or defaults and their consequences.

   We and the senior trustee may amend the senior indenture without the consent of the holders of any senior debt securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the senior indenture;

  .  to secure the securities; and

  . to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be inconsistent with any other provision of the senior indenture.

   Subordinated indenture. Modifications and amendments to the subordinated indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the subordinated indenture which are affected by the modification or amendment. However, the holder of each affected subordinated debt security must consent to any modification or amendment of the subordinated indenture that:

  . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

  . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  . adversely affects any right of the repayment of the holder of that debt security;

  . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that debt security;

  . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the subordinated indenture or to waive compliance with some of its provisions or defaults and their consequences; or

  . subordinates the indebtedness evidenced by that debt security to any of our indebtedness other than senior indebtedness.

   We and the subordinated trustee also may amend the subordinated indenture without the consent of the holders of any subordinated securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the subordinated indenture;

  .  to secure the securities; and

  . to cure any ambiguity, to correct or supplement any provision in the subordinated indenture which may be inconsistent with any other provision of the subordinated indenture.

Defeasance and covenant defeasance

   When we establish a series of debt securities, we may provide that that series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

  . to defease and be discharged from, subject to some limitations, all of our obligations with respect to those debt securities; or

  . to be released from our obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

   To effect that defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

   On such a defeasance, we will not be released from obligations:

  .  to pay additional amounts, if any, upon the occurrence of some events;

  .  to register the transfer or exchange of those debt securities;

  .  to replace some of those debt securities;

  .  to maintain an office relating to those debt securities;

  .  to hold moneys for payment in trust will not be discharged.

   To establish such a trust we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

  . will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

  . will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

   Government obligations mean generally securities which are:

  . direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

  . obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

     In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

   If we effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Senior debt securities

   Senior debt securities are to be issued under the senior indenture. Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness. All subordinated debt, including, but not limited to, all subordinated securities, will be subordinated to the senior debt securities and other senior indebtedness.

Subordination of subordinated securities

   Subordinated indenture. Payments on the subordinated securities will be subordinated to our senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. At September 30, 1998, after giving pro forma effect to our issuance on December 2, 1998 of 10 1/2% senior discount notes due 2008, our aggregate senior indebtedness was approximately $2,646,000,000. The applicable prospectus supplement for each issuance of subordinated securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated securities.

   Ranking. No class of subordinated securities is subordinated to any other class of subordinated debt securities. See "Subordination provisions" below.

   Subordination provisions. If any of certain specified events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated securities. These events are:

  . any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under "Merger";

  . the occurrence and continuation of a payment default on any senior indebtedness; or

  . a declaration of the principal of any series of the subordinated securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

   However, if the event is the acceleration of any series of subordinated securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated securities.

   As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated securities in the event of insolvency.

Definition of senior indebtedness

   Senior indebtedness means the following indebtedness or obligations:

  . the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

  .  purchase money and similar obligations;

  .  obligations under capital leases;

  . guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

  .  renewals, extensions and refunding of that indebtedness;

  . interest or obligations in respect of the indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  .  obligations associated with derivative products.

   However, indebtedness or obligations are not senior indebtedness if the instrument by which we become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other of our indebtedness or obligations.

Convertible debt securities

   Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities that will be convertible into common stock or preferred stock.

   Conversion. The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of common stock or preferred stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder's exercise of that option.

   In certain events, the conversion price or rate will be subject to adjustment as specified in the applicable indenture. For debt securities convertible into common stock, those events include:

  .  the issuance of shares of common stock as a dividend;

  .  subdivisions and combinations of common stock;

  . the issuance to all holders of common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

  .  the distribution to all holders of common stock of:

    (1) shares of our capital stock, other than common stock;

    (2) evidences of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

    (3) subscription rights or warrants other than those referred to above.

   No adjustment of the conversion price or rate will be required in any of these cases unless an adjustment would require a cumulative increase or decrease of at least 1% in that price or rate. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, convertible debt securities convertible into common stock surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount equal to the interest payment on the surrendered convertible debt security. However, that payment does not have to accompany convertible debt securities surrendered for conversion if those convertible debt securities have been called for redemption during that period.

   The adjustment provisions for debt securities convertible into shares of preferred stock will be determined at the time of an issuance of debt securities and will be described in the applicable prospectus supplement.

                         Description of Preferred Stock

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

   We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our restated certificate of incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the SEC for additional information before you buy any preferred stock.

General

   Our restated certificate of incorporation and Delaware General Corporation Law give our board of directors the authority, without further stockholder action, to issue a maximum of 10,000,000 shares of preferred stock. The board of directors has the authority to fix the following terms with respect to shares of any series of preferred stock:

  .  the designation of the series;

  .  the number of shares to comprise the series;

  . the dividend rate or rates payable with respect to the shares of the series;

  . the redemption price or prices, if any, and the terms and conditions of any redemption;

  .  the voting rights;

  . any sinking fund provisions for the redemption or purchase of the shares of the series;

  . the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

  . any other relative rights, preferences and limitations pertaining to the series.

   The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

  . the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

  .  the initial public offering price at which the shares will be issued;

  . the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

  .  any redemption or sinking fund provisions;

  .  any conversion or exchange provisions;

  . the procedures for any auction and remarketing, if any, of that series of preferred stock;

  . whether interests in that series of preferred stock will be represented by our depositary shares; and

  . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

   When we issue shares of preferred stock against payment for the shares, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares. Holders of preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue.

   Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ours upon its liquidation or recapitalization will be subject to the prior claims of its creditors and preferred stockholders. We will not be structurally subordinated to the extent we are a creditor with recognized claims against the subsidiary or are a holder of preferred stock of the subsidiary.

Dividends

   The holders of the preferred stock will be entitled to receive dividends, if declared by our board of directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

   The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

   Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

  . we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to the preferred stock as to dividends; in other words, the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

  . other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

  . we will not redeem, purchase or otherwise acquire or set aside money for a sinking fund for any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

   We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

   Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

   If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide for its automatic conversion upon the occurrence of certain events. These events include if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due.

   If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We may redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by our board of directors.

   Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

  . we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

  . we will not purchase or otherwise acquire any preferred stock of that series.

   The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

   Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

  .  the redemption date;

  . the number of shares and the series of the preferred stock to be redeemed;

  .  the redemption price;

  . the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

  . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  .  the date when the holders' conversion rights, if any, will terminate.

   If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

   If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  . the dividends on the preferred stock called for redemption will no longer accrue;

  .  such shares will no longer be considered outstanding; and

  . the holders will no longer have any rights as stockholders except to receive the redemption price.

   When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

Conversion or exchange rights

   The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Rights upon liquidation

   Unless the applicable prospectus supplement states otherwise, if we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

  . liquidation distributions in the amount stated in the applicable prospectus supplement; and

  .  all accrued and unpaid dividends whether or not earned or declared.

   We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our assets available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

   If we liquidate, dissolve or wind up our business and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series as to liquidating distributions are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to liquidating distributions. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

   After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting rights

   Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

   If we fail to pay dividends on any shares of preferred stock for six consecutive quarterly periods, the holders of those shares of preferred stock, voting separately as a class with all other series of preferred stock upon which the same voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to the board of directors. This may be done at a special meeting called by the holders of record of at least 10% of those shares of preferred stock or the next annual meeting of stockholders and at each subsequent meeting until:

  . in the case of a series of preferred stock with cumulative dividends, all dividends accumulated on that series of preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment; or

  . in the case of a series of noncumulative preferred stock, four consecutive quarterly dividends on that series of noncumulative preferred stock have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment.

   In this case, the entire board of directors will be increased by two directors.

   So long as any shares of preferred stock remain outstanding, unless we receive the consent of the holders of any outstanding series of preferred stock as specified below, we will not:

  . authorize, issue or increase the authorized amount of, any capital stock ranking prior to the outstanding series of preferred stock as to dividends or liquidating distributions;

  . reclassify any capital stock into any shares with this kind of prior ranking;

  . authorize or issue any obligation or security that represents the right to purchase any capital stock with this kind of prior ranking; or

  . amend or alter the provisions of our restated certificate of incorporation, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

   This consent must be given by the holders of at least two-thirds of each series of all outstanding preferred stock described in the preceding sentence, voting separately as a class. We will not be required to obtain this consent with respect to the actions relating to changes to our restated certificate of incorporation, however, if we only:

  . increase the amount of the authorized preferred stock or any outstanding series of preferred stock or any of our other capital stock; or

  . create and issue another series of preferred stock or any other capital stock; and

  . in either case, this preferred stock ranks equal with or junior to the outstanding preferred stock as to dividends and liquidating distributions.

                        Description of Depositary Shares

   This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

   We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we have filed with the SEC for additional information before you buy any depositary shares that represent preferred stock of that series.

General

   We may issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf.

Dividends and other distributions

   The preferred stock depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary receipts owned by those holders.

   If there is a distribution other than in cash, the preferred stock depositary will distribute property it receives to the entitled record holders of depositary receipts. However, if the preferred stock depositary determines that it is not feasible to make that distribution, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from this sale to the holders of depositary shares.

Withdrawal of stock

   If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the preferred stock depositary, the holder will be entitled to receive the number of shares of the preferred stock and any money or other property represented by those depositary shares. However, the holder will not be entitled to receive these shares and related assets if the related depositary shares have previously been called for redemption or converted or exchanged into other securities of our company. Holders of depositary receipts will be entitled to receive whole or fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will issue the holder a new depositary receipt evidencing this excess number of depositary shares at the same time.

Redemption of depositary shares

   Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of that redemption date the number of depositary shares representing shares of the preferred stock so redeemed. However, we must have paid in full the redemption price of the preferred stock to be redeemed plus any accrued and unpaid dividends on the preferred stock to the preferred stock depositary.

   The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary pro rata or by lot or another equitable method. In each case, we will determine the method for selecting the depositary shares.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of the related depositary receipts will cease, except the right to receive money or other property that the holders of the depositary receipts were entitled to receive upon such redemption. These payments will be made when the holders surrender their depositary receipts to the preferred stock depositary.

Voting the preferred stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the preferred stock depositary as to how the preferred stock underlying the holder's depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock.

   The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares according to these instructions. We will agree to take all reasonable action deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote the preferred stock in that manner. The preferred stock depositary will not vote shares of preferred stock for which it does not receive specific instructions from the holders of depositary shares representing that preferred stock. The preferred stock depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Exchange of preferred stock

   Whenever we exchange all of the shares of preferred stock held by the preferred stock depositary for debt securities or common stock, the preferred stock depositary will exchange as of that exchange date all depositary shares representing all of the shares of the preferred stock exchanged for debt securities or common stock. However, we must have issued and deposited with the preferred stock depositary debt securities or common stock for all of the shares of the preferred stock to be exchanged.

   The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by such depositary shares, including all accrued and unpaid dividends on the shares of preferred stock.

Conversion of preferred stock

   The depositary shares, as such, are not convertible or exchangeable into common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares. We have agreed that upon receipt of these instructions and any related amounts payable we will cause the requested conversion or exchange. If the depositary shares are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and termination of the deposit agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock requires the approval of the holders of at least two thirds of the depositary shares then outstanding.

   We may terminate the deposit agreement upon not less than 60 days' notice if holders of a majority of the depository shares then outstanding consent. If we terminate the deposit agreement, the preferred stock depositary will deliver or make available to each holder of depositary receipts that surrenders the depositary receipts it holds, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by these depositary receipts.

   In addition, the deposit agreement will automatically terminate if:

  .  all outstanding depositary shares are redeemed, converted or exchanged;
     or

  . there is a final distribution in respect of the related preferred stock in connection with any liquidation of our business and the distribution has been distributed to the holders of the related depositary receipts.

Charges of preferred stock depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and removal of depositary

   The preferred stock depositary may resign at any time by delivering notice to us. We also may remove the preferred stock depositary at any time. Resignations or removals will take effect upon the appointment of a successor preferred stock depositary. This successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

   Neither we nor the preferred stock depositary will be liable if it is prevented or delayed, by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the preferred stock depositary's obligations under the deposit agreement will be limited to performance in good faith and without negligence or willful misconduct of the duties described in the deposit agreement. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and authorized to this information and on documents believed to be genuine.

   If the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on the claims, requests or instructions received from us.

                          Description of Common Stock

   We may issue, either separately or together with other securities, shares of our common stock. Under our restated certificate of incorporation, we are authorized to issue up to 500,000,000 shares of our common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Outstanding Capital Stock" below.

                    Description of Outstanding Capital Stock

   We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our restated certificate of incorporation, our by-laws and the certificate of designation relating to the Series A preferred stock as exhibits to our annual report on Form 10-K. You should read our restated certificate of incorporation and our by-laws and the certificate of designation relating to the Series A preferred stock for additional information before you purchase any of our capital stock.


   As of January 1, 1999, our authorized capital stock was 518,500,000 shares. Those shares consisted of:

  .  500,000,000 shares of common stock, par value $.01 per share;

  .  10,000,000 shares of preferred stock, par value $.01 per share; and

  . 8,500,000 shares of Class R convertible common stock, par value $.01 per share.

As of January 1, 1999 there were 307,868,632 shares of common stock, no shares of preferred stock and no shares of Class R convertible common stock outstanding.

Common stock

   Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

   The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

   The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

Preferred stock

   The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The board of directors has designated 500,000 shares of Series A junior participating preferred stock. Series A junior participating preferred stock will be issued in units consisting of one one-thousandth of a share of Series A junior participating preferred stock. Series A junior participating preferred stock is on a parity with the common stock with respect to dividends and to other distributions, including the distribution of assets on liquidation. Quarterly dividends per unit equal the amount of the quarterly dividend paid per share of common stock, when, as and if declared by the board of directors. The holders of units are entitled to one vote per unit, voting together with the common stock on all matters submitted to the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-takeover provisions

   We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

  .  a classified board of directors;

  .  a prohibition on our stockholders taking action by written consent;

  . the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

  . the requirement of the affirmative vote of at least 66-2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws.

   The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors. In addition to these provisions, the board of directors has adopted a stockholder's rights plan, under which rights were distributed in a dividend. These rights entitle the holder to acquire units of Series A junior participating preferred stock, which is exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the common stock.

                             Plan of Distribution

   We may sell the offered securities as follows:

   .  through agents;

   .  through underwriters;

   .  to dealers; or

   .  directly to one or more purchasers.

By agents

   Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

By underwriters

   If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To dealers

   If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct sales

   We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

Delayed delivery contracts

   We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  . that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

  . that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General information

   Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

   The place and time of delivery of the offered securities will be described in the prospectus supplement.

                                 Legal Matters

   Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    Experts

   The following financial statement, incorporated by reference in this registration statement, have been incorporated in this registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing:

  . the consolidated financial statements of Level 3 Communications, Inc. as of December 27, 1997 and December 31, 1996 and for the three years ended December 27, 1997;

  . the consolidated financial statements of RCN Corporation and Subsidiaries as of December 31, 1997 and 1996 and for the three years ended December 31, 1997;

  . the financial statements of Kiewit Construction & Mining Group, a business group of Peter Kiewit Sons', Inc., as of December 27, 1997 and December 31, 1996 and for the three years ended December 27, 1997; and

  . the financial statements of Diversified Group, a business group of Peter Kiewit Sons', Inc., as of December 27, 1997 and December 31, 1996 and for the three years ended December 27, 1997.

      [ARTWORK APPEARING ON INSIDE BACK COVER OF PROSPECTUS SUPPLEMENT]

  LEVEL 3 NETWORK

Level 3 Communications is building the first international end-to-end communications network based entirely on Internet Protocol (IP) technology. To implement this new technology, Level 3 plans to have local networks in 56 cities across the United States and 23 international cities, all interconnected by intercity networks.

            [MAP SHOWING LEVEL 3 NETWORK PLANNED OR IN DEVELOPMENT]

                              UPGRADEABLE NETWORK

                  [PICTURES SHOWING INSTALLATION OF CONDUITS]

                 [DIAGRAM SHOWING MULTIPLE CONDUITS IN PLACE]

Level 3 is installing multiple conduits 42" below ground in its continuously upgradeable network. Ten to twelve 1 1/4" conduits are grouped together. Fiber will initially be drawn through only one of the conduits, leaving the others for future expansion as technology changes, to meet customer demand and to provide Level 3 the flexibility to offer conduit to others.

                               [LOGO OF LEVEL 3]

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                                ---------------
                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                         Page
                                                                         -----
Prospectus Supplement Summary...........................................   S-2
Risk Factors............................................................  S-11
Information Regarding Forward-Looking Statements........................  S-21
Use of Proceeds.........................................................  S-22
Common Stock Price Range and
 Dividends..............................................................  S-22
Capitalization..........................................................  S-23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................  S-24
Industry Overview.......................................................  S-43
Business................................................................  S-49
Management..............................................................  S-71
Security Ownership of Certain Beneficial Owners and Management..........  S-75
Certain Transactions and
 Relationships..........................................................  S-76
Description of Other Indebtedness of Level 3............................  S-78
Description of Notes....................................................  S-81
Certain United States Tax
 Considerations.........................................................  S-97
Underwriting............................................................ S-104
Legal Matters........................................................... S-106
Experts................................................................. S-106
Glossary of Terms....................................................... S-107
Index to Financial Statements...........................................   F-1

                                   Prospectus

About This Prospectus...................................................     1
Where You Can Find More Information.....................................     1
Risk Factors............................................................     1
The Company.............................................................     2
Ratio of Earnings to Fixed Charges and
 Preferred Stock Dividends..............................................     2
Application of Proceeds.................................................     2
Description of Debt Securities..........................................     3
Description of Preferred Stock..........................................    12
Description of Depositary Shares........................................    17
Description of Common Stock.............................................    20
Description of Outstanding Capital Stock................................    20
Plan of Distribution....................................................    22
Legal Matters...........................................................    23
Experts.................................................................    23

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                                  $750,000,000

                          Level 3 Communications, Inc.

                                 % Convertible
                               Subordinated Notes
                                    due 2009


                                ---------------

                         [LEVEL(3) LOGO APPEARS HERE]

                                ---------------

                              Goldman, Sachs & Co.
                              Salomon Smith Barney
                             Chase Securities Inc.
                           Credit Suisse First Boston
                               J.P. Morgan & Co.
                           Morgan Stanley Dean Witter


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